Exhibit 99.1

OFFERING MEMORANDUM SUMMARY

This summary contains select information about FTI Consulting, Inc. It likely does not contain all the information that is important to you. You should read the entire offering memorandum, including the consolidated financial statements and related notes thereto, before making an investment decision. Except in the context of historical financial data, or as otherwise indicated herein, or as the context may otherwise require, references to “FTI,” “we,” “us,” “our,” “Company” and similar terms refer to FTI Consulting, Inc., a Maryland corporation, and its subsidiaries after giving effect to the Transactions described in this offering memorandum. The term “FD” refers to FD International (Holdings) Limited and its subsidiaries. FTI, through its wholly owned subsidiary, intends to acquire FD and its strategic communications consultancy business in a transaction structured as an offer to acquire the entire issued share capital of FD, and the preferred finance securities of FD International 2 Limited from the holders of such securities. References to “pro forma” financials include the effects of the Transactions, defined below. The term “LTM Period” refers to the last twelve months ending June 30, 2006. Various financial terms, including “EBITDA” and “Adjusted EBITDA,” have the meanings set forth under “Summary Consolidated Financial Data and Other Operating Information.”

Our Company

FTI Consulting, Inc. is a leading provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms. Our experienced teams of professionals, many of whom are widely recognized as experts in their respective fields, provide high-caliber consulting services to a broad range of clients. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs. During 2005, we staffed large and complex assignments for our clients, which include 97 of the top 100 U.S. law firms, 9 of the 10 largest U.S. bank holding companies and 66 corporate clients in the Fortune 100.

Our professionals have experience providing testimony in many areas, including: fraud, damages, lost profits, valuation, anti-trust and anti-competition, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. We have strong capabilities in highly specialized industries, including telecommunications, healthcare, transportation, utilities, chemicals, energy, commercial and investment banking, pharmaceuticals, tobacco, retail and information technology. As of June 30, 2006, we had 1,124 revenue-generating professionals across 25 U.S. cities, as well as the U.K., Singapore, China, Japan, Hong Kong and Australia.

As of September 11, 2006, FTI received irrevocable commitments for approximately 75% of the entire issued share capital of FD, and all of the preferred finance securities of FD International 2 Limited from the holders of such securities and, through its wholly-owned subsidiary, commenced an offer to purchase the balance of the securities not irrevocably committed (such transactions are collectively referred to herein as the “Acquisition”). FTI is offering aggregate consideration of £137.0 million ($258.9 million at an assumed exchange rate of $1.89/£1) for such holder’s shares and preferred finance securities, excluding an earnout based on future financial performance of FD up to a maximum aggregate amount of £42.5 million over a period of six years ($80.3 million at an assumed exchange rate of $1.89/£1). Based in London, we believe FD is a world leading provider of strategic business and financial communications consulting services for major international corporations, with revenues and EBITDA for the LTM Period of $105.8 million and $22.7 million, respectively.

FD has a leading position in its core service offerings and a successful track record. Distinct from other strategic communications consultancies, FD has developed a unique, integrated offering that incorporates a broad scope of services, diverse sector coverage and global reach. This allows FD to advise clients from almost every major business center in the world on strategic communications issues. In addition, FD has won numerous accolades in recent years, including the 2005 European Financial Consultancy of the Year award.

The Acquisition is consistent with our strategy as it drives growth for our business and provides substantial cross-selling opportunities. FD diversifies our business into a new consulting area where we will have a leading market share. We already have the largest restructuring practice and one of the largest economic consulting and forensic/litigation practices in the U.S. and will now also have the largest strategic communications practice in the world. As we continue to expand globally, FD’s relationships will be very significant for our other practice areas. Similarly, while successful, FD currently has a relatively narrow penetration into the U.S. corporate market which we believe will be a key area for future growth as we leverage our existing U.S. clients.

With the Acquisition of FD, we achieve an important strategic objective of further expanding internationally. FD brings approximately 450 employees in Western Europe, the U.S., Asia, the Middle East and Russia and a roster of over 750 global clients many of which are leading blue-chip companies. The Acquisition will also contribute to our cross-border execution capabilities and establish a stronger U.K. presence, in a region where, historically, our start-up expenses have been a burden to financial performance.

We believe that the Acquisition will diversify our client base, create a strong international presence, increase the experience and breadth of our management team and bring more value-added services to our clients.

For the LTM Period, on a pro forma basis, we generated revenues and Adjusted EBITDA of $733.9 million and $174.7 million, respectively. Adjusted EBITDA percentages by segment are before allocation of $37.8 million of corporate overhead expenses. The contributions by segments are shown below:

LTM Period Revenues By Segment	LTM Period Adjusted EBITDA by Segment

Segment Overview

Upon the Acquisition of FD, we will operate through five business segments, listed below.

Forensic/Litigation Consulting

We are a leading provider of forensic/litigation consulting services in the U.S. This practice provides an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We also provide asset tracing and fraud investigation services. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data.

As of June 30, 2006, we had 340 revenue-generating professionals in our forensic/litigation consulting segment.

Corporate Finance/Restructuring Consulting

We believe we are the largest corporate finance/restructuring consulting practice in the U.S. Our corporate finance/restructuring practice provides turnaround, performance improvement,

lending solutions, financial and operational restructuring, restructuring advisory, mergers and acquisitions, transaction advisory and interim management services. We analyze, recommend and implement strategic alternatives for our corporate finance/restructuring clients, offering services such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term enterprise viability and business strategy consulting. We assist underperforming companies as they make decisions to improve their financial condition and operations. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Through FTI Palladium Partners, we help financially distressed companies implement their plans by providing interim management teams.

As of June 30, 2006, we had 342 revenue-generating professionals in our corporate finance/restructuring practice.

Economic Consulting

We are a leading provider of economic consulting services in the U.S. and deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Our economic consultancy business segment includes the Lexecon and Compass practices, both highly respected brands in the economic consulting industry. Within our economic consulting practice, we provide our clients with analyses of complex economic issues for use in legal and regulatory proceedings, strategic decision-making and public policy debates. We are also in the business of advising on developing and implementing concrete strategies for driving revenue growth and profitability. Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation, healthcare and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, valuations, merger effects, intellectual property disputes in antitrust cases, regulatory proceedings and valuations.

As of June 30, 2006, we had 214 revenue-generating professionals in our economic consulting segment.

Technology Practice

In January 2006, we announced the creation of a separate technology segment. This segment consists of our electronic evidence and e-discovery practice group, the complex litigation data analysis practice group, the software development group and our application services provider and documents analytics business. Our repository services offer clients a secure extranet and web-hosting service for critical information. Previously, our technology practice was operated as part of our forensic/litigation consulting segment.

As of June 30, 2006, we had 228 revenue-generating professionals in our technology segment.

Strategic Communications Consulting (currently operating as FD)

FD currently operates through four practices comprising financial communications, brand communications, public affairs and issues management, and business consulting.

The financial communications practice is involved with the event-driven capital markets. Its communications service offerings include strategic boardroom advice, financial calendar support, mergers and acquisitions transactions, investor relations, financial and business media relations, capital market intelligence, initial public offerings, debt markets, corporate restructuring, proxy solicitation, corporate governance, corporate social responsibility advice and regulatory communications.

The brand communications practice provides creative services to build consumer and business-to-business brands. Its communication service offerings include strategic marketing advice, business-to-business marketing consultancy, media relations, brand consultancy and repositioning, qualitative and quantitative research, sponsorship consultancy, thought leadership consultancy, launch and event management, strategy and event management and consumer communications.

The public affairs and issues management practice helps to shape messages to policymakers and respond to crisis situations. The services of public affairs include political intelligence, policy formation, political and media campaigns, third party and coalition mobilization, state aid, monopoly and anti-trust regulatory affairs. The services of issues management include business continuity planning, crisis communications planning, crisis handling, media relations, reputation rehabilitation and simulation exercises.

The business consulting practice has dedicated teams providing strategic advice and solving business problems by utilizing world-class research and methodologies. The consulting services offered include corporate strategy, growth strategy, cost management, mergers and acquisitions, organization, performance improvement, private equity and revenue enhancement.

FD currently has 382 revenue-generating professionals.

Industry Overview

We compete in the global consulting services industry, focusing on providing forensic/litigation, corporate finance/restructuring, economic, technology and strategic communications consulting services. There are a number of factors that drive demand for our services:

•	Increasing Need for Independent Expertise. We believe that as a result of increased public scrutiny, regulatory complexity and litigation, businesses and their creditors will increasingly engage consulting firms to provide objective and independent expertise. This is particularly true in highly complex and sophisticated areas such as restructurings, bankruptcies, economic consulting, forensic accounting and high-stakes regulatory and legal proceedings. The emerging trend toward hiring consulting firms unaffiliated with company auditors represents a fundamental shift in the demand for our services and has increased the size of our overall practices.

•

Regulatory Complexity, Public Scrutiny and Increased Litigation.    We believe that heightened focus on corporate mismanagement, fraud-related investigations, ongoing regulatory activity such as SEC rulemaking, corporate governance scrutiny and increasing complexity in financial reporting requirements, including requirements under the Sarbanes-Oxley Act of 2002, drive demand for our services. In addition, we believe that increasing litigation costs require businesses to focus on better managing risks and the litigation process, particularly in large, complex, multi-jurisdiction cases and mass tort claims, which increases the demand for our technology practice services.

•	Strong Economy and Growing Merger and Acquisition Activity. We believe that the overall strength of the economy and the growth in merger and acquisition activity are important drivers for our economic consulting services. We also believe there is more complex litigation and regulatory activity during strong economic conditions. During periods of increased merger and acquisition activity, we have experienced increased use of our economic consulting services driven by growing areas such as antitrust regulation, intellectual property disputes and breaches of contract.

•	Trends in Corporate Debt and Debt Default Rates. We believe that corporate debt levels and related default rates are important indicators of the potential need for restructuring, turnaround, bankruptcy and related consulting services. According to Thomson Financial, both U.S. and international companies have continued to rely on debt to finance acquisitions, growth initiatives and working capital requirements, as evidenced by the fact that there were more issuances of U.S. and global long-term debt in 2005 than 2004. Demand for our services is currently strong in sectors such as automotive, airline and retail, all of which rely on corporate debt and continue to exhibit sector weakness.

•	Importance of Corporate Communications and Increasingly Complicated Market Environment. Corporate communications has become a key strategic issue demanding the attention of C-suite and boards of directors, as reputational risk becomes a rising concern on the corporate boardroom’s risk management agenda. There is an increasingly complicated market environment for large corporations, which requires an integrated and consultative approach covering several different aspects of business communications.

•	Growth of Multinational Firms and Increase in Growth Companies from Developing World. Multinational firms are seeking to establish global branding, investor relations and communications strategies. Furthermore, increasing numbers of growth companies from the developing world are requiring access to developed markets’ capital base, with best practice communications advice being a key component in achieving this objective.

Our Competitive Strengths

We compete primarily on the basis of institutional and individual reputations, ability to immediately staff a significant engagement, performance record, quality of work, range of services provided and existing client relationships. We attribute our success and distinction to a combination of long-standing advantages, including:

•

Premium Brand Names with Leading Market Positions.    We believe that we are one of the most recognized brand names in the corporate finance/restructuring and economic consulting services industries, and after the acquisition of FD, in the strategic communications services industry. In addition, we believe we have leading market positions in our forensic/litigation consulting and technology segments based on revenues for those segments. The strength of our brand names and market positions are enhanced by the reputation of our well-recognized consultants, many of whom are leading members of their respective fields. We have benefited from our strategy of acquiring the leading practitioners in each practice, as well as including, in select cases, the continued use of their brand names, either independently or coupled with the FTI brand, such as Lexecon, Ringtail, Cambio and Compass, and after the Acquisition, FD.

•	Diversified Revenue Sources. We have created a balanced portfolio of services organized into five practice segments: forensic/litigation, corporate finance/restructuring, economic, technology and strategic communications consulting. We began to separately manage our technology segment in 2006 and our strategic communications consulting segment will be created with the Acquisition of FD. Our strategy is to continue to maintain such diversification. We believe that our broad service offerings and diversity of our revenues insulate us from fluctuations in market conditions in any one of our practices. Also, our strategy is to expand globally, and with the acquisition of FD, for the LTM Period, on a pro forma basis, we generated approximately 10.1% of revenues outside the U.S.

•	Diversified Portfolio of Elite Clients. We provide services for a diverse group of clients, many of whom are blue chip corporations, financial institutions, law firms and private equity firms. In 2005, we performed work for approximately 1,200 clients on about 3,200 matters across multiple industries, including:

•	approximately 510 law firms, 97 of which were ranked among the top 100 U.S. law firms (based on 2004 U.S. revenues as measured by The American Lawyer magazine);

•	9 of the 10 largest bank holding companies (based on total assets as of September 30, 2005 as reported by the Federal Reserve System);

•	66 corporate clients that were among the Fortune 100 in 2005; and

•	a broad range of federal, state and local government agencies.

In 2005, our top 10 clients accounted for 23% of our total revenues, with no single client accounting for more than 5% of our total revenues. Among these top 10 clients were five nationally recognized law firms, each of whom represented multiple clients and matters.

FD’s premier list of over 750 clients has been established through over 20 years of service. These clients are diversified in size, geography, and industry, and include Air Liquide, AON, Coca-Cola, Credit Suisse, Dell, Delta Airlines, Diageo, Disney, Ford, Fortis, General Electric, General Motors, Heineken, Hewlett Packard, MasterCard, McDonald’s, Merrill Lynch, Nestle, Novartis, PricewaterhouseCoopers, Sainsbury’s, SAP, Shell, Sprint, Vodafone, Wyeth, and Xerox. FD’s top ten customers accounted for less than 10% of total revenues in 2005 and no single customer represented more than 1% of total revenues.

•	High Level of Repeat and Referral Business and Attractive, Highly Recurring Financial Model. We derive a substantial portion of our revenues from repeat clients or referrals. In 2005, approximately 80% of our revenues were derived from repeat or referral business. Many of our client relationships are long-standing and include multiple contact points within each organization, increasing the depth and continuity of these relationships. We cultivate our critical relationships with financial institutions and law firms, which have served as entry points into significant, high-profile and reputation enhancing engagements.

In addition, FD has a compelling financial model, which is a recurring, retainer based engagement structure that accounts for over 80% of FD’s total annual revenues. FD typically bills its clients on a project-based billing system that reflects the value added by FD rather than the industry standard of lower value time and materials billing basis.

•	Strong Cash Flow. For the LTM period, on a Pro forma basis, we generated revenues of $733.9 million and Adjusted EBITDA of $174.7 million. Our business model has several characteristics that produce strong cash flows including high margins, low capital expenditures and low working capital requirements. Our consistently strong cash flow supports our acquisition and growth strategies and our ability to service our indebtedness.

Our Business Strategy

The following are key elements of our business strategy:

•	Attract and Retain Highly Qualified Professionals. Our professionals are crucial to delivering our services to clients and generating new business. With FD we will have assembled a staff of 1,506 revenue-generating professionals, many of whom have established and widely recognized names in their respective practice areas. Through our substantial staff of highly qualified professionals, we can handle a number of large, complex assignments simultaneously. To attract and retain highly qualified senior managing directors and managing directors, we offer significant compensation opportunities, including sign-on bonuses, primarily in the form of forgivable loans, incentive bonuses and equity compensation, along with a competitive benefits package and the chance to work on challenging engagements. We have employment arrangements with substantially all of our senior managing directors that include non-competition and non-solicitation clauses. FD has employment agreements with substantially all of its managing directors.

•	Optimize Utilization and Billing Rates of FTI Professionals. We carefully monitor our utilization rates on a weekly, monthly and annual basis and have maintained average annual utilization rates between 77% and 83% over each of the last three years (based on approximately 2,032 available hours per year). Our goal is to manage growth to maintain utilization rates among all of our professionals rather than intermittently expanding our staff in anticipation of short-term demand. We strive to attain utilization rates that allow us to maintain our profitability, make us less vulnerable to fluctuations in our workload and minimize seasonal factors affecting utilization. In addition, the nature of our services allows us to bill premium rates for the services of our revenue-generating professionals, which enhances our profitability.

•	Leverage Our Relationships and Expertise. We work hard to maintain our existing client relationships and develop new ones. We believe that the strength of our existing client relationships and the quality of our reputation across our industry, coupled with our recognized industry expertise, successful track record and size, are the most critical elements in a decision to retain us. We receive a significant amount of repeat business and referrals from our clients. We strive to build client relationships on a company-wide basis and encourage cross-selling among our practices. By successfully leveraging our reputation, experience and broad client base, we expect to continue to obtain engagements from both existing and new clients.

•

Expand the Breadth of Our Services and Geographic Presence.    We strive to offer our clients comprehensive solutions to their most complex problems, wherever they are in the world. Increasingly, our clients demand expertise across multiple markets and continents. To meet this demand, we provide our clients with a complete suite of services across all three practices. As we continue to grow, we plan to broaden our industry expertise and expand our electronic evidence and electronic repository services. With the addition of FD, we are positioned to further explore opportunities to increase our European, Asian and other international presence to better serve our clients and to capitalize on what we believe are favorable market conditions.

In the near term, FD is planning to extend its operations into key business centers in South Africa, and several markets in the Middle East. FD seeks to take advantage of the opportunities provided by the growth of these economies, and address sources where growth is anticipated. In the long term, FD’s established global platform is uniquely positioned to capitalize on the expanding emerging market opportunities arising as financial markets become increasingly regulated and more robust control mechanisms are put in place in the developing world.

•	Selectively Acquire Companies and Integrate Our New Professionals and Capabilities. We follow a disciplined approach to executing and integrating acquisitions, targeting those that complement our business strategy or operate in an attractive specialized niche. Since June of 1998, we have completed eleven acquisitions that have greatly enhanced our practices. We intend to continue to selectively pursue strategic acquisitions. We seek to integrate acquisitions in a way that fosters organic growth and provides synergies or cross-practice growth opportunities. We also structure our acquisitions to ensure that key individuals from the acquired company are retained and integrated after the transaction is executed.

Recent Developments

On September 6, 2006, we determined to restructure our U.K. operations and consolidate certain non-core practices in the U.S., primarily through reductions in workforce. We are taking these actions to address certain underperforming operations. We expect to record a one-time charge estimated at approximately $20.0 million ($11.5 million on an after-tax basis assuming an effective tax rate of 42.65%) in connection with those actions. Included therein is a non-cash intangible impairment charge estimated at $0.9 million. Of the $20.0 million estimated charge, approximately $18.5 million is estimated to be cash, primarily consisting of severance payments and related costs associated with the reduction in workforce. Substantially all of the reduction in workforce is expected to be completed by October 31, 2006. We estimate making the cash payments in connection with the reduction in workforce in 2006 through the year ending 2008.

Corporate Information

FTI Consulting, Inc. is a Maryland corporation. We are a publicly traded company with common stock listed on the New York Stock Exchange, or NYSE, under the symbol “FCN.”

Our executive offices are located at 500 East Pratt Street, Suite 1400, Baltimore, Maryland 21202. Our website is www.fticonsulting.com.

The Transactions

As of September 11, 2006, FTI received irrevocable commitments for approximately 75% of the entire issued share capital of FD, and all of the preferred finance securities of FD International 2 Limited from the holders of such securities, which will be delivered on October 3, 2006 and through its wholly-owned subsidiary, FTI commenced an offer to purchase the balance of the securities not irrevocably committed. The offer for the balance of the securities is expected to conclude on October 9, 2006 (except that the acquisition of an estimated 2.8% of outstanding FD securities held by FD’s U.S. employees and any other outstanding equity that was not delivered on October 9, 2006 will conclude not later than February 2007). FTI presently expects to fund the Acquisition on October 3, 2006 and that all or substantially all of the holders of outstanding FD securities (other than the estimated 2.8% that are FD U.S. employees) will deliver their securities on or before October 9, 2006; however, it is possible that some holders that are not yet irrevocably committed will not deliver their securities by October 9, 2006, in which case FTI expects to invoke, if necessary, its drag-along rights to acquire any outstanding FD equity not later than February 2007.

FTI is offering aggregate consideration of £137.0 million ($258.9 million at an assumed exchange rate of $1.89/£1) for such holder’s shares and preferred finance securities, excluding an earn-out based on future financial performance of FD up to a maximum aggregate amount of £42.5 million over a period of six years ($80.3 million at an assumed exchange rate of $1.89/£1). FD’s shareholders will have the option to receive the consideration for the Acquisition in the form of cash. Alternatively, FD shareholders may choose a combination of cash, our common stock and participation in a right to receive future earnout payments (if any) (the “Earn-Out Option”). Non-U.S. FD shareholders may elect to receive loan notes in lieu of all or part of the Earn-Out Option consideration. In order to finance the Acquisition, we will issue $215.0 million of Notes offered hereby.

Additionally, we will amend and restate our current senior secured credit facility to provide for borrowings of up to $150.0 million (the “amended and restated senior secured credit facility”), $40.0 million of which will be drawn on the closing date. In addition, if all of the eligible FD shareholders were to choose the Earn-Out Option and the loan notes, we would expect to issue $15.0 million of loan notes and $22.0 million of our common stock. The unaudited pro forma condensed consolidated financial statements assume that all eligible FD shareholders will choose the Earn-Out Option and the loan notes. The issuance of the Notes offered hereby, the draw of $40.0 million under our amended and restated senior secured credit facility, the issuance of the loan notes and the issuance of our common stock are collectively referred to herein as the “Financing Transactions.”

The Financing Transactions described above, along with the Acquisition, are referred to in this offering memorandum, collectively, as the “Transactions.”

The following table summarizes the sources and uses of funds in connection with the Acquisition.

Sources of Funds:	($ millions)	Uses of Funds:	($ millions)
Notes offered hereby	$215.0	Acquisition of FD(4)	$258.9
Amended and restated senior secured credit facility(1)	40.0	Cash for general corporate purposes(5)	21.1
Notes issued in connection with the Acquisition(2)	15.0	Fees and expenses	12.0
FTI common stock(3)	22.0

Total sources	$292.0	Total uses	$292.0

(1)	The amended and restated senior secured credit facility provides for borrowings of up to $150.0 million. See “Description of Other Indebtedness—Amended and Restated Senior Secured Credit Facility.”

(2)	Represents the maximum amount of loan notes we may issue to finance the Acquisition. In the event that certain FD shareholders elect to receive consideration in cash instead of loan notes, then cash for general corporate purposes will be reduced proportionately. We believe that substantially all of the FD shareholders eligible to receive loan notes will elect to do so.

(3)

Represents the maximum amount of common stock we may issue to finance the Acquisition. In the event that certain FD shareholders elect to receive consideration in cash instead of our common stock, then cash for general corporate purposes will be reduced proportionately. We believe that substantially all of the FD shareholders eligible to receive our common stock will elect to do so.

(4)	Represents purchase consideration for 100% of FD. The acquisition of an estimated 2.8% of the outstanding FD equity held by U.S. employees and any other outstanding equity that is not delivered on or before October 9, 2006 is expected to be deferred until February 2007. The purchase consideration excludes an earnout based on future financial performance of FD up to a maximum aggregate amount of £42.5 million through 2011 ($80.3 million at an assumed exchange rate of $1.89/£1) assuming all eligible FD shareholders choose to participate in the Earn-Out Option.

(5)	In the event that an FD shareholder elects to receive cash instead of loan notes or our common stock, cash for general corporate purposes will be reduced proportionately. General corporate purposes may include future acquisitions.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER OPERATING INFORMATION

We have derived the following summary historical consolidated income statement, cash flow and other financial data for the years ended December 31, 2003, 2004 and 2005 from our consolidated financial statements, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. We derived the summary historical consolidated income statement, cash flow and other financial data for the six months ended June 30, 2005 and 2006 and the summary consolidated balance sheet data as of June 30, 2006 from our unaudited consolidated financial statements. We prepared the summary unaudited interim financial data on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2005. In management’s opinion, the unaudited interim consolidated financial information reflects all adjustments that are necessary for a fair presentation of the results for the interim periods presented. All adjustments made were normal and recurring accruals. You should not expect the results of operations for the interim periods to necessarily be an indication of the results for a full year or any future period.

We have prepared the following summary unaudited pro forma consolidated income statement for the twelve months ended June 30, 2006 giving effect to the Transactions, as if they had occurred on July 1, 2005. All historical FD financial data included in the unaudited pro forma consolidated income statement for the twelve months ended June 30, 2006 are prepared in accordance with U.K. generally accepted accounting principles. Additionally, the historical fiscal year 2005 financial data included in the unaudited pro forma consolidated income statement for the twelve months ended June 30, 2006 were audited in accordance with U.K. generally accepted auditing standards. For purposes of the following unaudited pro forma income statement for the twelve months ended June 30, 2006, the FD historical financial data has been converted to U.S. dollars at an average rate of $1.80/£1 and adjusted to conform to U.S. generally accepted accounting principles. The unaudited pro forma condensed consolidated income statement data for the twelve months ended June 30, 2006, was derived by (1) combining FTI’s historical and FD’s adjusted consolidated statements of income for the year ended December 31, 2005, with (2) FTI’s historical and FD’s adjusted consolidated statements of income for the six months ended June 30, 2006 and (3) subtracting FTI’s historical and FD’s adjusted consolidated statements of income for the six months ended June 30, 2005.

The pro forma cash flow data and the as adjusted consolidated balance sheet data reflect the Transactions as if they had occurred on June 30, 2006.

We have presented the unaudited pro forma financial data for informational purposes only. You should not consider the pro forma consolidated income statement and balance sheet data to be indicative of what the actual results would have been had the transactions described above been completed on the dates indicated nor should you expect the pro forma results to be an indication of the results of operations or financial condition as of any future date or for any future period. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

EBITDA.    We define EBITDA as income from continuing operations before net interest, income taxes, depreciation and amortization. Our measure of EBITDA may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our income statement. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the primary measures we use to determine employee bonuses. We also use EBITDA to value businesses we consider acquiring. In addition, we believe that EBITDA is also indicative of our capacity to incur and service debt and thereby provides additional useful information to investors regarding our financial condition and results of operations.

Adjusted EBITDA.    Adjusted EBITDA represents EBITDA excluding:

•	certain losses not related to our ongoing operations including losses from subleases and expenses related to stock options; and

•	losses relating to our U.K. operations that will not be included in our ongoing operations as a result of the decision we made to restructure our operations on September 6, 2006.

Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our income statement. We believe that Adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding certain non-cash and other items that do not relate to the ongoing operations of our business.

Average Billable Rate per Hour.    We calculate average billable rate per hour by dividing employee revenues for the period excluding:

•	revenues generated from utilizing outside consultants;

•	revenues not associated with billable hours;

•	revenues resulting from reimbursable expenses;

•	any large success fees not substantially attributable to billable hours generated by our professionals; and

•	by the number of hours worked on client assignments during the same period.

Ratio of Earnings to Fixed Charges.    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations, before income taxes plus fixed charges. Fixed charges consist of:

•	interest on all indebtedness and amortization of deferred financing costs; and

•	the portion of rental expense that we believe is representative of interest.

Our ratio of earnings to fixed charges on a pro forma basis for the LTM Period gives effect to the Transactions as if they occurred on the first day of the period presented.

	Historical Data					Pro Forma
	Year Ended December 31,			Six Months Ended June 30,		LTM Period Ended June 30, 2006(1)
	2003	2004	2005	2005	2006
INCOME STATEMENT DATA:
Revenues	$375,695	$427,005	$539,545	$240,531	$329,024	$733,855
Direct cost of revenues	176,429	234,970	291,592	129,537	185,342	356,296
Selling, general and administrative expense	81,761	106,730	127,727	57,443	81,836	227,837
Amortization of other intangible assets	3,680	6,836	6,534	2,357	5,759	15,932

Operating income	113,825	78,469	113,692	51,194	56,087	133,790
Interest and other expenses, net	(4,196)	(6,086)	(14,876)	(3,865)	(10,413)	(41,583)
Litigation settlement gains (losses), net	—	1,672	(1,629)	(1,012)	(269)	(886)

Income from continuing operations before income tax provision	109,629	74,055	97,187	46,317	45,405	91,321
Income tax provision	44,838	31,177	40,819	19,453	20,451	39,751

Income from continuing operations	64,791	42,878	56,368	26,864	24,954	51,570
Loss from discontinued operations	(5,322)	—	—	—	—	—

Net income	$59,469	$42,878	$56,368	$26,864	$24,954	$51,570

CASH FLOW DATA:
Net cash provided by operating activities	$100,177	$58,443	$99,379	$15,974	$(30,047)	$53,358
Net cash used in investing activities	(231,741)	(13,693)	(64,858)	(50,183)	(67,515)	(286,156)
Net cash provided by (used in) financing activities	127,423	(24,811)	93,158	31,608	(18,239)	289,311
OTHER FINANCIAL DATA:
EBITDA	$123,537	$96,090	$129,957	$57,851	$67,751	$162,588
Adjusted EBITDA(3)	123,537	100,760	132,839	58,669	77,808	174,669
Capital expenditures	10,612	11,939	17,827	8,992	8,659	19,462
SELECTED OPERATING INFORMATION:
Revenue-generating professionals	827	745	1,005	888	1,124	1,506
Utilization rates	83%	77%	79%	81%	79%	n/a
Average billable rate per hour	$347	$343	$332	$339	$337	n/a
CREDIT STATISTICS:
Adjusted EBITDA to cash interest expense						4.5x
Total debt to Adjusted EBITDA						3.5x
Net debt to Adjusted EBITDA						3.1x
Ratio of earnings to fixed charges						2.8x

	June 30, 2006
	Actual	As Adjusted(2)
	(in thousands) (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$37,582	$79,616
Working capital	144,206	176,961
Total assets	984,677	1,316,191
Long-term debt, including current portion and fair value hedge adjustments of $3,721	346,475	616,475
Stockholders’ equity	496,249	518,249

(1)	FD financial data for the LTM Period has been converted at an average exchange rate of $1.80/£1.

(2)	FD financial data as of June 30, 2006 has been converted at an exchange rate of $1.85/£1.

(3) Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Historical Data					Pro Forma
	Year Ended December 31,			Six Months Ended
	2003	2004	2005	June 30, 2005	June 30, 2006	LTM Period Ended June 30, 2006
Reconciliation of Income from Continuing Operations to Adjusted EBITDA:
Income from continuing operations	$64,791	$42,878	$56,368	$26,864	$24,954	$51,570
Income tax provision	44,838	31,177	40,819	19,453	20,451	39,751
Interest and other expenses, net(a)	4,196	6,086	14,876	3,865	10,413	41,583
Depreciation and other amortization	9,712	15,949	17,894	7,669	11,933	29,684

EBITDA	123,537	96,090	129,957	57,851	67,751	162,588
Losses from subleases(b)	—	4,670	920	—	—	920
Losses relating to U.K. operations(c)	—	—	1,962	818	4,611	5,715
Non-cash stock option expense(d)	—	—	—	—	5,446	5,446

Adjusted EBITDA	$123,537	$100,760	$132,839	$58,669	$77,808	$174,669

(a)	For the year ended December 31, 2004, interest and other expenses, net, includes a $475,000 discount on a note receivable due from the purchaser of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note prior to its maturity in 2010. We received this prepayment in January 2005.

(b)	During the fourth quarter of 2004, we consolidated our New York City and Saddle Brook, New Jersey offices and relocated our employees into our new office facility. As a result of this decision, we vacated leased office facilities prior to the lease termination dates. We recorded a loss of $4.7 million within our corporate segment related to the abandoned facilities during the fourth quarter of 2004. In August 2005, we entered into a 30-month sublease related to some space in our new office facility in New York City resulting in a loss of $0.9 million. Sublease losses are classified as a component of selling, general and administrative expense and primarily represent the present value of the future lease payments related to the space we subleased net of estimated sublease income.

(c)	Losses relating to our U.K. operations that will not be included in our ongoing operations as a result of the decision we made to restructure our operations on September 6, 2006.

(d)	Represents recognition of the cost of all stock option payments based on fair values as required by Statement of Financial Accounting Standard No. 123(R).

RISK FACTORS

In addition to the risks below, other risks and uncertainties not known to us or that we deem to be immaterial may also materially adversely affect our business operations. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this offering memorandum before making an investment decision with respect to the Notes.

Risks Related to Our Business

Our failure to retain qualified professionals or hire additional qualified professionals would have a negative effect on our future growth and financial performance as well as on client engagements, services and relationships.

Our business involves the delivery of professional forensic/litigation, corporate finance/restructuring, economic consulting and technology services and, after the Transactions, will involve strategic communications consulting services. In the consulting business, professional acumen, trust and relationships are critical elements of a company’s ability to deliver high quality professional services. Our professionals have highly specialized skills. They also develop strong bonds with the clients they service. Our continued success depends upon our ability to attract and retain our staff of professionals who have expertise, reputations and client relationships critical to maintaining and developing our business. We face intense competition in recruiting and retaining highly qualified professionals that we must employ to continue our service offerings. As of September 1, 2006, our employment arrangements with our senior managing directors range from at will employment arrangements that include restrictions on post-employment competition and solicitation of our clients and employees to long-term written employment agreements. Currently, expirations of employment agreements are concentrated in years 2008 and 2009 because of the timing of our acquisitions and our 2004 initiative to enter into written agreements with our senior professionals. In addition, there is a concentration of expirations in year 2011 and we expect there will be in 2012 because of our current initiative to renegotiate long term employment arrangements with certain senior managing directors who have been designated as participants in our Senior Managing Director incentive compensation program (“SMD compensation program”) that is discussed below. We monitor these expirations carefully to commence dialogues with professionals regarding their employment well in advance of the actual contract expiration dates. Our goal is to renew employment agreements when advisable and to stagger the expirations of the agreements if possible. Because of the high concentration of contract expirations in certain years, we may experience high turnover or other adverse consequences, such as higher costs, loss of clients and engagements, or difficulty staffing engagements, if we are unable to renegotiate employment arrangements or the costs of retaining qualified professionals become higher. We cannot assure you that we will be able to attract and retain enough qualified professionals to maintain or expand our business. Moreover, competition has been increasing our costs of retaining or hiring qualified professionals, a trend which could harm our operating margins and results of operations.

In 2006, we began to renegotiate new long-term employment agreements with certain key senior managing directors. In connection with those discussions, we offer certain designated senior managing directors the opportunity to participate in all or a portion of the benefits under our SMD compensation program that includes cash, in the form of an unsecured general recourse forgivable loan, and significant additional payments upon the execution and during the term of such employment agreement in the form of stock options and restricted stock awards or, alternatively, cash equivalents if we do not have adequate equity securities available under stockholder approved equity plans. The new employment agreements entered into in 2006 with senior managing directors in our corporate finance/restructuring segment who are participating in this program will expire in 2011, which means that we could face similar retention issues at the end of the terms of those agreements. In an effort to reduce this risk, we have included a renewal provision in most of the new employment agreements providing that the agreement will renew for one year from year to year beginning at the end of their initial terms unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to the date of the expiration of the initial term or any extended term. During 2007, we intend to extend the SMD compensation program to participants in other practice segments which could result in a concentration of employment agreement expirations in 2012. While we hope that we enter into new long-term employment agreements with a significant number of senior managing directors, we have not yet and there is no assurance we will do so. The aggregate principal amount of all loans made to senior managing directors through 2007 could exceed $50.0 million, of which some or all of the principal amount and accrued interest could be forgivable by us upon the passage of time, while complying with contractual requirements, or certain other events, such as death or disability or termination by us without cause or by the employee with good reason. The equity awards to such senior managing directors participating in the SMD compensation program will be significant.

Our clients may preclude us from representing multiple clients in connection with the same engagement or competitive matter; our other practices may be precluded from accepting engagements from clients with respect to the same or competitive matter for which another practice has been engaged to provide services; and to forego potential business prospects in order to win engagements, which could harm our revenues, results of operations and client relationships and engagements.

We follow internal practices to assess real and potential issues in the relationships between and among our clients, engagements, practices and professionals. For example, we generally will not represent parties adverse to each other in the same matter. Under bankruptcy rules, we generally may not represent both a debtor and its creditors in the same proceeding. Under federal bankruptcy laws, we are required to notify the U.S. Trustee of real or potential conflicts. The U.S. Trustee could find that we no longer meet the disinterestedness standard because of real or potential changes in our status as a disinterested party, and order us to resign. In preference actions under bankruptcy law, we could be required to disgorge fees. Acquisitions may result in us resigning from a current client engagement because of relationship issues that are not currently identifiable. In addition, businesses that we acquire may not be free to accept engagements they could have accepted prior to our acquiring them because of relationship issues. Our inability to accept engagements from clients or prospective clients, represent multiple clients in connection with the same or competitive engagements, and any requirement that we resign from client engagements may negatively impact our revenues, revenue growth and results of operations.

If our former professionals go into business in competition with us or join our competitors, our client engagements and relationships could decline, financial performance and growth could slow or decline, and employee morale could suffer, and we may not have legal recourse.

Typically, our professionals have a close relationship with the clients they serve, not only based on their expertise but also on bonds of personal trust and confidence. Although our clients generally contract for services with us as a company, and not with individual professionals, in the event that professionals leave, such clients would not be prohibited from hiring those professionals to perform future engagements. Clients could also decide to transfer active engagements to professionals who leave. The engagement letters that we typically enter into with clients do not obligate them to continue to use our services. Typically, our engagement letters permit clients to terminate our services at any time. Furthermore, while in some cases, the termination of an ongoing engagement by a client could constitute a breach of the client’s contract with us, we could decide that preserving the overall client relationship is more important than seeking damages for the breach, and for that or other reasons that are not currently identifiable, decide not to pursue any legal remedies that might be available to us. We would make the determination whether to pursue any legal actions against a client on a case-by-case basis.

All of our written employment arrangements with our senior managing directors include non-competition and non-solicitation arrangements. These non-competition agreements have generally been drafted to comply with state “reasonableness” standards. However, states generally interpret non-competition clauses narrowly. Therefore, a state may hold certain restrictions on competition to be unenforceable. In the case of employees outside of the U.S., the non-competition provisions have been drafted to comply with applicable foreign law. In the event an employee departs, we will consider any legal remedies we may have against such professional on a case-by-case basis. However, we may decide that preserving cooperation and a professional relationship, or other concerns, outweigh the benefits of any possible legal recovery. Therefore, we may determine not to pursue legal action, even if available.

In the first quarter of 2004, we experienced the unanticipated departures of about 60 professionals in our former FTI/Policano & Manzo restructuring practice. We have strived to build relationships and reassure our professionals and clients of our interest in them and our ability to provide services comparable to those provided by the departing professionals. Those departures had a negative impact on our financial results for 2004. In the fourth quarter of 2004, we entered into a monetary settlement of arbitration proceedings brought against those former employees and the company they formed to compete with us.

Our profitability will suffer if we are not able to manage utilization and pricing rates of our professional staff.

We calculate the utilization rate for our professional staff by dividing the number of hours that all of our professionals worked on client assignments during a period by the total available working hours for all of our professionals, assuming a 40-hour work week and a 52-week year. Available working hours include vacation and professional training days, but exclude holidays. The hourly rates we charge our clients for our services and the number of hours our professionals are able to charge our clients for our services are affected by the level of expertise and experience of the professionals working on a particular engagement and, to a lesser extent, the pricing and staffing policies of our competitors. If we fail to manage our utilization rates for our professionals or maintain or increase the hourly rates we charge our clients for our services, we may experience adverse consequences, such as non-revenue-generating professionals, the loss of clients and engagements and the inability to appropriately staff engagements, and our profitability will suffer.

Utilization of our professionals is affected by a number of factors, some of which are within our control, including general economic conditions, the number, size and timing of client engagements, our ability to forecast demand for our services and maintain an appropriate level of professionals, ability to utilize professionals across business segments, acquisitions and the hiring of new professionals and staff vacations. Utilization in our corporate finance/restructuring practice has declined since 2005 due to a decrease in the number and size of its bankruptcy cases and decline in demand for its services resulting from the strengthening of the economy, the availability of credit, low interest rates, fewer mergers and acquisitions and fewer large bankruptcy proceedings. Other factors contributing to the decline in utilization rates in that segment included upfront hiring for expansion into the U.K. without an associated book of business. During the second quarter of 2006, utilization within our economic consulting segment was also adversely affected by acquisition activity.

We may have difficulty integrating the operations of FD. Should we fail to integrate the operations, our results of operations and profitability could be negatively impacted.

We may not be successful in integrating the operations of FD and the combined company may not perform as we expect. Some of the integration challenges we face include differences in corporate culture and management styles, additional or conflicting governmental regulations, preparation of the FD operations for compliance with the Sarbanes-Oxley Act of 2002, disparate company policies and practices, client conflict issues and retention of key FD officers and personnel. In addition, management may be required to devote a considerable amount of time to the integration process, which could decrease the amount of time they have to manage FTI. We cannot assure you that we will successfully or cost-effectively integrate FD’s operations. The failure to do so could have a negative effect on results of operations or profitability. The process of integrating operations could cause some interruption of, or the loss of momentum in, the activities of one or more of our or FD’s businesses.

FD represents a strategically aligned, but different line of business that we do not have experience in operating.

While we believe that the Acquisition is strategically aligned with our current line of business, the success factors for effectively competing for and executing strategic communications consulting engagements are different than those required for our other businesses. FD’s professionals have different backgrounds and skill sets. Strategic communications solutions may be more creative than our other services, thereby making an objective assessment of quality of service challenging and different from most of our service offerings. We may have greater challenges in assisting or arbitrating in difficult client matters. In addition, FD does not manage its business or bill its clients based on hours and rates like FTI, but rather runs on the basis of teams that have revenue and profitability objectives. We may have difficulty identifying emerging problems or opportunities due to this different model, which could negatively impact our business prospects and results of operations.

FD’s operations are international in scope, with the majority of its revenues and operations coming from markets where we have little, if any, direct experience.

FD’s principal business operations are in London, with offices in more than ten other countries, including locations with substantially different laws and customs. The nature of these international operations may cause us to have difficulties with employees and clients as their law, language, politics, religion, work practices and values may differ from the norms we experience in our existing practices and geography. We do not have existing relationships with many of FD’s clients, we do not have relationships with other international prospects for FD and we do not have “brand” recognition for FTI in non U.S. markets. We will also be exposed to different economic risks and cycles, as well as different governments and political systems which may be unstable. In addition, the Acquisition will result in us having significant exposure to currency fluctuations in the British pound, the Euro and to a lesser extent other currencies. If we are not able to quickly adapt to this new market, our business prospects and results of operations could be negatively impacted.

The unaudited pro forma consolidated financial data presented herein is based, in part, on adjustments reconciling FD’s financial data from U.K. GAAP to U.S. GAAP that are preliminary in nature. Upon completion of the audit of the reconciliation of FD’s financials to U.S. GAAP, the actual adjustments could vary from those presented herein, and the variations could be material.

FD’s financial data has been audited in accordance with U.K. GAAP and not U.S. GAAP. The unaudited pro forma consolidated financial data presented herein is based, in part, on adjustments reconciling FD’s financial data from U.K. GAAP to U.S. GAAP that are preliminary in nature as the required audit procedures have not been performed. Upon completion of the audit of FD’s financials in U.S. GAAP, the actual adjustments could vary from those presented herein. We cannot assure you that those variations will not be material.

We rely heavily on our senior management team and practice leaders for the success of our business.

We rely heavily on our senior management team and practice leaders to manage our practices. Given the highly specialized nature of our services and the scale of our operations, these people must have a thorough understanding of our service offerings as well as the skills and experience necessary to manage a large organization. If one or more members of our senior management team or our practice leaders leave and we cannot replace them with a suitable candidate quickly, we could experience difficulty in managing our business properly, and this could harm our business prospects, client relationships, employee morale and results of operations.

Any claims involving the quality of our services could harm our overall professional reputation, which could harm our ability to compete for new business opportunities, retain and attract clients and engagements, and hire and retain qualified professionals.

Many of our engagements involve complex analysis and the exercise of professional judgment. Therefore, we are subject to the risk of professional liability. Often, our engagements involve matters that, if resolved unfavorably, may result in a severe impact on the client’s business, cause the client a substantial monetary loss or prevent the client from pursuing business opportunities. Since our ability to attract new clients and generate engagements depends upon our ability to maintain a high degree of client satisfaction as well as our reputation among industry professionals, any claims against us involving the quality of our services may be more damaging than similar claims against businesses in other industries.

We do not generally indemnify our clients; however, in certain cases, such as with clients who are governmental agencies or authorities, we may agree to indemnify them and their affiliates against third party liabilities. Indemnification provisions are negotiated on a contract-by-contract basis and in some cases may be reciprocal or may be coupled with limitations on the amount and type of damages that can be recovered.

Any claim by a client or a third party against us could expose us to professional or other liabilities in excess of our insurance limits. We maintain a limited amount of liability insurance. The damages and/or expenses resulting from any successful claims against us, for indemnity or otherwise, in excess of our insurance limits would have to be borne directly by us and could seriously harm our profitability, financial resources and reputation.

Our clients may terminate our engagements with little or no notice, which may cause us to experience unexpected declines in our profitability and utilization.

Much of our business involves large client engagements that we staff with a substantial number of professionals. The engagement letters that we typically enter into with clients do not obligate them to continue to use our services. Typically, our engagement letters permit clients to terminate our services at any time. If our clients unexpectedly cancel engagements with us or curtail the scope of our engagements, we may be unable to replace the lost revenues from those engagements, quickly eliminate costs associated with those engagements, or quickly find other engagements to utilize our professionals. Any decrease in revenues without a corresponding reduction in our costs will likely harm our profitability.

We face intense competition in our business. If we fail to compete effectively, we may miss new business opportunities or lose existing clients and our revenues and profitability may decline. Parties from whom we acquire assets may reenter the marketplace to compete with us in the future.

The market for our consulting services is highly competitive. Our competitors range from large organizations, such as the national accounting firms and the large management consulting companies that offer a broad range of consulting services, to small firms and independent contractors that provide one specialized service. Some of our competitors have significantly more financial resources, larger professional staffs and greater brand recognition than we do. Since our business depends in a large part on professional relationships, our business has low barriers of entry for professionals wanting to start their own firms. In addition, it is relatively easy for professionals to change employers. We cannot assure you that we will continue to compete successfully for new business opportunities or retain our existing clients or professional employees.

In connection with our acquisitions, we generally obtain non-solicitation agreements from the professionals we hire as well as non-competition agreements from senior managers and professionals. In some cases we enter into non-competition or non-solicitation arrangements generally with sellers. We cannot assure you that any one or more of the parties from whom we acquire assets or a business who do not join us, or persons who join us if upon expiration or breach of their agreements not to compete or solicit will not compete with us in the future. Also, the duration of those agreements are limited ranging from three to eight years after the acquisition date. Certain activities may be carved out of or otherwise may not be prohibited by those arrangements. Also, in some cases we may agree to restraints on our ability to compete with the sellers of those businesses with respect to certain practice areas or locations. Competition may harm our expected revenues growth and results of operations and cause the actual profitability of the business to differ materially from our expectations and the expectations of the investing public.

We may have difficulty integrating our acquisitions, or convincing clients to allow assignment of their engagements to us, with a consequent detrimental effect on our financial results.

The process of integrating our future acquisitions into our existing operations may result in unforeseen operating difficulties and may require significant financial, operational and managerial resources that would otherwise be available for the operation, development and expansion of our existing business. To the extent that we have miscalculated our ability to integrate and properly manage any or all of our acquisitions, we may have difficulty in achieving our operating and strategic objectives.

A substantial amount of our growth has been due to acquisitions. During 2003, we completed three significant acquisitions: Lexecon, the former dispute advisory business of KPMG LLP and Ten Eyck, all of which occurred in the fourth quarter. On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a leading developer of litigation support and knowledge management technologies for law firms.

On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio from certain of the individual owners of Cambio Partners, the direct parent of Cambio, and certain of its investors. Cambio is a leading provider of change management solutions for hospital and health systems. On January 6, 2006, we completed our acquisition of Competition Policy Associates, Inc., which we refer to as Compass. Compass is one of the top competition economics consulting firms in the world, with offices in Washington, D.C. and San Francisco. Compass provides services that involve sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim. On July 1, 2006, we completed our acquisition of International Risk Limited. International Risk provides comprehensive business risk solutions including investigative due diligence services, fraud and corporate investigations, business intelligence, brand protection and intellectual property strategies, political risk assessments and crisis containment services.

All of these acquisitions have been substantially integrated with FTI. Some of the integration challenges we face include differences in corporate cultures and management styles, additional or conflicting government regulation, disparate company polices and practices and client conflict issues. All of our acquisitions in 2003, our Ringtail and Cambio acquisitions in 2005 and a portion of our Compass acquisition in 2006 were structured as asset transactions. Asset transactions generally necessitate receipt of third party consents to assign client engagements. All clients might not affirmatively consent to an assignment. In addition, in some cases there are no written client contracts memorializing an engagement. Such engagements will only continue at the pleasure of those clients. In certain cases, such as government contracts and bankruptcy engagements, the consents of clients cannot be solicited until after the acquisition has closed. Further, such contracts may be subject to security clearance requirements or bidding provisions with which we might not be able to comply. There is no assurance that local, state and federal governments will agree to novate their contracts to us. In addition, in an engagement that involves a bankruptcy case, we must make a filing with the applicable U.S. Trustee, at which time such U.S. Trustee may find that we are no longer disinterested. In connection with such bankruptcy cases, we may be required to resign and to refund fees collected in connection with those engagements. We could be responsible for returning fees even if they were not paid to us, but rather to the company from whom we acquired the business. In some cases, we may not have legal recourse to demand that the seller of the business reimburse us.

Our corporate finance/restructuring practice has an increased risk of fee non-payment.

Many of our clients have engaged us because they are experiencing financial distress. We recognize that these clients may not have sufficient funds to continue operations or to pay for our services. We typically do not receive retainers before we begin performing services on a client’s behalf in connection with a significant amount of our corporate finance/restructuring business. In the cases that we have received retainers, we cannot assure you that the retainers will adequately cover our fees for the services we perform on behalf of these clients. We are not always able to obtain retainers from clients in bankruptcy as the bankruptcy court must approve our retainers for those clients. Even if a bankruptcy court approves our retainer or engagement, a bankruptcy court has the discretion to require us to return all, or a portion of, our fees. Therefore, we face the risk of non-payment, which can result in write-offs. For the three years ended December 31, 2005, we wrote off a total of $18.8 million, of uncollectible fees in all practices. More write-offs than we expect in any period would have a negative impact on our results of operations.

If the size, complexity and number of debt defaults, bankruptcy or restructuring actions or other factors affecting demand for our corporate finance/restructuring services declines, or if economic conditions beyond our control result in a reduced demand for our forensic, economic, technology and other services, our revenues and profitability could suffer.

Our corporate finance/restructuring practice provides various restructuring and restructuring-related services to companies in financial distress or their creditors or other stakeholders. A number of factors outside of our control affect demand for our services. These include:

•	the availability and level of lending activity, interest rates and over-leveraging of companies;

•	over-expansion by various businesses;

•	merger and acquisition activity;

•	management problems;

•	governmental regulations; and

•	other general economic factors resulting in the decline in the economy in the U.S.

Notwithstanding increases in debt, we have also seen a decline of the mega-bankruptcy cases, resulting in a greater portion of our business being comprised of engagements relating to bankruptcy and restructuring matters involving mid-size companies, primarily as a result of general economic conditions, including the strengthening of the economy, the availability of credit and low interest rates. In our experience, mid-size bankruptcy and restructuring engagements are more susceptible to cyclical factors such as holidays and vacations. The shift to mid-size engagements could result in lower utilization during the third and fourth quarters of any year due to these factors. Declines in demand for our restructuring, turnaround and bankruptcy services as well as smaller engagements could result in lower revenues and decrease our overall profitability.

Our other practice groups, including forensic/litigation and economic consulting, also are driven by crisis situations that affect companies but which are outside of our control. We are not able to predict the effect future events or changes to the U.S. or global business environment could have on our operations. Changes to any of the factors described above as well as other events, including by way of example, tort reform, changes to laws and regulations, including recent changes to the bankruptcy code, decline in government enforcement, and alternative dispute resolution practices, or a decline in litigation, and declines in monetary damages or remedies that are sought, may have an adverse effect on one or more of our businesses.

If we fail to find suitable acquisition candidates, or if we are unable to take advantage of opportunistic acquisition situations, our ability to expand may be curtailed.

The number of suitable acquisition candidates may decline if the competition for acquisition candidates increases. As a result, we may be unable to make acquisitions or be forced to pay more or agree to less advantageous acquisition terms for the companies that we are able to acquire. Alternatively, at the time an acquisition opportunity presents itself, internal and external pressures (including, but not limited to, borrowing capacity under our amended and restated senior secured credit facility or the availability of alternative financing), may cause us to be unable to pursue or complete an acquisition. Our ability to grow our business, particularly through acquisitions, may depend on our ability to raise capital by selling equity or debt securities or obtaining additional debt financing. We cannot assure you, however, that we will be able to obtain financing when we need it or on terms acceptable to us. In any case, we may be unable to grow our business or expand our service offerings as quickly as we have in the past, and our profitability may decline.

We may not manage our growth effectively, and our profitability may suffer.

We have experienced rapid growth in recent years. This rapid expansion of our business may strain our management team, human resources and information systems. We cannot assure you that we can successfully manage the integration of any businesses we may acquire or that they will result in the financial, operational and other benefits that we anticipate. To manage our growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train and manage a larger professional staff. Such expansion may result in significant expenditures. If we fail to add qualified managers or manage our growth effectively, our business, results of operations and financial condition may be harmed.

Our revenues, operating income and cash flows are likely to fluctuate.

We have experienced fluctuating revenues, operating income and cash flows and expect that this will occur from time to time in the future. We experience fluctuations in our annual or quarterly revenues and operating income because of the timing of our client assignments, utilization of our revenue-generating professionals, the types of assignments we are working on at different times, new hiring and decreased productivity because of vacations taken by our professionals. This means our profitability will likely decline if we experience an unexpected variation in the number or timing of client assignments or during the third quarter when substantial numbers of professionals take vacations, which reduces their utilization rates. We may also experience future fluctuations in our cash flows because of increased compensation, including changes to our incentive compensation structure and the timing of those payments, which we generally pay during the first quarter of each year. Also, the timing of future acquisitions and the cost of integrating them may cause fluctuations in our operating results.

We may have a different system of governance and management from the companies from whom we make our acquisitions, which could cause senior professionals who join us from acquired companies to leave us.

Our governance and management practices and policies do not mirror the policies and practices of acquired companies or their parents. In some cases, different management practices and policies may lead to workplace dissatisfaction on the part of acquired professionals with our way of conducting business. The loss of one or more key professionals may harm our business and results of operations.

Compliance with the Foreign Corrupt Practices Act could adversely affect our competitive position; failure to comply could subject us to penalties and other adverse consequences.

We are subject to the Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery of or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including FD prior to the Acquisition and some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in the markets in which we operate, including the United States and other countries. There is no assurance that our employees or other agents will not engage in such conduct, for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, properties, prospects, financial condition and results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 gives effect to the Transactions as if they had occurred as of June 30, 2006. The unaudited pro forma condensed consolidated income statements for the year ended December 31, 2005 and the six months ended June 30, 2006 give effect to the Transactions (as defined below) as if they had occurred as of January 1, 2005. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position would have been as if the Transactions had occurred on the dates indicated and are not intended to project our results of operations or financial position for any future period or date.

The term “Financing Transactions” means, collectively:

•	the issuance of the $215.0 million of Notes offered hereby;

•	the draw of $40.0 million under our amended and restated senior secured credit facility;

•	the assumed issuance of $15.0 million of loan notes to FD shareholders; and

•	the assumed issuance of $22.0 million of our common stock to FD shareholders.

The Financing Transactions, together with the Acquisition, are collectively referred to as the “Transactions.”

All historical FD financial data included in the pro forma condensed consolidated financial statements are presented in accordance with U.K. generally accepted accounting principles. Additionally, the historical fiscal year 2005 financial data included in the pro forma condensed consolidated financial statements were audited in accordance with U.K. generally accepted accounting standards. For purposes of the following unaudited pro forma condensed consolidated financial statements, the FD balance sheet as of June 30, 2006 has been converted at an exchange rate of $1.85/£1, the FD income statement for the year ended December 31, 2005 has been converted at an average exchange rate of $1.82/£1 and the FD income statement for the six months ended June 30, 2006 has been converted at an average exchange rate of $1.79/£1 and adjusted to conform to U.S. generally accepted accounting principles.

The unaudited pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable and may be revised as additional information becomes available. In particular, the adjustments providing for the reconciliation of FD’s financials from U.K. GAAP to U.S. GAAP are preliminary in nature as the required audit procedures have not been performed on the reconciled financials. Consequently, the actual adjustments could vary from those presented herein, and the variations could be material. The pro forma adjustments and primary assumptions are described in the accompanying notes. You should read our unaudited pro forma condensed consolidated financial statements and the related notes hereto in conjunction with our historical consolidated financial statements and the related notes thereto and other information contained in “Use of Proceeds,” “Capitalization,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

The Company expects to make a 338G election with respect to the Acquisition and therefore no deferred tax adjustments have been assumed for purposes of the pro forma financial statements.

FTI CONSULTING, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2006

	Historical FTI	Historical FD	Adjustments to conform to U.S. GAAP		Historical FD as Adjusted	Pro Forma Adjustments		Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	$37,582	$20,964			$20,964	246,500	(c)	$79,616
						(225,430	)(d)
Accounts receivable, net	160,007	26,852			26,852			186,859
Notes receivable	6,271	—			—			6,271
Deferred income taxes	9,425	—			—			9,425
Prepaid expenses and other current assets	13,264	1,537			1,537			14,801

Total current assets	226,549	49,353			49,353			296,972
Property and equipment, net	31,349	5,524			5,524			36,873
Goodwill	637,985	68,465	(21,600	)(a)	46,865	132,119	(e)	816,969
Other intangible assets, net	23,195	—	10,982	(a)	10,982	55,349	(f)	89,526
Other assets	65,599	1,252	1,548	(b)	2,800	9,000 (1,548	(c) )(g)	75,851

Total assets	$984,677	$124,594			$115,524			$1,316,191

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$20,460	$26,658	(4,125	)(a)	$22,829			$43,289
Accrued compensation	50,733	4,856			4,856			55,589
Current portion of long-term debt	17	5,972			5,972	(5,972	)(g)	7,517
						7,500	(h)
Billings in excess of services provided	11,133	2,483			2,483			13,616

Total current liabilities	82,343	39,969			36,140			120,011
Revolving credit facility	—	—			—	40,000	(c)	$40,000
Notes offered hereby	—	—			—	215,000	(c)	215,000
7 5/8% senior notes	196,279	—			—			196,279
3 3/4% convertible notes	150,000	—			—			150,000
Other long term debt	179	58,638	(3,314	)(a)	55,324	(55,324 7,500	)(g) (h)	7,679
Deferred rent, capital lease obligations and other, net of current portion	21,136	8,094	1,252	(b)	9,346			30,482
Deferred income taxes	38,491	—			—			38,491
Stockholders’ equity	496,249	17,893	(3,179	)(a)	14,714	(14,714 22,000	)(i) (j)	518,249

Total liabilities and stockholders’ equity	$984,677	$124,594			$115,524			$1,316,191

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTI CONSULTING, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical FTI	Historical FD	Adjustments to conform to U.S. GAAP		Historical FD as Adjusted	Pro Forma Adjustments		Pro Forma
	(in thousands, except per share data)
INCOME STATEMENT DATA
Revenues	$539,545	$93,248			$93,248			$632,793
Direct cost of revenues(2)	291,592	10,725			10,725			302,317
Selling, general and administrative expense(2)	127,727	66,419	808	(k)	67,174	211	(n)	195,112
			(53	)(l)
Amortization of other intangibles	6,534	2,641	(765	)(k)	1,876	4,120	(o)	12,530

Operating income	113,692	13,463			13,473			122,834
Interest and other expenses, net	(14,876)	(4,128)	(53	)(l)	(4,181)	(21,505	)(p)	(35,874)
					—	4,688	(q)
Litigation settlement gains (losses), net	(1,629)	—			—			(1,629)

Income from operations, before income tax provision	97,187	9,335			9,292			85,331
Income tax provision	40,819	3,695	(17	)(m)	3,678	(8,658	)(r)	35,839

Net income	$56,368	$5,640			$5,614			$49,492

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

FTI CONSULTING, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2006

	Historical FTI	Historical FD	Adjustments to conform to U.S. GAAP		Historical FD as Adjusted	Pro Forma Adjustments		Pro Forma
INCOME STATEMENT DATA
Revenues	$329,024	$59,684			$59,684			$388,708
Direct cost of revenues(2)	185,342	3,593			3,593			188,935
Selling, general and administrative expense(2)	81,836	43,058	(808	)(k)	42,177	240	(n)	124,253
			(73	)(l)
Amortization of other intangibles	5,759	1,756	(492	)(k)	1,264	1,214	(o)	8,237

Operating income	56,087	11,277			12,650			67,283
Interest and other expenses, net	(10,413)	(1,559)	(73	)(l)	(1,632)	(10,753	)(p)	(20,095)
					—	2,703	(q)
Litigation settlement gains (losses), net	(269)	—			—			(269)

Income from operations, before income tax provision	45,405	9,718			11,018			46,919
Income tax provision	20,451	3,814	510	(m)	4,324	(3,642	)(r)	21,133

Net income	$24,954	$5,904			$6,694			$25,786

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Adjustments to the unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 and income statements for the year ended December 31, 2005 and the six months ended June 30, 2006 are presented below:

(a)	Adjustment to conform FD’s balance sheet and accounting for acquisitions to accounting principles generally accepted in the U.S. to reclassify $21.6 million from goodwill to other accounts as follows:

•	$11.0 million to other intangible assets, net of $3.2 million of amortization expense; and

•	$4.1 million to reduce current liabilities and $3.3 million to reduce long-term liabilities related to contingent consideration liabilities recorded at the acquisition.

(b)	Adjustment to reclassify $0.3 million of deferred financing costs from current liabilities and $1.2 million from long-term liabilities to other assets in conformity with accounting principles generally accepted in the U.S.

(c)	Adjustment to record the issuance of $215.0 million of Notes offered hereby and $40.0 million of revolving line of credit borrowings under our amended and restated senior secured credit facility, net of the payment of related fees and expenses that we estimate will be $9.0 million.

(d)	Adjustment to reflect the use of $225.4 million of proceeds from the Financing Transactions, including $3.5 million of fees and expenses, to acquire FD and record the related purchase price allocation adjustments. The purchase price allocation adjustments include the adjustments listed in (e) through (j) below.

(e)	Adjustment to eliminate $46.9 million of goodwill on FD’s historical balance sheet and record $180.0 million of goodwill resulting from the Acquisition.

(f)	Adjustment to eliminate $11.0 million of other intangible assets on FD’s historical balance sheet and record $66.3 million of other intangible assets resulting from the Acquisition.

(g)	Adjustment to eliminate $61.3 million of long-term debt, including the current portion of $6.0 million and the long-term portion of $55.3 million, along with $1.5 million of related deferred financing fees which we are not assuming as part of the Acquisition.

(h)	Adjustment to reflect the assumed issuance of $15.0 million of notes in connection with the Acquisition of which $7.5 million is recorded in the current portion of long-term debt and $7.5 million is recorded as long-term assuming the loan notes will be repaid over two years.

(i)	Adjustment to eliminate $14.7 million of stockholders’ equity from FD’s historical balance sheet.

(j)	Adjustment to reflect the assumed issuance of $22.0 million of FTI common stock in connection with the Acquisition.

(k)

Adjustments to present FD’s income statement in conformity with accounting principles generally accepted in the U.S. attributable to the accounting for business combinations. For the year ended December 31, 2005, the adjustments include (i) a $0.8 million adjustment to reduce amortization expense attributable to amortizable intangible assets and (ii) the accrual of $0.8 million of contingent consideration as compensation expense related to certain business combinations completed by FD. For the six months ended June 30, 2006, the adjustments include (i) a $0.5 million adjustment to record amortization expense attributable to amortizable intangible assets and (ii) the reversal of $0.8 million of contingent consideration as the contingent consideration performance targets were not achieved.

(l)	Adjustment to reclassify the $0.1 million and $0.1 million gain on sale of assets within selling, general and administrative expense for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively, consistent with our presentation.

(m)	Represents the income tax effect of the U.S. GAAP adjustments described in notes (k) and (l) calculated at FD’s effective tax rate which was 39.6% for the year ended December 31, 2005 and 39.2% during the six months ended June 30, 2006.

(n)	Adjustment to record $0.2 million and $0.2 million of expense attributable to share-based awards we intend to grant to employees of FD in connection with the Acquisition for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively.

(o)	For the year ended December 31, 2005, the adjustment reflects additional amortization expense of $6.0 million attributable to amortizable intangibles acquired as a result of the Acquisition; offset by the reversal of $1.9 million associated with acquisitions completed by FD. For the six months ended June 30, 2006, the adjustment reflects additional amortization expense of $2.5 million attributable to amortizable intangibles acquired as a result of the Acquisition; offset by the reversal of $1.3 million associated with acquisitions completed by FD.

(p)	Adjustment represents pro forma interest expense calculated using an assumed interest rate for the $215.0 million of Notes offered hereby, an assumed interest rate of 6.6% for the $40.0 million of borrowings under our amended and restated senior secured credit facility and an assumed interest rate of 4.1% on $15.0 million of loan notes issued to FD shareholders as a result of the Acquisition, all of which are considered outstanding for each period presented. A change of 0.25% in the assumed interest rate on the Notes would result in a $0.5 million change in annual interest expense. A change of 0.25% in the interest rate on the borrowings under our amended and restated senior secured credit facility would result in a $0.1 million change in annual interest expense. A change of 0.25% in the interest rate on the loan notes would result in a $0.04 million change in annual interest expense. For the year ended December 31, 2005, the adjustment also includes amortization of deferred financing costs of $0.8 million related to the Notes over a ten-year period and $0.3 million related to the borrowings under our revolving line of credit over a five-year period. For the six months ended June 30, 2006, the adjustment includes amortization of deferred financing costs of $0.4 million related to the Notes over a ten-year period and $0.2 million related to the borrowings under our revolving line of credit over a five-year period.

(q)	Adjustment to reverse interest expense attributable to FD’s long-term debt which we are not assuming as part of the Acquisition.

(r)	Represents the income tax effect of the pro forma adjustments described in notes (k) through (q) calculated at our effective tax rate which was 42.0% for the year ended December 31, 2005 and 45.0% during the six months ended June 30, 2006.

2.	The direct cost of revenues and selling, general and administrative expenses of FD are not presented on a basis consistent with the FTI presentation. The direct costs of FD consist only of direct costs passed-through to clients and do not contain direct salary and related benefit costs whereas the direct costs of FTI do include direct salary and related benefit costs. The information necessary to present the direct cost of revenues and selling, general and administrative expenses of FD on a consistent basis is not available at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze the consolidated financial condition, liquidity and capital resources and results of operations of FTI Consulting, Inc. without giving effect to the Transactions, except where otherwise expressly noted. You should read this analysis in conjunction with the consolidated financial statements and notes that appear elsewhere in this offering memorandum. This section contains certain “forward-looking statements” within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this offering memorandum.

Overview

General.    We are a leading provider of forensic/litigation, corporate finance/restructuring, economic consulting and technology services and, after the Transactions, strategic communications consulting services in the United States. Through our forensic/litigation practice, we provide an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. Our repository services offer clients a secure extranet and web-hosting service for critical information. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court. Beginning on February 28, 2005, through the acquisition of the Ringtail group, a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts, we are now the direct provider of Ringtail services. As of June 30, 2006, we had 340 revenue-generating professionals in our forensic/litigation practice.

Beginning in January 2006, we began to manage our technology practice as a separate reportable operating segment. Our technology segment consists of our electronic evidence/e-discovery practice group, the complex litigation data analysis practice group, the software development group and our application services provider and document analytics business. Our repository services offer clients a secure extranet and web-hosting service for critical information. Our trial technology group continues to be managed within our forensic/litigation practice. As of June 30, 2006, we had 228 revenue-generating professionals in our technology practice. We have presented estimated segment results for the six months ended 2005 to compare to our segment results for the six months ended 2006. However, if our technology practice had been managed as a separate segment during 2005, our actual results may have differed significantly as items such as direct bonuses and allocations of selling, general and administrative expenses may have been computed and recorded differently. We have not presented similar comparative information for 2004 and 2003 as the technology practice was not material to our financial results until we acquired Ringtail in 2005. As a result, separate financial results were not maintained in a manner consistent with our 2005 financial results. Accordingly, our management’s discussion and analysis for 2005 as compared to 2004 and 2004 as compared to 2003 has not been updated to separately present our technology segment.

We possess the largest corporate finance/restructuring consulting practice in the United States. Our corporate finance/restructuring practice assists underperforming companies as they make decisions to improve their financial condition and operations. We analyze, recommend and implement strategic alternatives for our corporate finance/restructuring clients offering services, such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term viability and business strategy consulting. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Our acquisition of Cambio in May of 2005, greatly enhanced our industry expertise in health care management and finance. As of June 30, 2006, we had 342 revenue-generating professionals in our corporate finance/restructuring practice.

We are a leading provider of economic consulting services in the United States and deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Our 2003 acquisition of the Lexecon business, a leading provider of economic consulting services in the United States, has greatly enhanced our market position within this practice and our ability to provide complex economic consulting services. Our services include providing advice and testimony related to:

•	antitrust and competition issues that arise in the context of potential mergers and acquisitions;

•	other antitrust issues, including alleged price fixing, cartels and other forms of exclusionary behavior;

•	the application of modern finance theory to issues arising in securities litigation; and

•	public policy studies on behalf of companies, trade associations and governmental agencies.

Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation and pharmaceuticals. Our professionals have experience providing testimony in the following areas: fraud, damages, lost profits, valuation, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. As of June 30, 2005, we had 214 revenue-generating professionals in our economic consulting practice.

Transaction Affecting our Operations after June 30, 2006.    As of July 1, 2006, we completed our acquisition of International Risk Limited which is headquartered in Hong Kong. The total acquisition cost was about $12.0 million consisting of $9.0 million in cash and 114,618 shares of common stock valued at $3.0 million. The cash purchase price was deposited into escrow as of June 30, 2006, subject to the completion of certain closing conditions. International Risk provides comprehensive business risk solutions including investigative due diligence services, fraud and corporate investigations, business intelligence, brand protection and intellectual property strategies, political risk assessments and crisis containment services. International Risk provides services to clients in Asia, Europe and the United States.

As of September 11, 2006, we received irrevocable commitments for approximately 75% of the entire issued share capital of FD, and all of the preferred finance securities of FD

International 2 Limited from the holders of such securities and, through our wholly-owned subsidiary, commenced an offer to purchase the balance of the securities not irrevocably committed. We are offering aggregate consideration of £137.0 million ($258.9 million at an assumed exchange rate of $1.89/£1) for such holder’s shares and preferred finance securities, excluding an earnout based on future financial performance of FD up to a maximum aggregate amount of £42.5 million over a period of six years ($80.3 million at an assumed exchange rate of $1.89/£1). Based in London, we believe FD is a world leading provider of strategic business and financial communications consulting services for major international corporations.

In addition, on September 6, 2006, we determined to restructure our U.K. operations and consolidate certain non-core practices in the U.S., primarily through reductions in workforce. We are taking these actions to address certain underperforming operations. We expect to record a one-time charge estimated at approximately $20.0 million ($11.5 million on an after-tax basis assuming an effective tax rate of 42.65%) in connection with those actions. Included therein is a non-cash intangible impairment charge estimated at $0.9 million. Of the $20.0 million estimated charge, approximately $18.5 million is estimated to be cash, primarily consisting of severance payments and related costs associated with the reduction in workforce. Substantially all of the reduction in workforce is expected to be completed by October 31, 2006. We estimate making the cash payments in connection with the reduction in workforce in 2006 through the year ending 2008.

Recent Events Affecting Our Operations.    Effective January 1, 2006, we adopted Statement No. 123(R) using the modified prospective transition method under which prior period amounts are not restated for comparative purposes. In 2006, we began to recognize expense in our statement of income associated with all stock-based awards based on the grant-date fair value of the awards. As a result of adopting Statement No. 123(R), our results of operations are different than they would have been if we had continued to account for share-based compensation under APB Opinion No. 25. If we had continued to account for share-based compensation under APB Opinion No. 25:

•	for the three months ended June 30, 2006,

•	our income before income taxes would have been $2.4 million higher;

•	our net income would have been $1.7 million higher;

•	our basic earnings per share would have been $0.05 higher than our reported basic earnings per share of $0.32; and

•	our diluted earnings per share would have been $0.04 higher than our reported diluted earnings per share of $0.32; and

•	for the six months ended June 30, 2006,

•	our income before income taxes would have been $5.4 million higher;

•	our net income would have been $4.2 million higher;

•	our basic earnings per share would have been $0.10 higher than our reported basic earnings per share of $0.64; and

•	our diluted earnings per share would have been $0.10 higher than our reported diluted earnings per share of $0.62.

As of June 30, 2006, there was $15.3 million of unrecognized compensation cost related to unvested stock options, net of forfeitures. That cost is expected to be recognized ratably over a weighted-average period of 4.1 years as the options vest. See note 2 to our consolidated financial statements for more detailed information.

On January 6, 2006, we completed our acquisition of Competition Policy Associates, Inc., or Compass. The total acquisition cost, net of post-closing adjustments, was about $73.4 million consisting of net cash of $46.9 million, $0.4 million of transaction costs and 932,599 restricted shares of common stock valued at $26.1 million. Compass is a top competition economics consulting firm, with offices in Washington, D.C. and San Francisco. Compass provides services that involve sophisticated economic analysis in the context of antitrust disputes, mergers and acquisitions, regulatory and policy debates, and general commercial litigation across a broad range of industries in the United States, Europe and the Pacific Rim. Compass operates as part of our economic consulting group.

On April 25, 2006, our Audit Committee approved changing our independent registered public accounting firm and on April 26, 2006, the Board of Directors ratified and adopted the decision that we change our independent registered public accounting firm. Ernst & Young LLP served as our independent registered public accounting firm since our initial public offering in 1996, including our fiscal year ended December 31, 2005 as ratified by our stockholders at the 2005 annual meeting held on May 18, 2005. We determined to change our independent registered public account firm because Ernst & Young LLP informed us during the first quarter of 2006 that it wished to retain us as a vendor on various matters. On April 26, 2006, the Board’s decision was communicated to Ernst & Young LLP and we and Ernst & Young LLP mutually agreed to terminate Ernst & Young LLP’s services as our independent registered public accounting firm effective as of the completion of its review of our quarterly report on Form 10-Q for the quarter ended March 31, 2006. As of April 26, 2006, the Audit Committee retained KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Through July 31, 2006, we have entered into employment arrangements with 28 senior managing directors in our corporate finance/restructuring practice. Most of these professionals signed employment agreements that cover an initial term of five years and include automatic one-year renewal options. The agreements provide for fixed salary and incentive payments (which are based on financial measures such as earnings before interest, income taxes, depreciation of property and equipment and amortization of other intangible assets, or EBITDA). In most cases, the employment agreements also provide for some form of equity incentive in the form of stock options or restricted stock. The grants of equity incentive awards generally vest over a six-year period. In lieu of paying cash signing bonuses, in many cases we also extended unsecured general recourse forgivable loans to professionals, provided they were not executive officers. All or a portion of the loans may be forgivable in certain circumstances after the fifth year of service. We believe the loan arrangements enhance our ability to attract and retain senior professionals. The forgivable loans require repayment in full prior to the fifth year of service if the employee’s employment terminates, based on certain events specified in the agreement. If the employee’s employment terminates after the fifth year of service, a portion of the principal amount and accrued interest of the loan may be forgivable in certain circumstances. In connection with the agreements we entered into during the six months ended June 30, 2006,

•	we issued stock options to purchase a total of 620,000 shares of common stock at exercise prices equal to the fair market value of our common stock on the applicable grant dates;

•	we issued 87,500 restricted share awards; and

•	we funded $17.5 million of forgivable loans provided to 23 senior managing directors in the corporate finance/restructuring practice who entered into new employment agreements during the period.

Through July 31, 2006, we have funded a total of $21.0 million of forgivable loans provided to senior managing directors in our corporate finance/restructuring practice, of which $16.9 million was funded during the second quarter of 2006.

Long-term employment agreements generally provide for salary continuation benefits, accrued bonuses and other benefits beyond the termination date if the professional leaves our employ for certain reasons prior to the agreement’s expiration date. The length and amount of payments we make, following the termination or resignation of a professional who is a party to a long-term employment agreement, varies depending on whether the professional resigned or was terminated with cause or good reason, resigned or was terminated without cause or good reason, died or became disabled, or was terminated as a result of a change of control. Our employment agreements generally contain non-competition and non-solicitation covenants, which under various circumstances, may extend beyond the expiration or termination date depending upon the reason for termination. Under the non-competition covenants, the professional generally agrees not to offer or perform consulting services of the type performed during his employment, directly, or indirectly through another person or entity, in competition with us, within specified geographic areas, subject, in some cases, to certain exceptions. Generally, the professional also agrees not to solicit business regarding any case, matter or client the professional worked on our behalf, or to solicit, hire, or influence the departure of any of our employees, consultants or independent contractors. Under the general terms of the long-term employment agreement, the professional also agrees to maintain the confidentiality of our proprietary information and affirm that we are the owners of copyrights, trade marks, patents and inventions developed during the course of employment.

Historical Events Affecting Our Operations.    During the first quarter of 2004, we announced the unanticipated departure of a number of senior professionals in our corporate finance/restructuring practice. Some or all of those professionals have formed a company to compete with us. In addition, some of our clients with engagements ongoing at that time transferred these engagements to those former employees and their company. These clients requested refunds of their retainer balances, which negatively impacted our cash flows during the early part of 2004.

In July 2004, we entered into a new lease agreement for office space in New York City. The lease expires in November 2021. In accordance with the lease terms, we received a cash inducement of $8.1 million which we have classified as deferred rent in our balance sheet. We are amortizing the cash inducement over the life of the lease as a reduction to the cash rent expense. During the fourth quarter of 2004, we consolidated our New York City and Saddle Brook, New Jersey offices and relocated our employees into the new space. As a result of this decision, we vacated our leased office facilities prior to the lease termination dates. During the fourth quarter of 2004, we recorded a loss of $4.7 million related to the abandoned facilities.

On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. Ringtail is a leading developer of litigation support and knowledge management technologies for law firms. The assets we acquired include software products and technologies and intellectual property. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 shares of our common stock valued at $15.0 million. We financed the cash portion of the purchase price with cash on hand and borrowings under our revolving line of credit. We may be required to pay the sellers additional annual consideration based upon post-acquisition revenues for the each of the years from 2005 through 2007. The earnout consideration may be up to $2.5 million per year and may be paid in cash, shares of our common stock or a combination of both. We granted the sellers contractual protection against a decline in the value of the purchase price and any earnout payment made in shares of our common stock. If, on the first anniversary date of any issuance of purchase price or earnout shares, the market price of our common stock has not increased by at least 10%, we have agreed to make an additional cash payment to the sellers equal to the deficiency. On February 28, 2006, the first anniversary date of the issuance of the purchase price shares, we were not required to make a price protection payment.

On April 19, 2005, we amended our current senior secured credit facility to provide for $50.0 million in additional secured term loan financing (the “senior secured credit facility”). Borrowing conditions, maturity, interest rate and payment terms remained substantially the same. The entire $50.0 million in additional term loan financing was fully drawn on April 19, 2005. A portion of the proceeds was used to pay amounts outstanding under our revolving line of credit, with the remainder available for general corporate purposes. In connection with the offering of our 2005 Notes on August 2, 2005, we repaid our outstanding term loans, in full, in the amount of $142.5 million.

On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio. The total acquisition cost was $42.8 million, consisting of net cash of $29.7 million, transaction costs of $0.9 million and 555,660 shares of our common stock valued at $12.2 million plus an earnout over the next three years based on future performance. Cambio is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients, which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee.

Financial and Operating Overview.    We derive substantially all of our revenues from providing professional services to our clients in the United States. Over the past several years the growth in our revenues and profitability has resulted primarily from the acquisitions we have completed and also from our ability to attract new and recurring engagements.

Most of our services are rendered under time-and-expense arrangements that require the client to pay us a fee for the hours that we incur at agreed upon rates. Under this arrangement we also bill our clients for reimbursable expenses, which may include the cost of the production of our work products and other direct expenses that we incur on behalf of the client, such as travel costs and materials that we purchase to produce presentations for courtroom proceedings. We also have performance-based engagements in which we earn a success fee if and when certain predefined outcomes occur. This type of success fee may supplement a time-and-expense arrangement. Success fee revenues may cause significant variations in our revenues and operating results due to the timing of achieving the performance-based criteria.

During the three months ended June 30, 2006, our revenues increased $35.8 million, or 28.9%, as compared to the three months ended June 30, 2005. During the six months ended June 30, 2006, our revenues increased $88.5 million, or 36.8%, as compared to the six months ended June 30, 2005. Revenues increased in each of our operating segments for the three- and six-month periods ended June 30, 2006 as compared to 2005. This growth is primarily attributable to an increase in the number of billable professionals we employ, improvements in the general economic conditions under which we operate, the acquisitions of Ringtail and Cambio completed during 2005 and the acquisition of Compass completed in January 2006.

During the year ended December 31, 2004, our revenues increased $51.3 million, or 13.7%, as compared to the year ended December 31, 2003. Revenues increased by 73.3% in our forensic/litigation/technology practice and by 397.5% in our economic consulting practice. This growth was almost entirely due to the acquisitions we completed during the fourth quarter of 2003 and to a lesser extent from internal growth. Although total revenues increased, the reduced volume of new business in the restructuring market and the unanticipated departure of a number of billable professional staff in our corporate finance/restructuring practice resulted in a 36.4% decrease in revenues from those services during 2004 as compared to 2003.

Our financial results are primarily driven by:

•	the utilization rates of the billable professionals we employ;

•	the number of billable professionals we employ;

•	the rates per hour we charge our clients for service;

•	the number and size of engagements we secure; and

•	demand for our software products and other technology services.

Utilization Rates of Billable Professionals

	Year Ended December 31,
	2003	2004	2005
Forensic/Litigation/Technology	70%	74%	76%
Corporate Finance /Restructuring	91%	82%	82%
Economic Consulting	82%	78%	82%
Total Company	83%	77%	79%

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2006	Percentage Change	2005	2006	Percentage Change
Forensic/Litigation	76%	75%	(1.3)%	78%	79%	1.3%
Corporate Finance/Restructuring	84%	74%	(11.9)%	84%	77%	(8.3)%
Economic Consulting	86%	77%	(10.5)%	86%	81%	(5.8)%
Technology(1)	74%	70%	(5.4)%	76%	77%	1.3%
Total Company	81%	74%	(8.6)%	81%	79%	(2.5)%

(1)	In 2006, we began to manage our technology practice as a separate reportable operating segment.

We calculate the utilization rate for our professionals by dividing the number of hours that all of our professionals worked on client assignments during a period by the total available working hours for all of our professionals, assuming a 40-hour work week and a 52-week year. Available working hours include vacation and professional training days, but exclude holidays. Utilization of our professionals is affected by a number of factors, including:

•	the number, size and timing of client engagements;

•	the hiring of new professionals, which generally results in a temporary drop in our utilization rate during the transition period for new hires;

•	our ability to forecast demand for our services and thereby maintain an appropriate level of professionals;

•	conditions affecting the industries in which we practice as well as general economic conditions;

•	the timing of staff vacations; and

•	conditions affecting the industries in which we practice as well as general economic conditions.

Three and six months ended June 30, 2006 compared to three and six months ended June 30, 2005

During the three- and six-month periods ended June 30, 2006, our overall utilization rate decreased as compared to 2005 which is primarily attributable to the decreased utilization of professionals in our corporate finance/restructuring and economic consulting practices. The utilization of professionals in our corporate finance/restructuring practice decreased primarily due to a decrease in the number of bankruptcy cases in the United States which has caused a decline in demand for our restructuring and turnaround services. In addition, we have invested in the expansion of our corporate finance/restructuring presence in the United Kingdom by hiring senior level professionals who have had low utilization rates due to the start-up nature of the business. The utilization of professionals in our economic consulting practice decreased primarily due to an acquisition we completed on July 31, 2005. These professionals who provide strategy and brand consulting services have a lower utilization rate than we have historically experienced. In addition, demand for our economic consulting services was very high during 2005 and the first quarter of 2006 and began to decline to more normal levels during the second quarter of 2006. The utilization of professionals in our technology practice decreased during the three-month period ended June 30, 2006 as compared to 2005 primarily due to an increase in the demand for our services that are billed on per unit basis and a decline in our services that are billable by the hour. The utilization of professionals in our technology practice increased during the six-month period ended June 30, 2006 as compared to 2005 primarily due to greater demand for our services during 2006.

Our utilization rate is highly impacted by seasonal factors such as the vacation of our staff as well as client personnel. As a result, utilization rates are lower during the summer months of the third quarter than we experience during the first half of the year.

Year ended December 31, 2005 compared to year ended December 31, 2004

During the year ended December 31, 2005, our overall utilization rate increased as compared to 2004 which is primarily attributable to the increased utilization of professionals in our forensic/litigation/technology and economic consulting practices. The increased utilization rate in our economic consulting practice is primarily attributable to larger client assignments in 2005 as compared to 2004 and to more robust market conditions. The increased utilization rate in our forensic/litigation/technology practice for the year ended December 31, 2005 as compared to 2004 is primarily attributable to more robust market conditions in 2005 and also due to the dispute advisory services business of KPMG that we acquired in the fourth quarter of 2003. The overall utilization rate of these professionals was low during 2004 after completion of the acquisition. This had a negative impact on the overall utilization rate for this practice during 2004. Our utilization rate is highly impacted by seasonal factors such as the vacation of our staff as well as client personnel. As a result, utilization rates are lower during the summer months of the third quarter than we experience during the first half of the year.

During the year ended December 31, 2004, we experienced a decrease in our overall utilization rate as compared to the year ended December 31, 2003. This is primarily attributable to a change in economic conditions, the unanticipated departures of some of our professionals and the acquisitions we completed in 2003.

During the first half of 2003, utilization rates were high and our financial performance was strong across all practice areas. However, during the third quarter of 2003, demand for our corporate finance/restructuring services began to decline, primarily resulting from a strengthening economy coupled with a decline in the volume of new business in the restructuring market. As a result of economic conditions, utilization rates decreased in our corporate finance/restructuring practice during 2003. The unanticipated departures of professionals from this practice area during the first quarter of 2004 resulted in a further reduction to utilization rates beginning in 2004, since these professionals were highly utilized. Beginning in late 2003, we began to mitigate the impact of declining utilization rates by reassigning our corporate finance/restructuring professionals to other practice areas where demand was higher. We also began to more closely manage our professional staffing levels to optimize our utilization rates. We believe we successfully implemented our business strategy as evidenced by the stabilization of the utilization rates generated by this practice area.

During the year ended December 31, 2004, the utilization rate in our forensic/litigation/technology practice was higher than for the same period of 2003. This is primarily attributable to the dispute advisory services business of KPMG that we acquired in the fourth quarter of 2003. The overall utilization rate of these professionals was much lower than we anticipated for the first few months after completion of the acquisition. This had a negative impact on the overall utilization rate of this practice late in 2003 and early in 2004. However, utilization rates improved beginning late in the first quarter of 2004, resulting in a higher utilization rate in 2004 as compared to 2003.

The utilization rate for economic consulting practice in 2004 predominately reflects the results of the Lexecon business we acquired in the fourth quarter of 2003. Prior to the Lexecon acquisition, our economic consulting practice was relatively small and the utilization rates in 2003 primarily reflect the impact of several large engagements that were ongoing at that time.

Number of Revenue—Generating Professionals

	Year Ended December 31,
	2003		2004		2005
	Headcount	% of Total	Headcount	% of Total	Headcount	% of Total
Forensic/Litigation/Technology	343	41.5%	357	47.9%	485	48.3%
Corporate Finance/Restructuring	305	36.9%	243	32.6%	336	33.4%
Economic Consulting	179	21.6%	145	19.5%	184	18.3%

Total Company	827	100.0%	745	100.0%	1,005	100.0%

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2006		Percent Change
	Headcount	% of Total	Headcount	% of Total
Forensic/Litigation	308	34.7%	340	30.3%	10.4%
Corporate Finance/Restructuring	310	34.9%	342	30.4%	10.3%
Economic Consulting	155	17.5%	214	19.0%	38.1%
Technology(1)	115	12.9%	228	20.3%	98.3%

Total Company	888	100.0%	1,124	100.0%	26.6%

(1)	In 2006, we began to manage our technology practice as a separate reportable operating segment.

Revenue-generating professionals include both billable consultants that generate revenues based on hourly billing rates and other revenue-generating employees who support our customers or develop software products.

Three and six months ended June 30, 2006 compared to three and six months ended June 30, 2005

The number of revenue-generating employees in the forensic/litigation and technology practices increased from June 30, 2005 to June 30, 2006 primarily due to increased demand for our services that began during the second half of 2005. The number of billable professionals in the corporate finance/restructuring practice increased primarily due to the expansion of our lender and transaction support group that assists lenders and other institutional clients in performing financial due diligence for loans, acquisitions and other transactions, such as stock option accounting issues. In addition, we have expanded our presence in the United Kingdom by adding 11 senior professionals since the second quarter of 2005. During the second half of 2005, the number of billable professionals in the economic consulting practice increased in response to increasing demand for economic consulting services resulting from improving market conditions. In addition, the acquisition of Compass in January 2006 added 26 revenue-generating professionals to the economic consulting practice.

Year ended December 31, 2005 compared to year ended December 31, 2004

The number of revenue-generating employees in the forensic/litigation/technology practice increased from December 31, 2004 to December 31, 2005 due to increased demand for services as well as the acquisition of Ringtail on February 28, 2005. This acquisition added 23 revenue-generating professionals to the forensic/litigation/technology practice. These professionals primarily develop software products. The number of billable professionals in the corporate finance/restructuring practice increased during 2005. In addition, the acquisition of Cambio on May 31, 2005 added 56 revenue-generating professionals to the corporate finance/restructuring practice. During 2005, the number of billable professionals in the economic consulting practice increased in response to increased demand for economic consulting services resulting from improving market conditions.

The number of revenue-generating employees decreased from December 31, 2003 to December 31, 2004 largely due to the decrease in demand for our corporate finance/restructuring services. In addition, during the first quarter of 2004, about 60 professionals departed from our corporate finance/restructuring practice. During the first quarter of 2004, about 35 employees were reorganized from the economic consulting practice to the forensic/litigation/technology practice, resulting in a decrease in the headcount in the practice area.

Average Billable Rate per Hour

	Year Ended December 31,
	2003	2004	2005
Forensic/Litigation/Technology	$270	$287	$275
Corporate Finance/Restructuring	393	407	396
Economic Consulting	270	366	368
Total Company	347	343	332

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2006	Percent Change	2005	2006	Percent Change
Forensic/Litigation	$295	$296	0.3%	$288	$293	1.7%
Corporate Finance/Restructuring	397	398	0.3%	404	396	(2.0)%
Economic Consulting	379	379	0.0%	381	375	(1.6)%
Technology(1)	242	249	2.9%	241	256	6.2%
Total Company	340	338	(0.6)%	339	337	(0.6)%

(1)	In 2006, we began to manage our technology practice as a separate reportable operating segment.

We calculate average billable rate per hour by dividing employee revenues for the period; excluding:

•	revenues generated from utilizing outside consultants;

•	revenues not associated with billable hours;

•	revenues resulting from reimbursable expenses;

•	any large success fees not substantially attributable to billable hours generated by our professionals; and

•	by the number of hours worked on client assignments during the same period.

Average billable rates are affected by a number of factors, including:

•	the relative mix of our billable professionals (utilization and number of billable professionals at varying levels of billing rates);

•	our standard billing rates, which we have increased across all practices;

•	our clients’ perception of our ability to add value through the services we provide;

•	the market demand for our services;

•	introduction of new services by our competitors;

•	the pricing policies of our competitors;

•	the mix of services that we provide;

•	the level of revenue realization adjustments made during the period, including adjustments for potential or court ordered fee and expense adjustments; and

•	general economic conditions.

Effective January 1, 2005, we modified our calculation of average billable rate per hour to include revenue realization adjustments and success fees earned as part of employee revenues. Average billable rates per hour in the table above for 2003 and 2004 have been adjusted to conform to our current presentation.

Average billable rate per hour increased in our forensic/litigation and technology practices primarily due to planned increases in billing rates during the third quarter of 2005 and the first quarter of 2006. Average billable rate per hour decreased in our corporate finance/restructuring practice during the six months ended June 30, 2006 as compared to 2005 primarily due to an increase in realization adjustments and a change in staff mix. Average billable rate per hour decreased in our economic consulting practice during the six months ended June 30, 2006 as compared to 2005 primarily due to the acquisition of Compass which has a lower average billable rate then the existing business.

Three and six months ended June 30, 2006 compared to three and six months ended June 30, 2005

Average billable rate per hour increased in our forensic/litigation and technology practices primarily due to planned increases in billing rates during the third quarter of 2005 and the first quarter of 2006. Average billable rate per hour decreased in our corporate finance/restructuring practice during the six months ended June 30, 2006 as compared to 2005 primarily due to an increase in realization adjustments and a change in staff mix. Average billable rate per hour decreased in our economic consulting practice during the six months ended June 30, 2006 as compared to 2005 primarily due to the acquisition of Compass which has a lower average billable rate then the existing business.

Year ended December 31, 2005 compared to year ended December 31, 2004

Average billable rate per hour decreased in our forensic/litigation/technology practice for the year ended December 31, 2005 as compared to 2004 primarily due to an increase in the proportion of billable professionals at lower levels, resulting in lower billing rates relative to the prior year. Our corporate finance/restructuring practice implemented bill rate increases during the second quarter of 2004, during the third quarter of 2004 as a result of promotions and again during the first quarter of 2005. However, the average billable rate per hour decreased in this practice primarily due to the following:

Changes in staff mix consisting of:

•	a 169.3% increase from 2004 to 2005 in the number of billable hours at the lowest billing rate levels as compared to a 15.6% increase in the number of billable hours at the highest levels; and

•	an increase in utilization of the professionals at the lowest billing rate levels from 2004 compared to 2005 while utilization of the highest billing professionals decreased during the same period; and

•	an increase in realization adjustments

Average billable rate per hour increased in our economic consulting practice primarily due to an increase in demand for these services and fee increases implemented in the first and third quarters of 2005 offset by higher utilization of professionals at lower billing rate levels.

Our average billable rate per hour increased across all practice areas for the year ended December 31, 2004 as compared to 2003. The improvement in average billable rates by practice area is the result of several factors, including:

•	bill rate increases implemented throughout our corporate finance/restructuring practice during the second quarter of 2004, and as a result of promotions during the third quarter of 2004;

•	a change in the mix of billable professionals in our corporate finance/restructuring practice, which resulted in an increasing percentage of our professional employees being billable at higher rates; and

•	an increase in the billable rates in our economic practice attributable to the Lexecon acquisition.

Although average billable rates increased across all of our practice areas during 2004 as compared to 2003, the total company average billable rate decreased. This decrease is due to a larger percentage of our business being generated in 2004 by the forensic/litigation/technology practice which has lower billable rates than our corporate finance/restructuring practice. In 2003, our corporate finance/restructuring practice accounted for 68.0% of our consolidated revenues, while in 2004, our corporate finance/restructuring practice accounted for 38.1% of our consolidated revenues. At the same time, the percentage of consolidated revenues generated by our forensic/litigation/technology practice increased from 27.4% during 2003 to 41.8% during 2004.

Segment Profits

We evaluate the performance of our operating segments based on operating income before depreciation, amortization and corporate selling, general and administrative expenses. Segment profit consists of the revenues generated by that segment, less the direct costs of revenues and selling, general and administrative costs that are incurred directly by that segment as well as an allocation of some centrally managed costs, such as information technology services, marketing and facility costs. Unallocated corporate costs include costs related to other centrally managed administrative costs. These administrative costs include corporate office support costs, costs relating to accounting, human resources, legal, company-wide business development functions, as well as costs related to overall corporate management.

Three and six months ended June 30, 2005 compared to three and six months ended June 30, 2004

	2005		2006
	Segment Profits	% of Segment Revenues	Segment Profits	% of Segment Revenues	Percent Change
	(dollars in thousands)
Three Months Ended June 30,
Forensic/Litigation	$13,124	34.0%	$13,337	29.6%	1.6%
Corporate Finance/Restructuring	13,817	31.1%	10,126	20.3%	(26.7)%
Economic Consulting	6,866	24.9%	9,541	26.8%	39.0%
Technology	5,809	43.3%	11,970	41.1%	106.1%
Corporate	(8,178)	—	(10,787)	—	31.9%

Total Company	$31,438	25.4%	$34,187	21.4%	8.7%

Six Months Ended June 30,
Forensic/Litigation	$24,298	31.7%	$26,350	27.7%	8.4%
Corporate Finance/Restructuring	27,197	31.7%	24,386	23.4%	(10.3)%
Economic Consulting	12,669	23.9%	18,246	24.8%	44.0%
Technology	9,560	38.1%	22,924	40.9%	139.8%
Corporate	(15,873)	—	(24,155)	—	52.2%

Total Company	$57,851	24.1%	$67,751	20.6%	17.1%

Segment profits increased by $2.7 million for the three-month period ended June 30, 2006 as compared to 2005 and by $9.9 million for the six-month period ended June 30, 2006 as compared to 2005. The increase in segment profits for the three- and six-month periods ended June 30, 2006 as compared to 2005 was driven by several factors, including the following:

•	a $0.2 million and a $2.0 million increase attributable to our forensic/litigation practice. The increase for the six-month period was due primarily to a large client assignment that was substantially completed during the first quarter of 2006 coupled with an increase in utilization rates during the first quarter of 2006;

•	a $2.7 million and a $5.6 million increase attributable to our economic consulting practice. This increase was due primarily to the acquisition of Compass in January 2006 which generated increased segment profits of $3.1 million during the three-month period and $5.6 million during the six-month period;

•	a $6.1 million and a $13.4 million increase attributable to our technology practice primarily driven by $2.1 million and $4.7 million of increased segment profits for Ringtail and an increase in demand for our technology services and products; offset by

•	a $2.6 million and a $8.3 million increase in corporate segment losses that consists primarily of the change in selling, general and administrative expense which is discussed in more detail below under “—Results of Operations—Selling, General and Administrative Expense;” and

•

a $3.7 million and a $2.8 million decrease in segment profits attributable to our corporate finance/restructuring practice. Segment profits declined in this practice primarily due to an increased investment in our current and recently hired professionals. As described above, we entered into new employment agreements with senior managing directors in this practice during the second quarter that resulted in an increase in salary expense, an increase in stock-based compensation expense and an increase in expense related to the forgiveness of loans granted in connection with employment contract renewals. The increase in compensation related expenses relating to newly hired senior professionals coupled with a decrease in utilization rates has also resulted in a decrease of segment profits in this practice. Our operations in the United Kingdom experienced a $2.6 million and a $3.8 million decline in segment profits where the growth in compensation expense has significantly exceeded the growth in revenues. The acquisition of Cambio contributed $0.1 million to the decrease in segment profits for the three-month period, however segment profits attributable to this acquisition increased by $2.5 million for the six-month period. Segment profits for our investment banking practice increased by $0.3 million during the three-month period and decreased by $0.4 million during the six-month period.

Year ended December 31, 2005 compared to year ended December 31, 2004

	Year Ended December 31,
	2003		2004		2005
	Segment Profits	% of Segment Revenues	Segment Profits	% of Segment Revenues	Segment Profits	% of Segment Revenues
	(dollars in thousands)
Forensic/Litigation/Technology	n/a	n/a	$50,556	28.3%	$70,380	32.0%
Corporate Finance/ Restructuring	n/a	n/a	50,714	31.2%	70,809	33.6%
Economic Consulting	n/a	n/a	19,333	22.5%	24,254	22.4%
Corporate	(18,720)	n/a	(26,185)	n/a	(33,857)	n/a

Total	$123,537	32.9%	$94,418	22.1%	$131,586	24.4%

n/a—Not available

The increase in segment profits for the year ended December 31, 2005 as compared to 2004 was driven by several factors, including the following:

•	a $19.8 million increase attributable to our forensic/litigation/technology practice. Included in this increase is $8.3 million attributable to the acquisition of Ringtail in February 2005. The remaining increase was due primarily to an increase in the number of billable professionals, coupled with an increase in utilization rates. This resulted in revenues growing at a faster pace than operating costs and thereby generating increased profitability.

•	a $20.1 million increase attributable to our corporate finance/restructuring practice. Improved segment profits in this practice are primarily attributable to the $22.5 million success fee received in the fourth quarter of 2005, which contributed about $13 million to segment profits after providing for incentive compensation. The acquisition of Cambio contributed $3.6 million to the increase. Segment profits also increased due to an increase in the number of billable professionals and billable hours.

•	a $4.9 million increase attributable to our economic consulting practice. This increase was due primarily to an increase in the number of billable professionals, and increased utilization of our professionals coupled with increasing average billable rates which results in increased profitability.

•	offset by a $7.7 million increase in corporate overhead expenses, which is discussed in more detail below under “—Results of Operations—Selling, General and Administrative Expense.”

Critical Accounting Policies

General.    Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, goodwill, income taxes and contingencies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition.    Our services are primarily rendered under arrangements that require the client to pay us on a time-and-expense basis. We recognize revenues for our professional services rendered under time-and-expense engagements based on the hours incurred at agreed upon rates as work is performed. We recognize revenues from reimbursable expenses in the period in which the expense is incurred. The basis for our policy is the fact that we normally obtain engagement letters or other agreements from our clients prior to performing any services. In these letters and other agreements, the clients acknowledge that they will pay us based upon our time spent on the engagement and at our agreed-upon hourly rates. We are periodically engaged to provide services in connection with client matters where payment of our fees is deferred until the conclusion of the matter or upon the achievement of performance-based criteria. We recognize revenues for these arrangements when all the performance-based criteria are met and collection of the fee is reasonably assured.

Revenues recognized but not yet billed to clients are recorded at net realizable value as unbilled receivables in our consolidated balance sheets. Billings in excess of services provided represent amounts billed to clients, such as retainers, in advance of work being performed.

Some clients pay us retainers before we begin any work for them. We hold retainers on deposit until we have completed the work. We apply these retainers to final billings and refund any excess over the final amount billed to clients, as appropriate, when we complete our work. If the client is in bankruptcy, fees for our professional services may be subject to approval by the court. In some cases, a portion of the fees to be paid to us by a client is required by a court to be held until completion of our work. We make a determination whether to record all or a portion of such a holdback as revenue prior to collection on a case-by-case basis.

Allowance for Doubtful Accounts and Unbilled Services.    We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our clients to pay our fees or for disputes that affect our ability to fully collect our billed accounts receivable, as well as potential fee reductions or refunds imposed by bankruptcy courts. Even if a bankruptcy court approves of our services, it has the discretion to require us to refund all or a portion of our fees due to the outcome of the case or a variety of other factors. We estimate the allowance for these risks by reviewing the status of all accounts and recording reserves based on our experiences in these cases and historical bad debt expense. However, our actual experience may vary significantly from our estimates. If the financial condition of our clients were to deteriorate, resulting in their inability or unwillingness to pay our fees, or the bankruptcy court requires us to refund certain fees, we may need to record additional allowances or write-offs in future periods. This risk is mitigated to the extent that we may receive retainers from some of our clients prior to performing significant services.

The provision for doubtful accounts and unbilled services is recorded as a reduction to revenues to the extent the provision relates to fee adjustments, estimates of refunds that may be imposed by bankruptcy courts and other discretionary pricing adjustments. To the extent the provision relates to a client’s inability or unwillingness to make required payments, the provision is recorded as bad debt expense which we classify within selling, general and administrative expense.

Goodwill and Other Intangible Assets.    As of June 30, 2006, goodwill and other intangible assets represented 67.1% of our total assets. The majority of our goodwill and other intangible assets were generated from acquisitions we have completed since 2002. Other intangible assets include tradenames, customer relationships, contract backlog, non-competition agreements and software. We make at least annual impairment assessments of our goodwill and intangible assets. In making these impairment assessments, we must make subjective judgments regarding estimated future cash flows and other factors to determine the fair value of the reporting units of our business that are associated with these assets. It is possible that these judgments may change over time as market conditions or our strategies change, and these changes may cause us to record impairment charges to adjust our goodwill and other intangible assets to their estimated implied fair value or net realizable value.

Stock-Based Compensation.    Effective January 1, 2006, we adopted Statement No. 123(R) and began to recognize expense in our statement of income associated with all stock-based awards based on the grant-date fair value of the awards. Compensation expense related to stock-based awards is recognized on a straight-line basis based on the value of share awards that are scheduled to vest during the requisite service period. We use the Black-Scholes option pricing model to estimate the fair value of share-based awards, such as stock options and discounts provided for stock purchases under our employee stock purchase plan. The determination of the fair value of share-based awards using an option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Those assumptions include estimating:

•	the expected term of the award, or the length of time option holders will retain their vested awards;

•	the expected volatility of the market price of our common stock over the expected term;

•	the risk free interest rate expected during the option term; and

•	the expected dividends to be paid.

We have reviewed each of these assumptions carefully and, based on the analysis discussed in note 2 to our consolidated financial statements for the six months ended June 30, 2006, determined our best estimate for these variables. Of these assumptions, the expected term of the option and expected volatility of our common stock are the most difficult to estimate since they are based on the exercise behavior of option holders and the expected performance of our common stock. An increase in the volatility of our common stock will increase the amount of compensation expense on new awards. An increase in the expected term of the awards will also cause an increase in compensation expense. Risk-free interest rates are less difficult to estimate, but an increase in the risk-free interest rate will increase compensation expense. We do not currently anticipate paying any dividends on our common stock in the foreseeable future. The dividend yield on our common stock is assumed to be zero since we do not pay dividends and have no current plans to do so in the future.

Under Statement No. 123(R), stock-based compensation expense is based on awards ultimately expected to vest and must be reduced for estimated forfeitures. Forfeitures are estimated at the time an award is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be between 0% and 3% based on historical experience. Changes in our estimated forfeiture rate could materially impact our estimate of the fair value of stock-based compensation and consequently, the related amount of expense recognized in our consolidated statement of income.

If factors change and we employ different assumptions in the application of Statement No. 123(R) in future periods, the compensation expense that we record may differ significantly from what we have recorded in the current period. Therefore, we believe it is important for investors to be aware of the high degree of subjectivity involved when using option pricing models to estimate stock-based compensation. The Black-Scholes option-pricing model and other models were developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe the existing models do not necessarily provide a reliable measure of the fair value of our share-based awards. Consequently, there is a risk that our estimates of the fair values of our share-based awards on the grant dates may bear little resemblance to the actual values realized upon the exercise, expiration, early termination or forfeiture of those share-based payments in the future. Some share-based payments, such as stock options, may expire worthless or otherwise result in zero intrinsic value as compared to the fair values originally estimated on the grant date and reported in our financial statements. Alternatively, value may be realized from these instruments that is significantly in excess of the fair values originally estimated on the grant date and reported in our financial statements. There is currently no market-based mechanism nor other practical application to verify the reliability and accuracy of the estimates derived from these valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of share-based awards is determined in accordance with Statement No. 123(R) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

Income Taxes.    Our income tax provision consists principally of federal and state income taxes. We generate income in a significant number of states located throughout the United States. Our effective income tax rate may fluctuate due to a change in the mix of earnings between higher and lower state tax jurisdictions and the impact of non-deductible expenses. Additionally, we record deferred tax assets and liabilities using the asset and liability method of accounting which requires us to measure these assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We have not recorded any significant valuation allowances on our deferred tax assets as we believe the recorded amounts are more likely than not to be realized. If the assumptions used in preparing our income tax provision differ from those used in the preparation of our income tax return, we may experience a change in our effective income tax rate for the year.

Results of Operations

Three and six months ended June 30, 2006 compared to three and six months ended June 30, 2005

Revenues

	2005		2006
	Revenues	% of Total	Revenues	% of Total	Percent Change
	(dollars in thousands)
Three Months Ended June 30,
Forensic/Litigation	$38,602	31.2%	$45,112	28.3%	16.9%
Corporate Finance/Restructuring	44,342	35.8%	49,914	31.2%	12.6%
Economic Consulting	27,544	22.2%	35,627	22.3%	29.3%
Technology	13,429	10.8%	29,107	18.2%	116.7%

Total Company	$123,917	100.0%	$159,760	100.0%	28.9%

Six Months Ended June 30,
Forensic/Litigation	$76,644	31.9%	$95,225	28.9%	24.2%
Corporate Finance/Restructuring	85,836	35.7%	104,004	31.6%	21.2%
Economic Consulting	52,968	22.0%	73,703	22.4%	39.1%
Technology	25,083	10.4%	56,092	17.1%	123.6%

Total Company	$240,531	100.0%	$329,024	100.0%	36.8%

Revenues for the quarter ended June 30, 2006 increased $35.8 million or 28.9% as compared to the quarter ended June 30, 2005. Revenues for the six months ended June 30, 2006 increased $88.5 million or 36.8% as compared to the six months ended June 30, 2005. The increase in revenues is attributable to the following:

•	Forensic/Litigation Practice. Revenues increased by $6.5 million for the three-month period and by $18.6 million for the six-month period primarily due to an increase in the number of billable professionals and a large client assignment which was substantially completed during the first quarter of 2006 that temporarily drove up utilization rates.

•	Corporate Finance/Restructuring Practice. Revenues increased by $5.5 million for the three-month period and $18.2 million for the six-month period due to the following:

•	a $2.3 million and a $9.6 million increase attributable to the acquisition of Cambio that occurred on May 31, 2005;

•	a $2.9 million and a $9.1 million increase attributable to increases in hourly billing rates as well as increases in the number of billable professionals partially offset by decreased utilization rates and increased realization adjustments;

•	a $0.6 million increase for the three-month period and a $0.3 million decrease for the six-month period related to our merger and acquisitions group; offset by

•	a $0.3 million and a $0.2 million decrease in revenues related to our corporate finance/restructuring operations in the United Kingdom.

•	Economic Consulting Practice. Revenues increased by $8.1 million for the three-month period and by $20.7 million for the six-month period. These increases are primarily due to the acquisition of Compass in January 2006 and smaller acquisitions completed during the third quarter of 2005 which contributed $6.9 million to the increase in the three-month period and $13.1 million to the increase in the six-month period. Improving market conditions throughout 2005 and into the first quarter of 2006 also contributed to the increase during the six-month period.

•	Technology Practice. Revenues increased by $15.7 million for the three-month period and by $31.0 million for the six-month period. The acquisition of Ringtail in February 2005 contributed $2.9 million and $7.0 million to the increase. The remaining increase is attributable to the 98.3% increase in the number of revenue-generating professionals in this practice coupled with an increase in billing rates. The increase in the number of revenue-generating professionals was necessary to support the increasing demand for services which began during the second half of 2005.

Direct Cost of Revenues

	2005		2006		Percent Change
	Cost of Revenues	% of Segment Total	Cost of Revenues	% of Segment Total
	(dollars in thousands)
Three Months Ended June 30,
Forensic/Litigation	$19,151	49.6%	$23,822	52.8%	24.4%
Corporate Finance/Restructuring	23,393	52.8%	31,716	63.5%	35.6%
Economic Consulting	17,006	61.7%	21,639	60.7%	27.2%
Technology	5,642	42.0%	12,906	44.3%	128.7%

Total Company	$65,192	52.6%	90,083	56.4%	38.2%

Six Months Ended June 30,
Forensic/Litigation	$39,558	51.6%	$52,159	54.8%	31.9%
Corporate Finance/Restructuring	44,565	51.9%	62,729	60.3%	40.8%
Economic Consulting	33,457	63.2%	46,416	63.0%	38.7%
Technology	11,957	47.7%	24,038	42.9%	101.0%

Total Company	$129,537	53.9%	$185,342	56.3%	43.1%

Our direct cost of revenues consists primarily of employee compensation and related payroll benefits, including the amortization of signing bonuses given in the form of forgivable loans, stock-based compensation, the cost of outside consultants that we retain to supplement our professional staff, reimbursable expenses, including travel and out-of-pocket expenses incurred in connection with an engagement; depreciation on equipment used to support our client engagements and other related expenses billable to clients. Direct cost of revenues increased as a percentage of revenues in our corporate finance/restructuring and forensic/litigation practices primarily due to increased employee compensation expenses as we continue to invest in high quality people, particularly at the senior management level, to respond to increasing demand for our services. As discussed above, during the second quarter of 2006, we entered into new employment agreements with senior managing directors in our corporate finance/restructuring practice resulting in an increase in salary, bonus, stock-based compensation and forgivable loan expenses. In addition, the expansion of our presence in the United Kingdom, where utilization has been low, has resulted in expenses increasing at a faster pace than revenues. A decline in utilization rates in both the corporate finance/restructuring and forensic/litigation practices during the second quarter of 2006 as compared to the first quarter of 2006 has also contributed to the increase in direct costs as a percentage of revenues. In the technology practice, direct cost of revenues increased as a percentage of revenues for the three months ended June 30, 2006 as compared to 2005 primarily due to an increase in incentive compensation and the adoption of a new accounting standard in 2006 that requires us to record expense related to stock options granted. For the six months ended June 30, 2006 as compared to 2005, the direct cost of revenues as a percentage of revenues in the technology practice decreased. This is primarily due to strong performance during the first quarter of 2006 when utilization rates were high, as well as the acquisition of Ringtail on February 28, 2005, which generates a high gross margin due to the nature of its software business as compared with the historical results of the technology practice.

Selling, General and Administrative Expense

	2005		2006		Percent Change
	Selling, General & Administrative	% of Segment Revenues	Selling, General & Administrative	% of Segment Revenues
	(dollars in thousands)
Three Months Ended June 30,
Forensic/Litigation	$6,780	17.6%	$8,419	18.7%	24.2%
Corporate Finance/Restructuring	7,563	17.1%	8,412	16.9%	11.2%
Economic Consulting	3,977	14.4%	4,766	13.4%	19.8%
Technology	2,506	18.7%	5,229	18.0%	108.7%
Corporate	8,464	—	11,784	—	39.2%

Total Company	$29,290	23.6%	$38,610	24.2%	31.8%

Six Months Ended June 30,
Forensic/Litigation	$13,882	18.1%	$17,677	18.6%	27.3%
Corporate Finance/Restructuring	14,663	17.1%	17,359	16.7%	18.4%
Economic Consulting	7,425	14.0%	9,668	13.1%	30.2%
Technology	4,487	17.9%	10,996	19.6%	145.1%
Corporate	16,986	—	26,136	—	53.9%

Total Company	$57,443	23.9%	$81,836	24.9%	42.5%

Selling, general and administrative expenses consist primarily of salaries and benefits paid to office and sales staff, rent, marketing, corporate overhead expenses, bad debt expense and depreciation and amortization of property and equipment. Segment selling, general and administrative costs include those expenses that are incurred directly by that segment as well as an allocation of some centrally managed costs, such as information technology services, marketing and facility costs. Unallocated corporate selling, general and administrative costs include expenses related to other centrally managed administrative and marketing functions. These costs include corporate office support costs, costs relating to accounting, human resources, legal, company-wide business development and advertising functions, as well as costs related to overall corporate management.

Selling, general and administrative expenses related to our operating segments increased by $6.0 million for the three-month period ended June 30, 2006 as compared to 2005 and by $15.2 million for the six-month period ended June 30, 2006 as compared to 2005. The increased expenses resulted from the following:

•	Forensic/Litigation Practice. Selling, general and administrative expenses increased by $1.6 million and $3.8 million for the three- and six-month periods ended June 30, 2006 as compared to 2005. These increases are primarily due to a $0.5 million and a $0.9 million increase in payroll and travel related expenses; a $0.6 million and a $0.9 million increase in outside services and legal expenses; a $0.3 million and a $1.7 million increase in bad debt expense; and a $0.3 million and a $0.5 million increase in marketing and advertising related expenses; offset by a $0.1 million and a $0.2 million decrease in other expenses.

•

Corporate Finance/Restructuring Practice.    Selling, general and administrative expenses increased by $0.9 million and $2.7 million for the three- and six-month periods ended June 30, 2006 as compared to 2005. These increases are primarily due to a $0.8 million and a $2.1 million increase in payroll and travel related expenses; a $0.4 million and a $0.5 million increase in marketing and advertising related expenses, a $0.4 million and a $0.3 million increase in outside services and legal expenses; a $0.4 million decrease in rent and facility related costs during the six-month period; and a $0.7 million decrease in bad debt expense during the three-month period and a $0.2 million increase in bad debt expense during the six-month period. About half of the overall increase in selling, general and administrative expenses in this practice is related to the acquisition of Cambio on May 31, 2005.

•	Economic Consulting Practice. Selling, general and administrative expenses increased by $0.8 million and $2.2 million for the three- and six-month periods ended June 30, 2006 as compared to 2005. These increases are primarily due to a $0.7 million and a $1.1 million increase in payroll and travel related expenses; a $0.4 million increase in outside services during the six-month period; a $0.5 million increase in rent and facility related costs during the six-month period; and a $0.1 million and a $0.2 million increase in other expenses.

•	Technology Practice. Selling, general and administrative expenses increased by $2.7 million and $6.5 million for the three- and six-month periods ended June 30, 2006 as compared to 2005. These increases are primarily due to a $1.2 million and a $3.0 million increase in payroll and travel related expenses; a $0.8 million and a $2.0 million increase in rent and facility related costs, including depreciation expense; a $0.5 million and a $1.1 million increase in bad debt expense; and a $0.2 million and a $0.4 million increase in other expenses. Selling, general and administrative expenses have grown in this practice primarily to support its enormous growth over the last year.

Our corporate selling, general and administrative expenses increased by $3.3 million and $9.2 million for the three- and six-month periods ended June 30, 2006 as compared to 2005. The increase in our corporate selling, general and administrative expenses for the three- and six-month periods ended June 30, 2006 as compared to 2005 is attributable to the following:

•	a $1.6 million and a $4.2 million increase related to the implementation of a new accounting standard which requires us to expense the fair value of stock options we grant and the fair value of the discount we offer employees who purchase shares under our employee stock purchase plan;

•	a $0.4 million decrease and $1.7 million increase in salaries and benefits as a result of a 31.3% increase in the number of corporate employees necessary to support our growing organization and increased regulatory requirements offset by a decrease in incentive compensation expense during the second quarter of 2006;

•	a $0.6 million and a $1.2 million increase in travel related expenses primarily related to the lease of a corporate aircraft which we entered into in December 2005;

•	a $0.4 million and a $0.9 million increase in office rent and facility related costs, including depreciation and amortization expense;

•	a $0.5 million and a $0.7 million increase in marketing and advertising expenses primarily attributable to corporate sponsorships and events to promote our company; and

•	a $0.6 million and $0.5 million increase in other expenses to support a growing corporate services organization.

Amortization of Other Intangible Assets.    Amortization expense related to other intangible assets increased by $1.2 million, or 74.4%, for the three months ended June 30, 2006 as compared to 2005 and by $3.4 million, or 144.3%, for the six months ended June 30, 2006 as compared to 2005. The increase is primarily due to the acquisition of Cambio that we completed during the second quarter of 2005 and the acquisition of Compass that we completed in January 2006. We expect amortization to increase as a result of the acquisition of International Risk that we completed in July 2006.

Interest Expense and Other.    Interest expense increased by $3.5 million, or 141.2%, for the three months ended June 30, 2006 as compared to 2005 and by $7.7 million, or 180.2%, for the six months ended June 30, 2006 as compared to 2005. The increase is due to the issuance of our 2005 Notes in August 2005. During the three- and six-month periods ended June 30, 2005, interest expense primarily consists of interest on our amended and restated senior secured credit facility.

Income Tax Provision.    Our effective tax rate increased from 42.0% for the three and six months ended June 30, 2005 to 44.5% for the three months ended June 30, 2006 and 45% for the six months ended June 30, 2006. This rate increase is primarily due to the implementation of a new accounting standard which requires us to expense the fair value of incentive stock options we grant and the fair value of the discount we offer employees who purchase shares under our employee stock purchase plan. We are not entitled to a tax deduction for these expenses unless a disqualifying disposition occurs. Since we can not predict when or if we will be entitled to a tax deduction for these items, we are unable to record a tax benefit for these items. Excluding the impact of implementing this accounting standard, our effective tax rate is 42.8% for the three months ended June 30, 2006 and 42.7% for the six months ended June 30, 2006.

Year ended December 31, 2005 compared to year ended December 31, 2004

Revenues

	Year Ended December 31,
	2004		2005		Percent Change
	Revenues	% of Total	Revenues	% of Total
	(dollars in thousands)
Forensic/Litigation/Technology	$178,650	41.8%	$220,120	40.8%	23.2%
Corporate Finance/Restructuring	162,495	38.1%	211,027	39.1%	29.9%
Economic Consulting	85,860	20.1%	108,398	20.1%	26.2%

Total Company	$427,005	100.0%	$539,545	100.0%	26.4%

Revenues for the year ended December 31, 2005 increased $112.5 million, or 26.4%, as compared to the year ended December 31, 2004. The increase in revenues is attributable to the following:

Forensic/Litigation/Technology Practice.    Revenues increased by $41.5 million during 2005 as compared to 2004. The acquisition of the Ringtail group on February 28, 2005 contributed to the increased revenues by $11.5 million for the year ended December 31, 2005 as compared to 2004. Our existing technology practice also contributed to the increased revenues in this practice by $16.3 million for the year ended December 31, 2005 as compared to 2004. The remaining increase is attributable to an increase in the number of billable professionals and higher utilization rates.

Corporate Finance/Restructuring Practice.    Revenues increased by $48.5 million during the year ended December 31, 2005 as compared to 2004 due to the following:

•	a $22.5 million success fee received during the fourth quarter of 2005;

•	a $16.8 million increase attributable to the acquisition of Cambio that occurred on May 31, 2005;

•	a $15.0 million increase attributable to increases in the number of billable professionals as well as increases in hourly billing rates; and

•	a $0.7 million increase attributable to our merger and acquisitions group; offset by

•	a $6.5 million decrease related to the unanticipated departure of a number of billable professionals during the year ended December 31, 2004.

Economic Consulting Practice.    Revenues increased by $22.5 million primarily due to increases in the number of billable professionals as well as increased utilization of our professionals relating to increased demand for economic consulting services resulting from more robust market conditions in 2005 as compared to 2004.

Direct Cost of Revenues

	Year Ended December 31,
	2004		2005		Percent Change
	Revenues	% of Total	Revenues	% of Total
	(dollars in thousands)
Forensic/Litigation/Technology	$95,473	53.4%	$112,503	51.1%	17.8%
Corporate Finance/Restructuring	84,877	52.2%	109,617	51.9%	29.1%
Economic Consulting	54,620	63.6%	69,472	64.1%	27.2%

Total Company	$234,970	55.0%	$291,592	54.0%	24.1%

Our direct cost of revenues consists primarily of employee compensation and related payroll benefits, including the amortization of signing bonuses given in the form of forgivable loans, the cost of outside consultants that we retain to supplement our professional staff, reimbursable expenses, including travel and out-of-pocket expenses incurred in connection with an engagement; depreciation on equipment used to support our client engagements and other related expenses billable to clients. Direct cost of revenues decreased as a percentage of revenues for the year ended December 31, 2005 as compared to 2004 for the forensic/litigation/technology practice. This is primarily due to higher utilization rates as well as the acquisition of Ringtail on February 28, 2005, which generates a high gross margin due to the nature of its software business as compared with the historical results of this operating segment. Direct cost of revenues decreased as a percentage of revenues in our corporate finance/restructuring practice primarily due to the net effect of the $22.5 million success fee received in 2005. Excluding the impact of the success fee, direct cost of revenues for the corporate finance/restructuring practice increased as a percentage of revenues to 53% primarily due to an increase in compensation expense as we continue to invest in high quality people, particularly at the senior management level, to respond to increasing demand for our services. Direct cost of revenues as a percentage of revenues in our economic consulting practice remained relatively stable at about 64% for the year ended December 31, 2005 as compared to 2004.

Selling, General and Administrative Expense

	Year Ended December 31,
	2004		2005		Percent Change
	Selling, General & Administrative	% of Segment Revenues	Selling, General & Administrative	% of Segment Revenues
	(dollars in thousands)
Forensic/Litigation/Technology	$36,175	20.2%	$41,637	18.9%	15.1%
Corporate Finance/Restructuring	28,512	17.5%	32,248	15.3%	13.1%
Economic Consulting	12,839	15.0%	15,858	14.6%	23.5%
Corporate	29,204	—	37,984	—	30.1%

Total Company	$106,730	25.0%	$127,727	23.7%	19.7%

Selling, general and administrative expenses consist primarily of salaries and benefits paid to office and sales staff, rent, marketing, corporate overhead expenses, bad debt expense and depreciation and amortization of property and equipment. Segment selling, general and administrative costs include those expenses that are incurred directly by that segment as well as an allocation of some centrally managed costs, such as information technology services, marketing and facility costs. Unallocated corporate selling, general and administrative costs include expenses related to other centrally managed administrative and marketing functions. These costs include corporate office support costs, costs relating to accounting, human resources, legal, company-wide business development and advertising functions, as well as costs related to overall corporate management. Selling, general and administrative expenses decreased as a percentage of revenues across all operating segments for the year ended December 31, 2005 as compared to 2004 except for corporate overhead costs which increased as a percentage of total revenues from 6.8% during 2004 to 7.0% during 2005.

Selling, general and administrative expenses related to our operating segments increased by $12.2 million for the year ended December 31, 2005 as compared to 2004. The increased expenses resulted from the following:

•	Forensic/Litigation/Technology Practice. Selling, general and administrative expenses increased by $5.5 million for the year ended December 31, 2005 as compared to 2004. This increase is primarily due to a $3.5 million increase in rent and facility related costs; a $1.0 million increase in recruiting expenses; a $1.3 million increase in payroll related and other expenses; offset by a $0.3 million decrease in bad debt expense.

•	Corporate Finance/Restructuring Practice. Selling, general and administrative expenses increased by $3.7 million for the year ended December 31, 2005 as compared to 2004. This increase is primarily due to a $1.7 million increase in rent and facility related costs; a $0.9 million increase in recruiting expenses; a $0.5 million increase in outside service and legal expenses; and a $1.7 million increase in payroll related and other expenses; offset by a $1.1 million decrease in bad debt expense.

•	Economic Consulting Practice. Selling, general and administrative expenses increased by $3.0 million for the year ended December 31, 2005 as compared to 2004. This increase is primarily due to a $1.0 million increase in rent and facility related costs; a $0.4 million increase in recruiting expenses; a $1.7 million increase in payroll related and other expenses; offset by a $0.1 million decrease in bad debt expense.

Rent expense increased in our forensic/litigation/technology and corporate finance/restructuring practices primarily due to the relocation of our New York City offices into a larger facility during the fourth quarter of 2004.

Our corporate selling, general and administrative expenses increased by $8.8 million for the year ended December 31, 2005 as compared to 2004. The increased expenses resulted from the following:

•	a $6.5 million increase in salaries, bonuses and related employee expenses as a result of a $3.3 million increase in executive bonus expense and a 20.7% increase in the number of corporate employees necessary to support our growing organization and to comply with increased regulatory requirements;

•	a $0.6 million increase in recruiting expense primarily to expand our executive management team to support a larger organization;

•	a $3.1 million increase related to office rent and facility related costs, including a $1.1 million increase in depreciation and amortization expense, to support a growing corporate services organization;

•	a $1.6 million increase in outside services, primarily due to increases in fees for audit, tax, legal and other consulting services;

•	a $0.8 million increase in advertising and other costs necessary to support a larger organization; offset by

•	a $3.8 million decrease in losses related to subleased facilities in our New York City facilities. See “Overview—Recent Events Affecting Our Operations.”

Amortization of Other Intangible Assets.    The amortization expense related to other intangible assets decreased by $0.3 million, or 4.4%, for the year ended December 31, 2005 as compared to 2004 resulting from a $4.4 million increase attributable to the acquisitions completed during 2005, offset by a decrease of $4.7 million as substantially all of the contract backlog, intellectual property and non-competition agreements associated with the acquisitions completed in 2002 and 2003 became fully amortized during 2004 and 2005.

Interest Expense and Other.    During 2004 and through the second quarter of 2005, interest expense primarily consisted of interest on our term loans and revolving line of credit. Since August 2, 2005, interest expense is primarily attributable to the debt offerings we completed on that date. Interest expense increased by $8.7 million for the year ended December 31, 2005 as compared to 2004, primarily due to the debt offerings we completed during 2005.

Early Extinguishment of Term Loans.    On August 2, 2005, we used $142.5 million of the net proceeds from our 2005 Notes offerings to repay all outstanding term loan borrowings under our senior secured credit facility prior to maturity. As a result of this early extinguishment of debt, we wrote off $1.7 million of unamortized debt financing fees.

Discount on Note Receivable.    In December 2004, we agreed to discount a note receivable due from the purchasers of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note ahead of its maturity in 2010. We received this prepayment in January 2005.

Litigation Settlement Gains (Losses), net.    Litigation settlement losses for the year ended December 31, 2005 consists primarily of $0.7 million we paid in May 2005 to settle potential litigation in connection with a company we sold in 2003 as well as $0.9 million for employment related and other smaller settlements.

Year ended December 31, 2004 compared to year ended December 31, 2003

Revenues

	Year Ended December 31,
	2003		2004		Percent Change
	Revenues	% of Total	Revenues	% of Total
	(dollars in thousands)
Forensic/Litigation/Technology	$103,101	27.4%	$178,650	41.8%	73.3%
Corporate Finance/Restructuring	255,336	68.0%	162,495	38.1%	(36.4)%
Economic Consulting	17,258	4.6%	85,860	20.1%	397.5%

Total	$375,695	100.0%	$427,005	100.0%	13.7%

Revenues from continuing operations increased during the year ended December 31, 2004 as compared to 2003. This increase is primarily attributable to the acquisitions we completed during the fourth quarter of 2003 offset by the decrease in demand for our corporate finance/ restructuring services, which began during the third quarter of 2003, as well as the unanticipated departure of professionals from this practice during the first quarter of 2004. The acquisitions of Ten Eyck and the dispute advisory services business from KPMG accounted for about $67.8 million of the $75.5 million increase in revenues from our forensic/litigation/technology practice. The remainder of the increase in revenues from our forensic practice is primarily attributable to growth in our trial consulting business.

The acquisition of Lexecon accounted for substantially all of the increase in revenues related to our economic consulting practice.

Our corporate finance/restructuring practice accounted for 68.0% of our revenues during the year ended December 31, 2003 as compared to 38.1% during the year ended December 31, 2004. Late in the third quarter of 2003, we began to experience a decrease in demand for our corporate finance/restructuring related services, which negatively impacted our revenues from that practice. The departure of a number of our billable professionals in the corporate finance/restructuring practice during the first quarter of 2004 also contributed to the decrease in revenues from that practice. Because this practice generates the highest billable rate per hour, the decrease in revenues attributable to this practice has largely impacted our overall revenue growth. Revenues attributable to this practice stabilized beginning in the second quarter of 2004 after decreasing significantly from the fourth quarter of 2003 to the first quarter of 2004.

Direct Cost of Revenues

	Year Ended December 31,
	2003		2004
	Cost of Revenues	% of Segment Revenues	Cost of Revenues	% of Segment Revenues	Percent Change
		(dollars in thousands)
Forensic/Litigation/Technology	$57,256	55.5%	$95,473	53.4%	66.7%
Corporate Finance/Restructuring	108,826	42.5%	84,877	52.2%	(22.0)%
Economic Consulting	10,347	60.0%	54,620	63.6%	427.9%

Total	$176,429	47.0%	$234,970	55.0%	33.2%

Direct cost of revenues increased as a percentage of revenues in both our corporate finance/restructuring and economic consulting segments primarily due to lower utilization rates experienced by those practices during the year ended December 31, 2004 as compared to the same period in 2003. This resulted from revenues growing at a slower pace than direct costs. In addition:

•	The number of billable professionals in our corporate finance/restructuring practice decreased by 20.3%, from 305 to 243, resulting in a decrease in direct costs in that practice. The unanticipated departure of some of our professionals in this practice during the first quarter of 2004 accounts for the majority of the decrease. This contributed to the increase in direct costs as a percentage of revenues in that practice, primarily because these professionals generally operated at higher utilization rates and higher billable rates than our other professionals.

•	The acquisition of Lexecon, which operates at a lower gross margin than our other operating segments, contributed to the increase in our economic consulting practice.

•	During 2004, we paid $10.6 million in signing bonuses to attract and retain highly-skilled professionals. These signing bonuses were granted in the form of forgivable loans that we are amortizing over periods of one to five years. These signing bonuses increased direct costs during 2004 as compared to 2003 by $0.8 million in the forensic practice, $1.4 million in the corporate finance/restructuring practice and $0.4 million in the economic consulting practice.

Direct cost of revenues as a percentage of revenues for the forensic/litigation/technology practice decreased slightly during 2004 as compared to 2003. This is primarily due to an improvement in utilization rates which resulted in revenues growing at a faster pace than direct costs.

Selling, General and Administrative Expense

	Year Ended December 31,
	2003		2004
	Selling, General & Administrative	% of Segment Revenues	Selling, General & Administrative	% of Segment Revenues	Percent Change
Forensic/Litigation/Technology	n/a	n/a	$36,175	20.2%	n/a
Corporate Finance/Restructuring	n/a	n/a	28,512	17.5%	n/a
Economic Consulting	n/a	n/a	12,839	15.0%	n/a
Corporate	$17,632	n/a	29,204	n/a	39.1%

Total	$78,701	20.9%	$106,730	25.0%	35.6%

n/a—Not available

Selling, general and administrative expense increased as a percentage of our total revenues for the year ended December 31, 2004 as compared to 2003. This increase is largely attributable to increased personnel, facilities and general corporate expenses associated with the businesses we acquired in late 2003. The number of non-billable employees increased by 12.4%, from 258 at December 31, 2003 to 290 at December 31, 2004.

The increase in corporate overhead expenses is primarily related to increased back-office staffing and related costs to support our growing organization. In addition, corporate staffing and consulting costs have increased to address the requirements of the Sarbanes-Oxley Act and to further strengthen our corporate governance activities. In particular, beginning in late 2003 we began expanding our internal legal and audit departments and enhanced our regulatory reporting functions.

Bad debt expense increased as a percentage of revenues from 1.4% for the year ended December 31, 2003 to 1.7% for the year ended December 31, 2004. This increase accounted for $2.0 million of the increase in our total selling, general and administrative expenses. The majority of this increase, or $1.6 million, is attributable to our acquired operations. The remaining increase is primarily attributable to our corporate finance/restructuring practice. The days sales outstanding related to our corporate finance/restructuring practice more than doubled, from just under 30 days to just under 60 days. As a result of the unanticipated departure of professionals during the first quarter of 2004, we returned a large volume of retainers to clients we lost. This resulted in an increase in days sales outstanding, as the remaining part of this practice does not generally obtain large retainers in advance of performing work.

Depreciation and amortization of property and equipment classified within total selling, general and administrative expense increased by $2.1 million, or 34.8%, from the year ended December 31, 2003 as compared to the same period in 2004. This increase is a result of the increase in the furniture and equipment and office build-out necessary to support a larger organization which grew as a result of the acquisitions we completed during the fourth quarter of 2003.

Loss on Abandoned Facilities.    During the fourth quarter of 2004, we consolidated our New York City and one of our Saddle Brook, New Jersey offices and relocated our employees into new office facilities in New York City. As a result of this decision, we vacated our leased office facilities prior to the lease termination dates. During the fourth quarter of 2004, we recorded a loss of $4.7 million related to the abandoned facilities.

Special Termination Charges.    During the fourth quarter of 2003 we recorded $3.1 million of special termination charges. These charges relate to contractual benefits payable to specified employees as a result of the termination of their employment.

Amortization of Other Intangible Assets.    The amortization expense related to other intangible assets increased by $3.2 million, or 85.8%, for the year ended December 31, 2004 as compared to the same period in 2003. This increase is related to the identifiable intangible assets recorded in connection with the acquisitions we completed during the fourth quarter of 2003.

Interest Expense.    Interest expense consists primarily of interest on debt we incurred to purchase businesses over the past several years, including the amortization of deferred bank financing fees. Interest expense increased by $1.8 million, or 38.5%, for the year ended December 31, 2004 as compared to 2003. This increase is primarily attributable to higher average borrowings outstanding during 2004 as compared to 2003. Average borrowings increased in the fourth quarter of 2003 and remained at this higher level throughout 2004 as a result of the three business combinations completed in late 2003. During the year ended December 31, 2003, we wrote off $768,000 of deferred bank financing fees as a result of the early extinguishment of long-term debt.

Discount on Note Receivable.    In December 2004, we agreed to discount a note receivable due from the owners of one of our former subsidiaries. We discounted this note by $475,000 in exchange for payment of the note ahead of its maturity in 2010. We received this prepayment in January 2005.

Litigation Settlement Gains (Losses), Net.    During the fourth quarter of 2004, we reached a settlement on various lawsuits. As a result, we recorded a gain of $1.7 million, net of legal costs.

Income Taxes.    Our effective tax rate for continuing operations was 42.1% during 2004 and 40.9% during 2003. Our effective tax rate increased over the past year as a result of an increasing portion of our taxable income being generated in state and local jurisdictions with higher tax rates. See note 9 of Notes to Consolidated Financial Statements for the year ended December 31, 2005 appearing elsewhere in this offering memorandum for a reconciliation of the federal statutory rate to our effective tax rates during each of these years, and a summary of the components of our deferred tax assets and liabilities. We anticipate that our effective tax rate during 2005 will be similar to 2004.

Liquidity and Capital Resources

Cash Flows

	Year Ended December 31,		Change from Previous Year		Six Months Ended June 30,		Change from Previous Year
	2004	2005	Dollars	Percent	2005	2006	Dollars	Percent
	(dollars in thousands)
Net cash provided by (used in) operating activities	$58,443	$99,379	$40,936	70.0%	$15,974	$(30,047)	$(46,021)	(288.1)%
Net cash used in investing activities	(13,693)	(64,858)	(51,165)	373.7%	(50,183)	(67,515)	(17,332)	(34.5)%
Cash provided by (used in) financing activities	(24,811)	93,158	117,969	(475.5)%	31,608	(18,239)	(49,847)	(157.7)%

Six months ended June 30, 2006 compared to six months ended June 30, 2005

We have historically financed our operations and capital expenditures solely through cash flows from operations. During the first quarter of our fiscal year, our working capital needs generally exceed our cash flows from operations due to the payments of annual incentive compensation amounts and estimated income taxes. Our cash flows generally improve during the last three quarters of each year.

During the six months ended June 30, 2006, we have used more cash to fund our operating activities than we did during the six months ended June 30, 2005. This is primarily due to our increasing investment in our professionals. Our operating assets and liabilities consist primarily of billed and unbilled accounts receivable, accounts payable and accrued expenses and accrued compensation expense. The timing of billings and collections of receivables as well as payments for compensation arrangements affect the changes in these balances. During 2006, we had higher incentive compensation payments than in 2005 primarily due to our strong performance in 2005 as well as the payment of $8.1 million of bonuses in connection with the large success fee we received during the fourth quarter of 2005. In connection with the employment agreements we entered into with senior managing directors in the corporate finance/restructuring practice during the six months ended June 30, 2006, we funded $17.5 million of forgivable loans. We also used $8.0 million during 2006 to fund loans in connection with the Compass acquisition.

During 2006, our accounts receivable, net of billings in excess of services provided, have increased across most of our practice areas causing an increase in our cash used in operations as compared to 2005. This is primarily due to increasing revenues and increasing days sales outstanding. Our days sales outstanding increased by about nine days from December 31, 2005 to June 30, 2006. At June 30, 2006, a trade receivable for our economics practice classified within other long-term assets represents $11.6 million of fees for services rendered where payment will not be received until completion of the client engagement. This specific matter causes days sales outstanding to increase in this practice.

Net cash used in investing activities during the six months ended June 30, 2006 increased $17.3 million as compared to the same period in 2005 primarily due to an increase in cash used to fund acquisition activities. During the six months ended June 30, 2006, net cash used in investing activities includes $46.9 million used to acquire Compass, which represents the total cash paid for the acquisition of $47.3 million net of $0.4 million of cash received. In addition, we placed $9.0 million in an escrow account during the second quarter of 2006 to fund the acquisition of International Risk. During the six months ended June 30, 2005, net cash used in investing activities included $26.5 million of net cash used to acquire Cambio and $19.6 million to fund the Ringtail acquisition, offset by $5.5 million received as payment in full from a note receivable due from the purchasers of one of our former subsidiaries. Capital expenditures have remained relatively flat during the six-month period ended June 30, 2006 as compared to 2005. We expect capital expenditures to increase as we continue to invest in our technology practice and renovate or expand our offices. We had no material outstanding purchase commitments as of June 30, 2006.

Our financing activities have consisted principally of borrowings and repayments under long-term debt arrangements as well as issuances of common stock. Our long-term debt arrangements have principally been obtained to provide financing for our business acquisitions or to refinance existing indebtedness. During the six months ended June 30, 2006, our financing activities consisted of $23.4 million of cash used to repurchase shares of our common stock, offset by $4.3 million of cash received from the exercise of stock options. During the six months ended June 30, 2005, our financing activities consisted of $33.5 million of net borrowings under our senior secured credit facility and common stock repurchases of $7.7 million offset by $2.6 million of cash received from the exercise of stock options.

Since October 2003, our board of directors has authorized us to use up to $219.7 million of cash to purchase, from time to time, shares of our common stock. Our share repurchase program is effective through December 31, 2006. The shares of common stock may be purchased through open market or privately negotiated transactions and will be funded with a combination of cash on hand, existing bank credit facilities or new credit facilities. During the six months ended June 30, 2006, we purchased and retired 600,000 shares of our common stock at a total cost of $16.6 million. Since inception of the program, we have purchased and retired a total of 7.6 million shares of our common stock for a total of $186.2 million leaving $33.5 million authorized for future purchases.

Year ended December 31, 2005 compared to year ended December 31, 2004

During the first quarter of our fiscal year, we used borrowings under our revolving line of credit to finance some of our cash needs for operating activities and capital expenditures. We also used borrowings under our revolving line of credit during the first quarter to finance our acquisition of Ringtail and our share repurchase program, discussed in more detail below. Our cash flows from operations improved during 2004 and 2005 subsequent to the first quarter of each year.

During 2005, our accounts receivable, net of billings in excess of services provided have increased across all practice areas since December 31, 2004. This is primarily due to increasing revenues. Our days sales outstanding have improved since December 31, 2004 due to our increased focus on collection activities. At December 31, 2005, trade receivables classified within other long-term assets include $11.2 million of fees for services rendered where payment will not be received until completion of the client engagement.

Net cash used in investing activities during the year ended December 31, 2005 increased $51.2 million as compared to the same period in 2004. This is primarily due to:

•	the $27.4 million of net cash used to acquire Cambio, which represents the total cash paid for the acquisition of $30.6 million net of $3.2 million of cash received,

•	the $19.6 million we used to fund the Ringtail acquisition, an increase in capital expenditures of $5.9 million to support our growing organization, offset by

•	the $5.5 million we received as payment in full from a note receivable due from the purchasers of one of our former subsidiaries.

Capital expenditures increased from $11.9 million during 2004 to $17.8 million during 2005. Capital expenditures increased by a total of $5.9 million, including a $2.0 million increase due to purchases of computer equipment acquired to directly support client engagements and a $3.9 million increase in spending to relocate and expand our computer data center to support our growing organization and technology business, to modify and expand our office facilities and to acquire additional furniture and information technology equipment.

During the year ended December 31, 2004, our financing activities consisted principally of $16.3 million of principal payments on our term loans. During the year ended December 31, 2005, our financing activities consisted of $350.0 million of gross proceeds from our 2005 Notes offerings and additional term loan borrowings of $50.0 million offset by $155.0 million used to fully repay our term loans and $13.1 million used to pay debt financing costs.

Capital Resources

Our amended and restated senior secured credit facility will provide for a $150.0 million revolving line of credit. The maturity date of the revolving line of credit is September 30, 2011. We may choose to repay outstanding borrowings under the amended and restated senior secured credit facility at any time before maturity without penalty. Debt under the amended and restated senior secured credit facility will bear interest at an annual rate equal to the Eurodollar rate plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin. Under the amended and restated senior secured credit facility, the lenders have a security interest in substantially all of our assets.

Our amended and restated senior secured credit facility and the Indenture governing the Notes offered hereby will contain and the indentures governing our 2005 Notes contain covenants which limit our ability to incur additional indebtedness; create liens; pay dividends on, make distributions or repurchases of our capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the consulting business. The amended and restated senior secured credit facility will require compliance with financial ratios, including total indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA; EBITDA to specified charges and the maintenance of a minimum net worth, each as defined under the amended and restated senior secured credit facility. At June 30, 2006, we were in compliance with all covenants as stipulated in the senior secured credit facility and the indenture governing our 2005 Notes.

As of June 30, 2006, on a pro forma basis after giving effect to the Transactions, our capital resources included $79.6 million of cash and cash equivalents and a $150.0 million of borrowing capacity under the new revolving line of credit. In connection with the Transactions, we will borrow $40.0 million under our new revolving line of credit on the closing date. The availability of borrowings under our new revolving line of credit is subject to specified borrowing conditions. We use letters of credit primarily as security deposits for our office facilities. Letters of credit reduce the availability under our new revolving line of credit. As of June 30, 2006, on a pro forma basis after giving effect to the Transactions, we had $8.6 million of outstanding letters of credit, which would reduce the available borrowings under our new revolving line of credit to $101.4 million.

Future Capital Needs

We anticipate that our future capital needs will principally consist of funds required for:

•	operating and general corporate expenses relating to the operation of our business;

•	capital expenditures, primarily for information technology equipment, office furniture and leasehold improvements;

•	debt service requirements;

•	funds required to compensate designated senior managing directors under our new incentive compensation program;

•	discretionary funding of our share repurchase program;

•	potential earnout obligations related to our acquisitions, including the acquisition of FD; and

•	potential acquisitions of businesses that would allow us to diversify or expand our service offerings.

We anticipate capital expenditures will be about $20.0 million to $24.0 million to support our organization during 2006, including direct support for specific client engagements. Our estimate takes into consideration the needs of our existing business as well as the needs of our recently completed acquisitions of Compass and International Risk, but does not include the impact of the Acquisition or any further purchases that we may be required to make as a result of any future acquisitions or specific client engagements that are not currently contemplated. We do not anticipate that the Acquisition will have a material impact on our capital expenditures for the remainder of 2006. Our capital expenditure requirements may change if our staffing levels or technology needs change significantly from what we currently anticipate, if we are required to purchase additional equipment specifically to support a client engagement or if we pursue and complete additional business combinations.

Off-Balance Sheet Arrangements

On July 28, 2005, we entered into an accelerated share repurchase transaction for 2.3 million shares of our common stock as part of our publicly announced share repurchase program. To implement this transaction, we simultaneously entered into a forward contract with an investment bank that was indexed to and potentially settled in our own common stock. The forward contract was a derivative instrument which was classified as equity and therefore considered to be an off-balance sheet arrangement. In February 2006, we made a cash payment of $6.8 million to settle this contract.

We have no other off-balance sheet arrangements other than operating leases and we have not entered into any transactions involving unconsolidated subsidiaries or special purpose entities.

Future Contractual Obligations

The following table sets forth our estimates as to the amounts and timing of contractual payments for our most significant contractual obligations and commitments as of June 30, 2006. The information in the table reflects future unconditional payments and is based on the terms of the relevant agreements, appropriate classification of items under generally accepted accounting principles currently in effect and certain assumptions such as interest rates. Future events could cause actual payments to differ from these amounts.

Future contractual obligations related to our long-term debt assume that payments will be made based on the current payment schedule set forth in our senior secured credit facility and excludes any additional revolving line of credit borrowings prior to the November 28, 2008 maturity date.

The interest obligation on our long-term debt assumes that our 2005 Notes will bear interest at their stated rates. We enter into derivative contracts, mainly to protect against adverse interest rate movements on the value of our long-term debt, under which we are required to either pay cash to or receive cash from counterparties depending on changes in interest rates. These derivative contracts consist of interest rate swap agreements with notional amounts totaling $60.0 million. Derivative contracts are carried at fair value on our consolidated balance sheet. Because the derivative contracts recorded on our consolidated balance sheet at June 30, 2006 do not represent the amounts that may ultimately be paid under these contracts, they are excluded from the following table. However, our total interest expense will be impacted by net cash flows under these derivative contracts. Further discussion of our derivative instruments is included in note 6 to our consolidated financial statements.

Future contractual obligations related to our operating leases are net of contractual sublease receipts. The payment amounts for capital lease obligations include amounts due for interest.

Contractual Obligations	Total	2006	2007	2008	2009	2010	2011	Thereafter
	(in thousands)
Long-term debt	$350,196	$8	$18	$19	$19	$20	$20	$350,092
Interest on long-term debt	143,332	10,439	20,879	20,878	20,878	20,877	20,877	28,504
Operating leases	159,604	6,991	13,679	14,419	14,579	14,251	13,714	81,971
Capital leases	57	57	—	—	—	—	—	—

Total obligations	$653,189	$17,495	$34,576	$35,316	$35,476	$35,148	$34,611	$460,567

The following table sets forth our estimates as to the amounts and timing of contractual payments as of June 30, 2006, on a pro forma basis after giving effect to the Transactions. The table excludes any revolving credit borrowings or any revolving credit repayments under the amended and restated senior secured credit facility prior to the September 30, 2011 maturity date.

Pro Forma Contractual Obligations	Total	2006	2007	2008	2009	2010	2011	Thereafter
	(in thousands)
Notes offered hereby(1)	$215,000	$—	$—	$—	$—	$—	$—	$215,000
Amended and restated senior secured credit facility(1)	40,000	—	—	—	—	—	40,000	—
Notes issued in connection with the Acquisition(1)(2)	15,000	—	7,500	7,500	—	—	—	—
7 5/8% senior notes	200,000	—	—	—	—	—	—	200,000
3 3/4% convertible notes(3)	150,000	—	—	—	—	—	—	150,000
Other long-term debt	196	8	18	19	19	20	20	92
Interest on long-term debt(1)	330,457	20,667	41,181	40,872	40,718	40,717	39,397	106,905
Operating leases	163,496	7,055	13,811	14,551	14,711	14,383	13,846	85,139
Capital leases	57	57	—	—	—	—	—	—

Total obligations	$1,114,206	$27,787	$62,510	$62,942	$55,448	$55,120	$93,263	$757,136

(1)	Pro forma interest expense was calculated using an assumed interest rate for the $215.0 million of Notes offered hereby, an assumed rate of 6.6% for the $40.0 million of borrowings under our amended and restated senior secured credit facility and an assumed rate of 4.1% on $15.0 million of loan notes that may be issued to FD shareholders. A change of 0.25% in the assumed interest rate on the Notes would result in a $0.5 million change in annual interest expense. A change of 0.25% in the interest rate on the borrowings under the amended and restated senior secured credit facility would result in a $0.1 million change in annual interest expense. A change of 0.25% in the interest rate on the loan notes issued to FD shareholders would result in a $0.04 million change in annual interest expense.
(2)	Reflects the issuance of $15.0 million of loan notes to FD shareholders in connection with the Acquisition. This is the maximum amount of loan notes we may issue to finance the Acquisition. In the event that certain FD shareholders elect to receive consideration in cash instead of loan notes, then our cash will be reduced proportionately. We believe that substantially all of the FD shareholders eligible to receive loan notes will elect to do so.
(3)	The 2005 Convertible Notes are convertible prior to their stated maturity upon the occurrence of certain events beyond our control. Upon conversion, the principal is payable in cash.

Future Outlook

We believe that our anticipated operating cash flows and our total liquidity, consisting of our cash on hand and $110.0 million of availability under our revolving line of credit, subject to $8.6 million of outstanding letters of credit, on a pro forma basis after giving effect to the Transactions, are sufficient to fund our capital and liquidity needs for at least the next twelve months. In making this assessment, we have considered:

•	our $79.6 million of cash and cash equivalents at June 30, 2006, on a pro forma basis after giving effect to the Transactions;

•	funds required for debt service payments, including interest payments on our long-term debt;

•	estimated funds required for capital expenditures during 2006 of about $20.0 million to $24.0 million;

•	estimated funds required to satisfy earnout obligations in relation to our acquisitions, including the acquisition of FD;

•	funds required to compensate designated senior managing directors by issuing unsecured forgivable employee loans, which could exceed $50.0 million through 2007;

•	the discretionary funding of our share repurchase program; and

•	other known future contractual obligations.

For the last several years our cash flows from operations have exceeded our cash needs for capital expenditures and debt service requirements. We believe that our cash flows from operations, supplemented by short-term borrowings under our revolving line of credit, as necessary, will provide adequate cash to fund our long-term cash needs from normal operations.

Our conclusion that we will be able to fund our cash requirements by using existing capital resources and cash generated from operations does not take into account the impact of any acquisition transactions, not currently contemplated, or any unexpected changes in significant numbers of employees. The anticipated cash needs of our business could change significantly if we pursue and complete additional business acquisitions, if our business plans change, if economic conditions change from those currently prevailing or from those now anticipated, or if other unexpected circumstances arise that may have a material effect on the cash flow or profitability of our business. Any of these events or circumstances, including any new business opportunities, could involve significant additional funding needs in excess of the identified currently available sources and could require us to raise additional debt or equity funding to meet those needs. Our ability to raise additional capital, if necessary, is subject to a variety of factors that we cannot predict with certainty, including:

•	our future profitability;

•	the quality of our accounts receivable;

•	our relative levels of debt and equity;

•	the volatility and overall condition of the capital markets; and

•	the market prices of our securities.

Any new debt funding, if available, may be on terms less favorable to us than our amended and restated senior secured credit facility or the indentures that govern our 2005 Notes.

Quantitative and Qualitative Disclosures about Market Risk

We primarily use senior notes, convertible notes and bank credit facilities to finance our obligations. We are exposed to market risk from changes in interest rates and equity prices. Our primary interest rate risk results from changes in the London Interbank Offered Rate, or LIBOR, U.S. Prime and Eurodollar rates, which are used to determine the interest rates applicable to our borrowings. Interest rate changes expose our fixed rate long-term borrowings to changes in fair value and expose our variable rate long-term borrowings to changes in future cash flows. From time to time, we use derivative instruments primarily consisting of interest rate swap agreements to manage this interest rate exposure by achieving a desired proportion of fixed rate versus variable rate borrowings. All of our derivative transactions are entered into for non-trading purposes.

The table below summarizes our market risks from changes in interest rates as of June 30, 2006 and December 31, 2005. Since our financial instruments expose us to interest rate risks, these instruments are presented within each market risk category. The table presents principal cash flows and related weighted average interest rates by year of maturity for our 2005 Notes and our other notes. The table excludes the potential exercise of the relevant redemption or conversion features. For interest rate swap agreements, the table presents notional amounts and related interest rates by year of maturity. The fair values included in this section have been determined based on quoted market prices for our 2005 Notes and estimates from bankers to settle interest rate swap agreements.

	Year of Maturity							December 31, 2005		June 30, 2006
	2006	2007	2008	2009	2010	2011	Thereafter	Total	Fair Value	Total	Fair Value
	(dollars in thousands)
Interest Rate Sensitivity:
Long-term debt
Fixed rate	$8	$18	$19	$19	$20	$20	$350,092	$350,000	$372,975	$350,000	$368,960
Average interest rate	2%	2%	2%	2%	2%	2%	6%	6%		6%
Interest rate swaps
Fixed to variable	$—	$—	$—	$—	$—	$—	$60,000	$60,000	$(1,569)	$60,000	$(3,721)
Average pay rate							8%	7%		8%
Average receive rate							8%	8%		8%

BUSINESS

FTI Consulting, Inc. is a leading provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms. Our experienced teams of professionals, many of whom are widely recognized as experts in their respective fields, provide high-caliber consulting services to a broad range of clients. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs. During 2005, we staffed large and complex assignments for our clients, which include 97 of the top 100 U.S. law firms, 9 of the 10 largest U.S. bank holding companies and 66 corporate clients in the Fortune 100.

Our professionals have experience providing testimony in many areas, including: fraud, damages, lost profits, valuation, anti-trust and anti-competition, accountant’s liability and malpractice, contract disputes, patent infringement, price fixing, purchase price disputes, solvency and insolvency, fraudulent conveyance, preferences, disclosure statements, trademark and copyright infringement and the financial impact of government regulations. We have strong capabilities in highly specialized industries, including telecommunications, healthcare, transportation, utilities, chemicals, energy, commercial and investment banking, pharmaceuticals, tobacco, retail and information technology. As of June 30, 2006, we had 1,124 revenue-generating professionals across 25 U.S. cities, as well as the U.K., Singapore, China, Japan, Hong Kong and Australia.

As of September 11, 2006, FTI received irrevocable commitments for approximately 75% of the entire issued share capital of FD, and all of the preferred finance securities of FD International 2 Limited from the holders of such securities and, through its wholly-owned subsidiary, commenced an offer to purchase the balance of the securities not irrevocably committed. FTI is offering aggregate consideration of £137.0 million ($258.9 million at an assumed exchange rate of $1.89/£1) for such holder’s shares and preferred finance securities, excluding an earnout based on future financial performance of FD up to a maximum aggregate amount of £42.5 million over a period of six years ($80.3 million at an assumed exchange rate of $1.89/£1). Based in London, we believe FD is a world leading provider of strategic business and financial communications consulting services for major international corporations, with revenues and EBITDA for the LTM Period of $105.8 million and $22.7 million, respectively.

FD has a leading position in its core service offerings and a successful track record. Distinct from other strategic communications consultancies, FD has developed a unique, integrated offering that incorporates a broad scope of services, diverse sector coverage and global reach. This allows FD to advise clients from almost every major business center in the world on strategic communications issues. In addition, FD has won numerous accolades in recent years, including the 2005 European Financial Consultancy of the Year award.

The Acquisition is consistent with our strategy as it drives growth for our business and provides substantial cross-selling opportunities. FD diversifies our business into a new consulting area where we will have a leading market share. We already have the largest restructuring practice and one of the largest economic consulting and forensic/litigation practices in the U.S. and will now also have the largest strategic communications practice in the world. As we continue to expand globally, FD’s relationships will be very significant for our other practice areas. Similarly, while successful, FD currently has a relatively narrow penetration into the U.S. corporate market which we believe will be a key area for future growth as we leverage our existing U.S. clients.

With the Acquisition of FD, we achieve an important strategic objective of further expanding internationally. FD brings approximately 450 employees in Western Europe, the U.S., Asia, the

Middle East and Russia and a roster of over 750 global clients many of which are leading bluechip companies. The Acquisition will also contribute to our cross-border execution capabilities and establish a stronger U.K. presence, in a region where, historically, our start-up expenses have been a burden to financial performance.

We believe that the Acquisition will diversify our client base, create a strong international presence, increase the experience and breadth of our management team and bring more value-added services to our clients.

For the LTM Period, on a pro forma basis, we generated revenues and Adjusted EBITDA of $733.9 million and $174.7 million, respectively. Adjusted EBITDA percentages by segment are before allocation of $37.8 million of corporate overhead expenses. The contributions by segments are shown below:

LTM Period Revenues By Segment	LTM Period Adjusted EBITDA by Segment

Segment Overview

Upon the Acquisition of FD, we will operate through five business segments, listed below.

Forensic/Litigation Consulting

We are a leading provider of forensic/litigation consulting services in the U.S. This practice provides an extensive range of services to assist clients in all phases of litigation, including pre-filing, discovery, jury selection, trial preparation, expert testimony and other trial support services. Specifically, we help clients assess complex financial transactions, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We also provide asset tracing and fraud investigation services. Our graphics services at trial and technology and electronic evidence experts assist clients in preparing for and presenting their cases in court. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data.

As of June 30, 2006, we had 340 revenue-generating professionals in our forensic/litigation consulting segment.

Corporate Finance/Restructuring Consulting

We believe we are the largest corporate finance/restructuring consulting practice in the U.S. Our corporate finance/restructuring practice provides turnaround, performance improvement, lending solutions, financial and operational restructuring, restructuring advisory, mergers and acquisitions, transaction advisory and interim management services. We analyze, recommend and implement strategic alternatives for our corporate finance/restructuring clients, offering services such as interim management in turnaround situations, rightsizing infrastructure, assessing long-term enterprise viability and business strategy consulting. We assist underperforming companies as they make decisions to improve their financial condition and operations. We lead and manage the financial aspects of in-court restructuring processes by offering services that include an assessment of the impact of a bankruptcy filing on the client’s financial condition and operations. We also assist our clients in planning for a smooth transition into and out of bankruptcy, facilitating the sale of assets and arranging debtor-in-possession financing. Through FTI Palladium Partners, we help financially distressed companies implement their plans by providing interim management teams.

As of June 30, 2006, we had 342 revenue-generating professionals in our corporate finance/restructuring practice.

Economic Consulting

We are a leading provider of economic consulting services in the U.S. and deliver sophisticated economic analysis and modeling of issues arising in mergers and acquisitions and other complex commercial and securities litigation. Our economic consultancy business segment includes the Lexecon and Compass practices, both highly respected brands in the economic consulting industry. Within our economic consulting practice, we provide our clients with analyses of complex economic issues for use in legal and regulatory proceedings, strategic decision-making and public policy debates. We are also in the business of advising on developing and implementing concrete strategies for driving revenue growth and profitability. Our statistical and economic experts help companies evaluate issues such as the economic impact of deregulation on a particular industry or the amount of commercial damages suffered by a business. We have deep industry experience in such areas as commercial and investment banking, telecommunications, energy, transportation, healthcare and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, valuations, merger effects, intellectual property disputes in antitrust cases, regulatory proceedings and valuations.

As of June 30, 2006, we had 214 revenue-generating professionals in our economic consulting segment.

Technology Practice

In January 2006, we announced the creation of a separate technology segment. This segment consists of our electronic evidence and e-discovery practice group, the complex litigation data analysis practice group, the software development group and our application services provider and documents analytics business. Our repository services offer clients a secure extranet and web-hosting service for critical information. Previously, our technology practice was operated as part of our forensic/litigation consulting segment.

As of June 30, 2006, we had 228 revenue-generating professionals in our technology segment.

Strategic Communications Consulting (currently operating as FD)

FD currently operates through four practices comprising financial communications, brand communications, public affairs and issues management, and business consulting.

The financial communications practice is involved with the event-driven capital markets. Its communications service offerings include strategic boardroom advice, financial calendar support, mergers and acquisitions transactions, investor relations, financial and business media relations, capital market intelligence, initial public offerings, debt markets, corporate restructuring, proxy solicitation, corporate governance, corporate social responsibility advice and regulatory communications.

The brand communications practice provides creative services to build consumer and business-to-business brands. Its communication service offerings include strategic marketing advice, business-to-business marketing consultancy, media relations, brand consultancy and repositioning, qualitative and quantitative research, sponsorship consultancy, thought leadership consultancy, launch and event management, strategy and event management and consumer communications.

The public affairs and issues management practice helps to shape messages to policymakers and respond to crisis situations. The services of public affairs include political intelligence, policy formation, political and media campaigns, third party and coalition mobilization, state aid, monopoly and anti-trust regulatory affairs. The services of issues management include business continuity planning, crisis communications planning, crisis handling, media relations, reputation rehabilitation and simulation exercises.

The business consulting practice has dedicated teams providing strategic advice and solving business problems by utilizing world-class research and methodologies. The consulting services offered include corporate strategy, growth strategy, cost management, mergers and acquisitions, organization, performance improvement, private equity and revenue enhancement.

FD currently has 382 revenue-generating professionals.

Industry Overview

We compete in the global consulting services industry, focusing on providing forensic/litigation, corporate finance/restructuring, economic, technology and strategic communications consulting services. There are a number of factors that drive demand for our services:

•	Increasing Need for Independent Expertise. We believe that as a result of increased public scrutiny, regulatory complexity and litigation, businesses and their creditors will increasingly engage consulting firms to provide objective and independent expertise. This is particularly true in highly complex and sophisticated areas such as restructurings, bankruptcies, economic consulting, forensic accounting and high-stakes regulatory and legal proceedings. The emerging trend toward hiring consulting firms unaffiliated with company auditors represents a fundamental shift in the demand for our services and has increased the size of our overall practices.

•	Regulatory Complexity, Public Scrutiny and Increased Litigation. We believe that heightened focus on corporate mismanagement, fraud-related investigations, ongoing regulatory activity such as SEC rulemaking, corporate governance scrutiny and increasing complexity in financial reporting requirements, including requirements under the Sarbanes-Oxley Act of 2002, drive demand for our services. In addition, we believe that increasing litigation costs require businesses to focus on better managing risks and the litigation process, particularly in large, complex, multi-jurisdiction cases and mass tort claims, which increases the demand for our technology practice services.

•	Strong Economy and Growing Merger and Acquisition Activity. We believe that the overall strength of the economy and the growth in merger and acquisition activity are important drivers for our economic consulting services. We also believe there is more complex litigation and regulatory activity during strong economic conditions. During periods of increased merger and acquisition activity, we have experienced increased use of our economic consulting services driven by growing areas such as antitrust regulation, intellectual property disputes and breaches of contract.

•	Trends in Corporate Debt and Debt Default Rates. We believe that corporate debt levels and related default rates are important indicators of the potential need for restructuring, turnaround, bankruptcy and related consulting services. According to Thomson Financial, both U.S. and international companies have continued to rely on debt to finance acquisitions, growth initiatives and working capital requirements, as evidenced by the fact that there were more issuances of U.S. and global long-term debt in 2005 than 2004. Demand for our services is currently strong in sectors such as automotive, airline and retail, all of which rely on corporate debt and continue to exhibit sector weakness.

•	Importance of Corporate Communications and Increasingly Complicated Market Environment. Corporate communications has become a key strategic issue demanding the attention of C-suite and boards of directors, as reputational risk becomes a rising concern on the corporate boardroom’s risk management agenda. There is an increasingly complicated market environment for large corporations, which requires an integrated and consultative approach covering several different aspects of business communications.

•	Growth of Multinational Firms and Increase in Growth Companies from Developing World. Multinational firms are seeking to establish global branding, investor relations and communications strategies. Furthermore, increasing numbers of growth companies from the developing world are requiring access to developed markets’ capital base, with best practice communications advice being a key component in achieving this objective.

Our Competitive Strengths

We compete primarily on the basis of institutional and individual reputations, ability to immediately staff a significant engagement, performance record, quality of work, range of services provided and existing client relationships. We attribute our success and distinction to a combination of long-standing advantages, including:

•

Premium Brand Names with Leading Market Positions.    We believe that we are one of the most recognized brand names in the corporate finance/restructuring and economic consulting services industries, and after the acquisition of FD, in the strategic communications services industry. In addition, we believe we have leading market positions in our forensic/litigation consulting and technology segments based on revenues for those segments. The strength of our brand names and market positions are enhanced by the reputation of our well-recognized consultants, many of whom are leading members of their respective fields. We have benefited from our strategy of acquiring the leading practitioners in each practice, as well as including, in select cases, the continued use of their brand names, either independently or coupled with the FTI brand, such as Lexecon, Ringtail, Cambio and Compass, and after the Acquisition, FD.

•	Diversified Revenue Sources. We have created a balanced portfolio of services organized into five practice segments: forensic/litigation, corporate finance/restructuring, economic, technology and strategic communications consulting. We began to separately manage our technology segment in 2006 and our strategic communications consulting segment will be created with the Acquisition of FD. Our strategy is to continue to maintain such diversification. We believe that our broad service offerings and diversity of our revenues insulate us from fluctuations in market conditions in any one of our practices. Also, our strategy is to expand globally, and with the acquisition of FD, for the LTM Period, on a pro forma basis, we generated approximately 10.1% of revenues outside the U.S.

•	Diversified Portfolio of Elite Clients. We provide services for a diverse group of clients, many of whom are blue chip corporations, financial institutions, law firms and private equity firms. In 2005, we performed work for approximately 1,200 clients on about 3,200 matters across multiple industries, including:

•	approximately 510 law firms, 97 of which were ranked among the top 100 U.S. law firms (based on 2004 U.S. revenues as measured by The American Lawyer magazine);

•	9 of the 10 largest bank holding companies (based on total assets as of September 30, 2005 as reported by the Federal Reserve System);

•	66 corporate clients that were among the Fortune 100 in 2005; and

•	a broad range of federal, state and local government agencies.

In 2005, our top 10 clients accounted for 23% of our total revenues, with no single client accounting for more than 5% of our total revenues. Among these top 10 clients were five nationally recognized law firms, each of whom represented multiple clients and matters.

FD’s premier list of over 750 clients has been established through over 20 years of service. These clients are diversified in size, geography, and industry, and include Air Liquide, AON, Coca-Cola, Credit Suisse, Dell, Delta Airlines, Diageo, Disney, Ford, Fortis, General Electric, General Motors, Heineken, Hewlett Packard, MasterCard, McDonald’s, Merrill Lynch, Nestle, Novartis, PricewaterhouseCoopers, Sainsbury’s, SAP, Shell, Sprint, Vodafone, Wyeth, and Xerox. FD’s top ten customers accounted for less than 10% of total revenues in 2005 and no single customer represented more than 1% of total revenues.

•	High Level of Repeat and Referral Business and Attractive, Highly Recurring Financial Model. We derive a substantial portion of our revenues from repeat clients or referrals. In 2005, approximately 80% of our revenues were derived from repeat or referral business. Many of our client relationships are long-standing and include multiple contact points within each organization, increasing the depth and continuity of these relationships. We cultivate our critical relationships with financial institutions and law firms, which have served as entry points into significant, high-profile and reputation enhancing engagements.

In addition, FD has a compelling financial model, which is a recurring, retainer based engagement structure that accounts for over 80% of FD’s total annual revenues. FD typically bills its clients on a project-based billing system that reflects the value added by FD rather than the industry standard of lower value time and materials billing basis.

•	Strong Cash Flow. For the LTM period, on a Pro forma basis, we generated revenues of $733.9 million and Adjusted EBITDA of $174.7 million. Our business model has several characteristics that produce strong cash flows including high margins, low capital expenditures and low working capital requirements. Our consistently strong cash flow supports our acquisition and growth strategies and our ability to service our indebtedness.

Our Business Strategy

The following are key elements of our business strategy:

•	Attract and Retain Highly Qualified Professionals. Our professionals are crucial to delivering our services to clients and generating new business. With FD we will have assembled a staff of 1,506 revenue-generating professionals, many of whom have established and widely recognized names in their respective practice areas. Through our substantial staff of highly qualified professionals, we can handle a number of large, complex assignments simultaneously. To attract and retain highly qualified senior managing directors and managing directors, we offer significant compensation opportunities, including sign-on bonuses, primarily in the form of forgivable loans, incentive bonuses and equity compensation, along with a competitive benefits package and the chance to work on challenging engagements. We have employment arrangements with substantially all of our senior managing directors that include non-competition and non-solicitation clauses. FD has employment agreements with substantially all of its managing directors.

•	Optimize Utilization and Billing Rates of FTI Professionals. We carefully monitor our utilization rates on a weekly, monthly and annual basis and have maintained average annual utilization rates between 77% and 83% over each of the last three years (based on approximately 2,032 available hours per year). Our goal is to manage growth to maintain utilization rates among all of our professionals rather than intermittently expanding our staff in anticipation of short-term demand. We strive to attain utilization rates that allow us to maintain our profitability, make us less vulnerable to fluctuations in our workload and minimize seasonal factors affecting utilization. In addition, the nature of our services allows us to bill premium rates for the services of our revenue-generating professionals, which enhances our profitability.

•	Leverage Our Relationships and Expertise. We work hard to maintain our existing client relationships and develop new ones. We believe that the strength of our existing client relationships and the quality of our reputation across our industry, coupled with our recognized industry expertise, successful track record and size, are the most critical elements in a decision to retain us. We receive a significant amount of repeat business and referrals from our clients. We strive to build client relationships on a company-wide basis and encourage cross-selling among our practices. By successfully leveraging our reputation, experience and broad client base, we expect to continue to obtain engagements from both existing and new clients.

•	Expand the Breadth of Our Services and Geographic Presence. We strive to offer our clients comprehensive solutions to their most complex problems, wherever they are in the world. Increasingly, our clients demand expertise across multiple markets and continents. To meet this demand, we provide our clients with a complete suite of services across all three practices. As we continue to grow, we plan to broaden our industry expertise and expand our electronic evidence and electronic repository services. With the addition of FD, we are positioned to further explore opportunities to increase our European, Asian and other international presence to better serve our clients and to capitalize on what we believe are favorable market conditions.

In the near term, FD is planning to extend its operations into key business centers in South Africa, and several markets in the Middle East. FD seeks to take advantage of the opportunities provided by the growth of these economies, and address sources where growth is anticipated. In the long term, FD’s established global platform is uniquely positioned to capitalize on the expanding emerging market opportunities arising as financial markets become increasingly regulated and more robust control mechanisms are put in place in the developing world.

•	Selectively Acquire Companies and Integrate Our New Professionals and Capabilities. We follow a disciplined approach to executing and integrating acquisitions, targeting those that complement our business strategy or operate in an attractive specialized niche. Since June of 1998, we have completed eleven acquisitions that have greatly enhanced our practices. We intend to continue to selectively pursue strategic acquisitions. We seek to integrate acquisitions in a way that fosters organic growth and provides synergies or cross-practice growth opportunities. We also structure our acquisitions to ensure that key individuals from the acquired company are retained and integrated after the transaction is executed.

Our Services

Forensic/Litigation Consulting.    Our forensic accounting specialists work with companies faced with fraud, financial disclosure and accounting investigations, misstatements and malpractice issues. As perpetrators of fraud become more ingenious, the expertise required to unravel their schemes increases. We have a team of forensic accountants, certified fraud examiners and computer technicians who are experts in discovering and analyzing the most sophisticated ways to circumvent internal financial controls. We routinely assess complex financial transactions and reconstruct events from incomplete and/or corrupt data, uncover vital evidence, identify potential claims and assist in the pursuit of financial recoveries and settlements. We utilize sophisticated software tools to analyze and uncover important information from the computer systems used in the frauds. With our advanced search techniques and innovative methods, we are able to uncover valuable information that was considered lost, deleted or hidden. The acquisition of the U.S. dispute advisory business of KPMG LLP in 2003 greatly expanded our ability to provide those services.

We develop and deliver creative solutions to litigation problems. As an innovator in digital graphic presentations, we have been one of the leaders in providing high-quality, cost-effective methods to prepare for and try cases. Our trial technology professionals have supported clients in the courtroom in some of the largest and most complex civil trials. Through the use of proprietary information technology, we have demonstrated our ability to help control litigation costs, expedite the trial process and provide our clients with the ability to readily organize and access case-related data. We prepare and enhance presentations and expert testimony on complex subjects, such as toxic torts, financial disputes and intellectual property resolutions. We have responded to the increasing demand for document management in cases involving thousands or even millions of pages of depositions, testimony and exhibits by developing document management and exhibit and trial preparation solutions that enable our clients to better focus on preparing for and trying cases. Our range of services for complex litigation matters include visual communication consulting services; graphic exhibit design and production; customized database development and distribution; video deposition capture and transcript linking; management of designated trial exhibits; courtroom survey, design and configuration; on-site technical trial support; trial-specific hardware procurement and tracking; and secure extranet storage and distribution of data, documents, transcripts, videos and exhibits. We have developed a number of technology-based tools to assist our clients in managing complex litigation. TrialMax®, our comprehensive trial preparation software, enables a litigation team to easily store, annotate and display documents, computer graphics, video clips and digitized depositions in the courtroom. We employ an automated tool for handling trial data regardless of information source or data type.

We provide services relating to securities, regulatory and Sarbanes-Oxley investigations, and dispute advisory services. The acquisition of the Ten Eyck business in 2003 has greatly expanded our ability to provide those services.

Our experienced intellectual property professionals provide valuation, damage analysis and expert testimony services. They provide those services to a range of industries, including oil and gas, technology and consumer products. They perform financial analyses of intellectual property in licensing and royalty disputes, antitrust claims and other types of disputes. Our professionals employ industry research, statistical analysis, regression techniques, portfolio analysis and sophisticated financial modeling to support defensible, credible valuation and damage conclusions. In August 2005, several professionals joined us to initiate our San Francisco intellectual property practice within the forensic/litigation practice, which involved the acquisition of associated practice assets from their former firm.

Our dispute settlement services help our clients mitigate the cost of, or avoid, litigation by evaluating claims and risks. These professionals coordinate business expertise with legal and technical analysis to develop cost-effective settlement strategies and implement mutually beneficial business resolutions.

We also provide asset tracing investigative services. We analyze corporate and personal records and electronic information, conduct interviews and evaluate related financial information to trace the flow of funds and locate assets that may have been misappropriated due to illegal or fraudulent activity. We use sophisticated software tools, advanced data mining and search techniques as well as databases to conduct asset searches for companies, government agencies and individuals. We have provided investigative services in diverse cases involving misdirected or stolen assets, embezzlements and bank, healthcare, insurance, energy, telecommunications and bankruptcy frauds.

Corporate Finance/Restructuring Consulting.    Our corporate finance/restructuring consulting practice has regularly advised companies and creditors in some of the largest, most complex bankruptcy proceedings and out-of-court restructurings in the U.S. A number of factors affect demand for this practice’s services. These include:

•	the level of lending activity and over-leveraging of companies;

•	over-expansion by various businesses;

•	increases in merger and acquisition activity;

•	management problems; and

•	the general economy in the U.S. and abroad.

When we represent companies, we work with our client’s management. We assess the client’s financial condition and viability to structure and implement a business rehabilitation plan to manage the client’s cash flow to at least a break-even point. We help clients to identify any non-essential assets or business units that could be sold to generate cash for the client. We assist clients as they negotiate with their lenders to restructure their debt. If an out-of-court workout appears unlikely, we assess the impact of a bankruptcy filing on the client’s financial condition and operating performance and seek debtor-in-possession financing on the client’s behalf. If the client voluntarily files for bankruptcy or is involuntarily forced into bankruptcy, we have the expertise to manage the entire bankruptcy process, including structuring, negotiating with creditors and implementing the plan of reorganization. We also provide expert testimony in bankruptcy and restructuring proceedings on such issues as business unit valuation and economic loss. When we represent creditors, we seek to maximize amounts owed to them by the debtor, whether in an out-of-court workout or bankruptcy. In a workout engagement, we evaluate and monitor the quality and value of the collateral and any other assets available to the creditor, analyze the debtor’s business plan and underlying cash flow projections and assess the adequacy of the debtor’s financial reporting systems. Based on our analysis, we assess the debtor’s viability and develop and evaluate restructuring plans. If we conclude that an out-of-court workout is not feasible, we assist the creditors in deciding whether to provide debtor-in-possession financing, in working through the bankruptcy process, and in structuring and evaluating various reorganization plan alternatives. Demand for our corporate finance/restructuring services declined in 2004 as compared to 2003, primarily as a result of general economic conditions, including the strengthening of the economy, the availability of credit, low interest rates, fewer mergers and acquisitions and fewer large bankruptcy proceedings. We have been able to offset a portion of the effects of that decline by increasing our middle market bankruptcy, restructuring and workout engagements.

To better meet the needs of companies suffering a financial or operating crisis, we also offer interim management services. Interim management professionals are able to assume interim senior management roles at companies in crisis. We can deploy our professionals to function as a chief executive officer, chief operating officer, chief financial officer or chief restructuring officer. We reevaluate business strategy and financial forecasts and implement plans to meet financial and operating challenges for our clients. Our creative approaches and innovative solutions can create short-term liquidity to stabilize the business and afford the distressed company time to explore its options. We are keenly aware of the sensitive nature of these arrangements and the need to build consensus around a realistic restructuring plan.

We have extensive experience in crisis management, negotiations of complex mergers, acquisitions and capital restructurings, as well as the liquidation of surplus assets. We have regularly provided our corporate financing, turnaround, restructuring, bankruptcy and related consulting services to the largest banks in the United States, including Bank of America, N.A., Wachovia Bank, N.A. and JP Morgan Chase Bank. We have been involved in many of the largest bankruptcy proceedings and out-of-court restructurings in the United States. In January and February 2004, we experienced the unanticipated departure of about 60 professionals in our corporate finance/restructuring practice. We continue to employ and have hired additional professionals who have expertise in providing the same type and level of services.

Our mergers and acquisitions advisory specialists, through FTI Capital Advisors, a registered broker-dealer and NASD member, assist primarily middle-market clients in negotiating and structuring business combinations, acquisitions and dispositions of assets, business units or entire businesses.

Our lender and transactional support services assist lenders and other institutional clients in performing financial due diligence for loans, acquisitions and other transactions.

Economic Consulting.    Our economic consulting practice provides sophisticated economic analysis of issues arising in merger, acquisition and other complex commercial and securities litigation, and modeling and analysis of the potential competitive effects and other financial advisory services. Our statistical and economic experts in our regulatory consulting practice use a range of tools to help companies evaluate issues such as the economic impact of deregulation on a particular industry, the amount of commercial damages suffered by a business as a result of a tort or a breach of contract or the value of a business. We also work with clients to develop business strategy and tactics on an ongoing basis to address these issues. We have deep industry experience in areas such as telecommunications, energy, transportation, healthcare and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, merger effects, intellectual property disputes in antitrust cases, regulatory proceedings, mergers, acquisitions and valuations. Our 2003 acquisition of the Lexecon business has greatly enhanced our ability to provide complex economic consulting services.

Technology Practice.    In January 2006, we announced the formation of our technology segment. The technology consulting segment consists of our electronic evidence and e-discovery practice group, the complex litigation data analysis practice group, the software development group and our application services provider and documents analytics business. The remainder of our technology business, including our trial technology group, will continue to be managed within our current forensic/litigation practice.

Our repository services include secure extranet and web-hosting services for clients that are parties to multi-district litigation. We also intend to expand our web-hosting capabilities to teleconference and other Internet-based applications. On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. We integrated Ringtail into our repository services offerings within our forensic/litigation/technology practice. Ringtail is a leading developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. Ringtail has developed a suite of integrated software modules to manage the information and workflow in complex legal cases. Specifically, Ringtail’s technologies are designed to ensure quality, reduce risk, increase productivity and improve cost effectiveness in the review, preparation and production of litigation data. In addition, Ringtail’s software has also been used in a transactional capacity to support “deal rooms” and merger and acquisition activity. Ringtail’s flagship product, Ringtail Legal 2005™, provides knowledge management and case preparation through an Intranet repository for litigation document and information management and collaboration for legal cases. We accounted for approximately 30% of Ringtail’s business in 2004. Historically, Ringtail has offered its products either through application service providers, or ASPs, or as direct client installations. The ASP model allows clients to outsource information technology and case management needs. The direct installation model allows clients to in-source Ringtail’s benefits within their existing infrastructure and accommodates particular data management or legacy requirements. The acquisition of Ringtail expanded our international presence to Melbourne, Australia. With our financial and human capital resources behind Ringtail’s application technologies, we believe the Ringtail business can serve as a platform to:

•	pursue content development in other areas already served by us, such as corporate finance/restructuring and economic consulting;

•	expand our international presence; and

•	diversify our client base.

Strategic Communications Consulting.    Our strategic communications consulting segment, currently operating as FD, is comprised of the following four practices: financial communications, brand communications, public affairs and issues management, and business consulting.

The financial communications practice is involved with the event-driven capital markets. Its communications service offerings include strategic boardroom advice, financial calendar support, mergers and acquisitions transactions, investor relations, financial and business media relations, capital market intelligence, initial public offerings, debt markets, corporate restructuring, proxy solicitation, corporate governance, corporate social responsibility advice and regulatory communications.

The brand communications practice provides creative services to build consumer and business-to-business brands. Its communication service offerings include strategic marketing advice, business-to-business marketing consultancy, media relations, brand consultancy and repositioning, qualitative and quantitative research, sponsorship consultancy, thought leadership consultancy, launch and event management, strategy and event management and consumer communications.

The public affairs and issues management practice helps to shape messages to policymakers and respond to crisis situations. The services of public affairs include political intelligence, policy formation, political and media campaigns, third party and coalition mobilization, state aid, monopoly and anti-trust regulatory affairs. The services of issues management include business continuity planning, crisis communications planning, crisis handling, media relations, reputation rehabilitation and simulation exercises.

The business consulting practice has dedicated teams providing strategic advice and solving business problems by utilizing world-class research and methodologies. The consulting services offered include corporate strategy, growth strategy, cost management, mergers and acquisitions, organization, performance improvement, private equity and revenue enhancement.

Recent Acquisitions

International Risk Limited.    On July 1, 2006, we completed our acquisition of International Risk Limited which is headquartered in Hong Kong. The total acquisition cost was about $12.0 million consisting of $9.0 million in cash and 114,618 shares of common stock valued at $3.0 million. The cash purchase price was deposited into escrow as of June 30, 2006, subject to the completion of certain closing conditions. International Risk provides comprehensive business risk solutions including investigative due diligence services, fraud and corporate investigations, business intelligence, brand protection and intellectual property strategies, political risk assessments and crisis containment services. International Risk provides services to clients in Asia, Europe and the United States.

Compass.    On January 6, 2006, we completed our acquisition of all the outstanding common stock of Competition Policy Associates, Inc., or Compass, and the related assets from the stockholders of Compass. The initial acquisition cost was about $73.9 million consisting of $48.2 million in cash and 932,599 restricted shares of common stock valued at $25.7 million. We financed the cash portion of the purchase price from cash on hand. The purchase agreement provides for (A) post-closing purchase price adjustments based on actual adjusted earnings before interest and taxes, or EBIT (as defined in the purchase agreement), of the business as of December 31, 2005 and (B) post-closing cash adjustment payments based on actual working capital (as defined in the purchase agreement) as of December 31, 2005. For each fiscal year ending between December 31, 2006 and December 31, 2013, the purchase agreement provides for

•	additional consideration based on EBIT of the business unit (as defined in the purchase agreement);

•	the set aside of a percentage of EBIT of the business unit for each fiscal year to be used as incentive compensation to employees of and consultants to the business; and

•	conditional contractual protection against a decline in the value of the shares of our common stock issued as purchase price below the issuance price of $27.61.

The selling stockholders, or sellers, of the Compass business have entered into employment or consulting agreements with us pursuant to which they have agreed to provide services for an eight year period and covenants not to compete with us or to solicit our employees for an additional two years. Certain sellers have been awarded stock options to purchase shares of our common stock. We also entered into restricted stock agreements with the sellers which provide for the escrow of all shares paid to them as acquisition purchase price. The shares of common stock placed in escrow will be available for purchase price adjustments and to secure indemnity obligations. In addition, the sellers have agreed not to sell, transfer, assign, pledge or otherwise dispose of the shares of common stock after the closing. Shares of common stock will be released from escrow and the contractual restrictions on transfer will lapse in increments over a five year period from the closing date of the acquisition, except that the restrictions will lapse immediately upon death or disability and certain other events related to employment or consulting status. In the event a seller is terminated by us for “cause” or resigns without “good reason” or “breach of contract” (as each term is defined in the employment or consulting agreement) any restrictions on the shares of our common stock then held in escrow would be extended for an additional five year period from the date of termination or resignation. Certain of the sellers also received loans from us aggregating $8.0 million. As of the closing date, such sellers executed and delivered promissory notes in our favor. The loans accrue interest payable quarterly. Outstanding principal is repayable on the tenth anniversary of the closing date, unless the seller’s repayment obligation has been accelerated due to events specified in the agreement.

Cambio.    On May 31, 2005, we acquired substantially all of the assets and assumed certain liabilities of Cambio’s business from certain of the individual owners of Cambio Partners, the direct parent of Cambio. Cambio is a leading provider of change management solutions for hospital and health systems. It provides strategic, operational and turnaround management consulting services to improve the operational efficiency and financial performance of its clients which include academic medical centers, integrated delivery systems, stand-alone community hospitals, investor-owned hospitals and special medical facilities. Cambio was founded in 1989 and is based in Nashville, Tennessee. The total acquisition cost was $42.8 million, consisting of net cash of $29.7 million, transaction costs of $0.9 million and 555,660 restricted shares of our common stock valued at $12.2 million. We financed the cash portion of the purchase price from cash on hand. Certain recipients of the shares of our common stock issued pursuant to the purchase agreement entered into agreements not to sell, transfer, assign, pledge or otherwise dispose of their shares of our common stock issued in connection with the acquisition for periods ranging from two to five years after the closing. The restrictions on any such recipient’s shares would lapse immediately upon the occurrence of specified change-of-control events. In addition, in the case of such a recipient that is employed by us, the restrictions would lapse immediately upon certain employment-related events, and, in the event that the recipient is terminated for cause or resigns without good reason, any restrictions on the shares then held by the recipient would be extended for a period ranging from four to eight years from the date of termination or resignation. We would be required, subject to specified conditions, to register these recipients’ shares of our common stock for resale on Form S-3 (or a successor form) if, on the 182nd day after the second anniversary of the closing or on the fifth anniversary of the closing, Rule 144 promulgated under the Securities Act is not available for resales of such shares. Subject to limited exceptions, we granted contractual protection against a decline in the value of our common stock from the closing date value of $22.33 to recipients of shares of our common stock issued as consideration for the acquisition. The price protection periods vary from one to four years after the closing date. The price protection will generally be further extended for any longer period during which the shares are held in escrow. We are required to make any price protection payments in cash.

Ringtail.    On February 28, 2005, we acquired substantially all of the assets and assumed certain liabilities of the Ringtail group. The total acquisition cost was $34.6 million, consisting of net cash of $19.2 million, transaction costs of $0.4 million and 784,109 restricted shares of our common stock valued at $15.0 million. The asset purchase agreement that governed the acquisition provides for an earnout over the next three years based on future performance of up to an aggregate of $7.5 million, or $2.5 million per year, consisting, in our sole discretion, of all cash, restricted shares of our common stock, or a combination of cash and stock. Based on 2005 financial results, the first $2.5 million was earned and accrued at December 31, 2005. The cash portion of the purchase price was financed from cash on hand and our senior secured credit facility. We have contractually agreed to pay additional consideration if the value of the shares issued as part of the purchase price and earnout is not at least 10% higher than their respective issuance prices on the date such shares or portion thereof first become eligible for resale under Rule 144 of the Securities Act. If the market value (as such value will be determined pursuant to the asset purchase agreement) of the stock issued as of February 28, 2005 is less than $16.5 million, and the earnout stock is up to $8.25 million, on their respective eligible resale dates, we will be obligated to pay the difference between the actual market value on such date and the protected share value, which will be paid in cash. On February 28, 2006, we were not obligated to make any price protection payments related to the initial shares of common stock issued in connection with this transaction. We have substantial experience with the Ringtail products and the employees from Ringtail who have joined us, as we use Ringtail’s software in the electronic evidence, repository services and document management services we provide to certain clients. In connection with the acquisition, Edward O’Brien and Christopher Priestley, Ringtail’s founders, joined us. Mr. O’Brien has entered into a written three-year employment agreement, and Mr. Priestley has entered into a written four-year employment agreement. The employment arrangements for the other employees range from one year to three years and may be extended. The agreements also contain non-competition and non-solicitation provisions, which in most cases have been designed to comply with Australian law.

Lexecon.    On November 28, 2003, we acquired substantially all of the assets and assumed certain liabilities of Lexecon from its parent company, Nextera. The acquisition of Lexecon has enabled us to expand the type and sophistication of the economic consulting services that we offer our clients. In connection with the acquisition, we entered into a non-competition arrangement with Nextera. During the five-year non-competition period, Nextera has agreed not to, directly or indirectly, offer or provide services of the type offered by Lexecon in the United States and Canada.

Dispute Advisory Business of KPMG.    On October 31, 2003, we acquired specified assets and assumed liabilities associated with the dispute advisory services, or DAS, business of KPMG. The DAS business complements and expands our forensic/litigation practice in the analysis and resolution of all phases of complex claims and disputes. In connection with the acquisition, we entered into a non-competition arrangement with KPMG LLP. During the four-year non-competition period, KPMG has agreed not to, directly or indirectly, offer or provide dispute advisory services of the type offered within 12 months prior to October 31, 2003, with specified exceptions, and market services using the terms “DAS” or “DAS Services” in the United States. For a period of five years following the closing date of the acquisition, KPMG also agreed not to hire as a partner, director, principal or employee or engage as an agent or contractor, certain former employees that joined us in connection with the acquisition. We agreed not to solicit for hire or hire any employee employed by KPMG in its investigative and integrity advisory services business for a period of five years following the closing date, unless such person is a former employee who has not been employed by KPMG for a period of six consecutive months.

Ten Eyck.    On October 15, 2003, we acquired substantially all of the assets and assumed certain liabilities associated with Ten Eyck. Through that acquisition we expanded our consulting services to include SEC and similar regulatory investigations, securities law litigation, SEC accounting and enforcement, fraud investigations and Sarbanes-Oxley mandated requirements. Ten Eyck complements and expands our forensic/litigation practice.

Employment Terms

Our employment arrangements with our senior managing directors range from at will employment arrangements that include restrictions on post-employment competition and solicitation of our clients and employees to long-term written employment agreements. Currently, expirations of employment agreements are concentrated in years 2008 and 2009 because of the timing of our acquisitions and our 2004 initiative to enter into written agreements with our senior professionals. In addition, there is a concentration of expirations in year 2011 and we expect there will be in 2012 because of our current initiative to renegotiate long term employment arrangements with certain senior managing directors who have been designated as participants in our SMD compensation program that is discussed below.

The employment arrangements extended to new employees in connection with acquisitions and new hires of senior professionals at the senior managing director level or higher generally provide for fixed salary, participation in incentive payment programs (which in some cases may be based on financial measures such as earnings before interest, income taxes, depreciation of property and equipment and amortization of other intangible assets, or EBITDA) and a long term equity incentive in the form of stock options or restricted stock. They also entitle the professional to participate in our benefit plans. In many cases, we extend forgivable loans to professionals, provided they are not executive officers, in lieu of paying cash signing bonuses. We believe that the loan arrangements (which require repayment in full if the employee’s employment terminates on certain events prior to his contract’s expiration date) enhance our ability to attract and retain senior professionals. As of June 30, 2006, unforgiven loans to senior managing directors and other key professionals in the principal amount of $26.1 million were outstanding and classified as assets on our balance sheet.

Our employment arrangements with professionals at the senior managing director level or higher generally provide for salary continuation benefits, accrued bonuses and other benefits beyond the termination date if the professional leaves our employ for certain reasons prior to the agreement’s expiration date. The length and amount of payments to be paid by us, following the termination or resignation of a professional who is a party to a long-term employment agreement, varies depending on whether such person resigned or was terminated with cause or good reason, resigned or was terminated without cause or good reason, died or became disabled, or was terminated as a result of a change of control. Such employment agreements contain non-competition and non-solicitation covenants, which under various circumstances, may extend beyond the expiration or termination date depending upon the reason for such termination. Under such non-competition covenants, the professional generally agrees not to offer or perform consulting services of the type performed during his employment, directly, or indirectly through another person or entity, in competition with us, within specified geographic areas, subject, in some cases, to certain exceptions. Generally, such professionals also agree not to solicit business regarding any case, matter or client upon which such professional worked on our behalf, or to solicit, hire, or influence the departure of, any of our employees, consultants or independent contractors. Under the general terms of his or her long-term employment agreement, the professionals also agree to maintain the confidentiality of our proprietary information and affirm that we are the owners of copyrights, trade marks, patents and inventions developed during the course of employment.

In 2006, we began to renegotiate new long-term employment agreements with certain key senior managing directors. In connection with those discussions, we offer certain designated senior managing directors the opportunity to participate in all or a portion of the benefits under our SMD compensation program that includes cash, in the form of an unsecured general recourse forgivable loans, and significant additional payments upon the execution and during the term of such employment agreement in the form of stock options and restricted stock awards or, alternatively, cash equivalents if we do not have adequate equity securities available under stockholder approved equity plans. The new employment agreements entered into in 2006 with senior managing directors in our corporate finance/restructuring segment who are participating in this program will expire in 2011, which means that we could face similar retention issues at the end of the terms of those agreements. In an effort to reduce this risk, we have included a renewal provision in most of the new employment agreements providing that the agreement will renew for one year from year to year beginning at the end of their initial terms unless either party provides written notice of non-renewal to the other party at least ninety (90) days prior to the date of the expiration of the initial term or any extended term. During 2007, we intend to extend the SMD compensation program to participants in other practice segments which could result in a concentration of employment agreement expirations in 2012. While we hope that we enter into new long-term employment agreements with a significant number of senior managing directors, we have not yet and there is no assurance we will do so. The aggregate principal amount of all loans made to senior managing directors through 2007 could exceed $50.0 million, of which some or all of the principal amount and accrued interest could be forgivable by us upon the passage of time, while complying with contractual requirements, or certain other events, such as death or disability or termination by us without cause or by the employee with good reason. The equity awards to such senior managing directors participating in the SMD compensation program will be significant.

Marketing and Sales

We rely primarily on referrals and our reputation to market our services to new and existing clients since most of our work is repeat work for existing clients or comes from referrals from existing clients or relationships with partners in major law firms or other professionals. Our professionals develop close working relationships with clients and often learn about new business opportunities from their frequent contacts with clients. In marketing our services, we emphasize our experience, the quality of our services and our professionals’ particular areas of expertise, as well as our ability to quickly staff new engagements. While we aggressively seek new business opportunities, we maintain high professional standards and carefully evaluate potential new client relationships and engagements before accepting them. We employ 23 full-time people in our marketing and sales divisions who assist with the marketing of our consulting services.

Clients

We have cultivated long-term relationships with many premier corporations, financial institutions, law firms and private equity firms.

In 2005, we performed work for approximately 1,200 clients on about 3,200 matters, including:

•	about 510 law firms, 97 of which were rated among the top 100 U.S. law firms (based on 2004 U.S. revenues as measured by The American Lawyer magazine);

•	9 of the 10 largest U.S. bank holding companies (based on total assets as of September 30, 2005 as reported by the Federal Reserve System);

•	66 corporate clients that were among the Fortune 100 in 2005; and

•	a broad range of federal, state and local government agencies.

In 2005, about 80% of our revenues were derived from repeat or referral business. No single client accounted for more than 5% of our 2005 revenues.

Competition

Our business is highly competitive. Our competitors range from large organizations, such as the national accounting firms and the large management consulting companies that offer a broad range of consulting services, to small firms and independent contractors that provide one specialized service. We compete primarily on the basis of institutional and individual reputations, ability to immediately staff a significant engagement, performance record, quality of work, range of services provided and existing client relationships. To a lesser extent, we also compete on price, but the critical nature of our services typically reduces price to a secondary consideration. Since our business depends in a large part on professional relationships, our business has low barriers of entry for professionals, including our professionals, wanting to start their own firms or to change employers.

Some national service providers are larger than we are and, on any given engagement, may have a competitive advantage over us with respect to one or more competitive factors. The smaller local or regional firms, while not offering the range of services we provide, often are able to provide the lowest price on a specific engagement because of their lower overhead costs and proximity to the engagement.

Patents, Licenses and Proprietary Information

We consider certain of our products and processes, including our TrialMax®comprehensive trial preparation software, proprietary and confidential. We consider the Ringtail™Casebook software that we acquired from the Ringtail group on February 28, 2005 and the other technologies and software that we acquired in connection with the Ringtail transaction to be proprietary and confidential. A newer version of that software, Ringtail Legal 2005™, has since been issued. We believe that our non-patented software and intellectual property, particularly some of our process software and intellectual property, is important to our forensic/litigation/technology practice. We rely upon non-disclosure agreements and contractual agreements and a system of internal controls, including, confidentiality and invention disclosure agreements with our employees and independent contractors, and license agreements with third parties, to protect our proprietary information. Despite these safeguards, there is a risk that competitors may obtain and use such information.

Employees

As of June 30, 2006, we had 1,498 total employees, including 1,124 revenue-generating professionals. We operate across 25 U.S. cities, Australia, China, Hong Kong, Japan, Singapore and the U.K. We also engage independent contractors to supplement our professionals on client engagements as needed. Most of our professionals have many years of experience in their field of practice, and many are well recognized for their expertise and experience. None of our employees are subject to collective bargaining contracts or represented by a union. We believe our relationship with our employees is good.

Legal Matters

From time to time in the ordinary course of business, we are subject to claims, asserted or unasserted, or named as a party to lawsuits or investigations. Litigation, in general, and intellectual property and securities litigation in particular, can be expensive and disruptive to normal business operations. Moreover, the results of legal proceedings cannot be predicted with any certainty and in the case of more complex legal proceedings such as intellectual property and securities litigation, the results are difficult to predict at all. We are not aware of any asserted or unasserted legal proceedings or claims that we believe would have a material adverse effect on our financial condition or results of our operations.

In June 2005, we filed suit against PriceWaterhouseCoopers LLP, (“PwC”), in the Supreme Court of the State of New York, seeking (1) damages, costs and attorneys fees based on PwC’s withholding of approximately $0.5 million paid to it in December 2004 in respect of an account receivable that we believe was transferred to us when we acquired PwC’s Business Recovery Services business in August 2002, and (2) indemnification and repayment to us of $362,500 and attorneys’ fees paid by us in litigation filed against us and PwC. We allege that PwC knew of the threatened litigation at the time of the acquisition but did not fully and accurately disclose the litigation to us. PwC filed a counterclaim against us for indemnification as to its settlement payment of $362,500 as well as costs, and attorneys’ fees. In the counterclaim, PwC alleges that the liability was assumed by us in the acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the ownership of our common stock as of August 31, 2006, by:

•	each person known to own beneficially more than 5% of our outstanding common stock,

•	each of our directors,

•	each of our executive officers, and

•	all of our executive officers and directors as a group.

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities with respect to which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Jack B. Dunn, IV(2)	728,663	1.79
Dennis J. Shaughnessy(3)	489,108	1.21
Dominic DiNapoli(4)	323,788	*
Theodore I. Pincus(5)	184,083	*
John A. MacColl(6)	35,000	*
David G. Bannister(7)	32,095	*
Sara K. Lacombe(8)	12,210	*
Charles Boryenace(9)	2,500	*
Curt A. H. Jeschke, Jr.(10)	1,666	*
Mark H. Berey(11)	71,500	*
Denis J. Callaghan(12)	203,378	*
Gerard E. Holthaus(13)	90,000	*
Matthew F. McHugh(14)	35,050	*
Eric Miller(15)	10,000	*
George P. Stamas(16)	173,660	*
Gary C. Wendt(17)	3,125	*
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019(18)	1,052,300	2.62
Snyder Capital Management, L.P. 350 California Street Suite 1460 San Francisco, CA 94104(19)	1,529,000	3.80

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Neuberger Berman Inc. 605 Third Avenue New York, New York 10158(20)	2,102,075	5.23
T. Rowe Price Associates, inc. 100 E. Pratt Street Baltimore, MD 21202(21)	2,176,895	5.42
FMR Corp. 82 Devonshire Street Boston, MA 02109(22)	4,073,141	10.13
Wachovia Corporation One Wachovia Center Charlotte, NC 8288-0137(23)	1,806,059	4.49
All directors and executive officers as a group (16 persons)	2,395,826	5.71

*	Less than 1%.
(1)	Unless otherwise specified, the address of these persons is c/o FTI Consulting, Inc., 500 East Pratt Street, Suite 400, Baltimore, Maryland 21202.

(2)	Includes 53,106 shares of restricted stock granted on September 23, 2004 that are subject to forfeiture until they vest, which will be in five equal annual installments beginning on the first anniversary of the date of grant, of which 42,485 remain restricted and subject to forfeiture as of August 31. Includes 487,959 shares of common stock issuable upon the exercise of options, 18,000 shares of common stock over which Mr. Dunn and his spouse share voting and investment power, and 450 shares over which Mr. Dunn and his son share voting and investment power.

(3)	Includes 152,517 shares of restricted stock granted on October 20, 2004 that are subject to forfeiture until they vest, which will be in 10 equal annual installments beginning on the first anniversary of the date of grant, of which 137,266 remain restricted and subject to forfeiture as of August 31. Includes 268,333 shares of our common stock issuable upon exercise of stock options, of which an option for 335,000 shares was awarded to Mr. Shaughnessy in his capacity as a non-employee director before he joined us as an executive officer.

(4)	Includes 125,0000 shares of restricted stock granted on November 1, 2005, which will vest and become nonforfeitable as to one-ninth on December 31, 2006 and one-ninth on each anniversary of such date thereafter such that 100% of such restricted shares will be vested and nonforfeitable on December 31, 2014 of which 111,112 remain restricted and subject to forfeiture as of August 31, 2006. Mr. DiNapoli entered into a zero cost collar arrangement on September 24, 2003, writing a covered call option and purchasing a put option at an exercise price of $27.6791 per share with respect to 27,618 restricted shares of common stock received by him in connection with FTI’s acquisition of PricewaterhouseCooper LLP’s business recovery services business. On September 6, 2006, the put option was exercised and Mr. DiNapoli received for each share subject to the option a cash amount equal to the excess of the exercise price of $27.6791 per share over the market price of $22.16 per share. On the same day, the related call option expired unexercised. Includes 134,166 shares of our common stock issuable upon exercise of stock options.

(5)	Includes 179,583 shares of our common stock issuable upon exercise of stock options.

(6)	Includes 25,000 shares of our common stock issuable upon exercise of stock options. Includes 10,000 shares of restricted stock granted on January 9, 2006, that are subject to forfeiture until they vest, which will be in three equal annual installments beginning on the first anniversary of the date of grant.

(7)	Includes 25,000 of our common stock issuable upon exercise of options.

(8)	Includes 6,667 shares of restricted stock granted on May 24, 2005 that are subject to forfeiture until they vest, which will be in three equal annual installments beginning on the first anniversary of the grant date. Includes 3,333 shares of our common stock issuable upon exercise of options.

(9)	Includes 2,500 shares of our common stock issuable upon exercise of options.

(10)	Includes 1,666 shares of our common stock issuable upon exercise of options.

(11)	Includes 25,000 shares of our common stock issuable upon exercise of stock options.

(12)	Includes 135,000 shares of our common stock issuable upon exercise of stock options.

(13)	Includes 90,000 shares of our common stock issuable upon exercise of stock options.

(14)	Includes 37,500 shares of restricted stock granted on October 26, 2005, which will vest one-twelfth each three month period beginning on the first three-month period after the date of grant, of which 28,125 remain restricted and subject to forfeiture as of August 31, 2006.

(15)	Includes 10,000 shares of restricted stock granted on June 6, 2006 that are subject to forfeiture until they vest, which will be in three equal annual installments beginning on the first anniversary of the grant date.

(16)	Includes 2,863 shares of our common stock over which Mr. Stamas and his spouse share voting and investment power and 153,750 shares of our common stock issuable upon exercise of stock options.

(17)	Includes 34,375 restricted stock units issued under our Deferred Compensation Plan for Key Employees and Non-Employee Directors, which will vest one twelfth each three month period beginning on the first three month period following the date of grant and 3,125 stock units. Upon a termination event under the plan, Mr. Wendt will receive one share of FTI common stock for each stock unit in his account.

(18)	Based on Schedule 13G/A filed on February 9, 2006. The reporting person reported sole voting and dispositive power with respect to 1,052,300 shares of common stock.

(19)	Based on Schedule 13G/A filed on February 16, 2006. The reporting person reported shared voting power with respect to 1,529,000 shares of common stock.

(20)	Based on Schedule 3G filed on February 14, 2006, the reporting person reported sole voting power with respect to 1,786,775 shares of common stock and shared dispositive power with respect to 2,102,075 shares of common stock.

(21)	Based on Schedule 13G/A filed on February 14, 2006, the reporting person reported sole voting power with respect to 603,500 shares of common stock and sole dispositive power with respect to 2,176,895 shares of common stock. These securities are owed by various individual and institutional investors which T. Rowe Price Associates Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(22)	Based on Schedule 13G filed on July 10, 2006, the reporting person reported sole voting power with respect to 878,400 shares of common stock and sole dispositive power with respect to 4,073,141 shares of common stock.

(23)	Based on Schedule 13G filed on April 12, 2006, the reporting person reported sole voting power with respect to 1,796,059 shares of common stock, shared voting power with respect to 10,000 shares, sole dispositive power with respect to 1,779,776 shares of common stock and shared dispositive power with respect to 213 shares of common stock.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

General.    In connection with the Acquisition, we and certain of our subsidiaries will enter into an amended and restated credit agreement (“Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and the other lenders who are a party to that agreement, providing for the amended and restated senior secured credit facility. The Credit Agreement amends and restates the amended and restated credit agreement entered into as of November 28, 2003, as further amended, supplemented from time to time with Bank of America, as administrative agent, and Wachovia Bank, SunTrust Bank, Comerica Bank, Sovereign Bank, National City Bank, PNC Bank and U.S. Bank, as lenders, providing for the senior secured credit facility. The Credit Agreement also adjusts our financial covenants and effects certain other changes.

The amended and restated senior secured credit facility will consist of a $150.0 million senior secured revolving line of credit maturing on September 30, 2011. We intend to borrow up to $40.0 million under the amended and restated senior secured credit facility to finance the Acquisition. We will not be able to consummate this offering without amending our senior secured credit facility.

We use letters of credit primarily as security deposits for our office facilities. Letters of credit reduce the availability under our revolving line of credit. As of June 30, 2006, we had $8.6 million of outstanding letters of credit.

Our obligations under our current senior secured credit facility and our obligations under the amended and restated senior secured credit facility will be guaranteed by substantially all of our domestic subsidiaries and secured by substantially all of our and our domestic subsidiaries’ assets (including 65% of the issued and outstanding capital stock of foreign subsidiaries).

Interest rates and fees.    The borrowings under the senior secured credit facility bear interest at an annual rate equal to the Eurodollar rate plus an applicable margin or an alternative base rate defined as the higher of (1) the lender’s announced prime rate or (2) the federal funds rate plus the sum of 50 basis points and an applicable margin.

The borrowings under the amended and restated secured credit facility will bear interest on the outstanding principal amount for each interest period as follows: (A) for each Eurodollar Rate Loan at a rate per annum equal to the sum of (i) the Eurodollar Rate for such interest period plus (ii) the Applicable Rate; and (B) for each Base Rate Loan at a rate per annum equal to (i) the Base Rate plus (ii) the Applicable Rate; and (C) each Swing Line Loan at a rate per annum equal to the (i) Base Rate plus (ii) the Applicable Rate. The Eurodollar Rate will be determined by Bank of America by dividing the British Bankers Association LIBOR Rate for the day two days prior to commencement of the interest period, by one minus the Eurodollar Reserve Percentage published by the Federal Reserve Bank in effect on such day. The Base Rate means a fluctuating rate per annum equal to the higher of (i) the Federal Funds rate plus 50 bases points and an applicable margin or (ii) the rate of interest in effect for such day as the prime rate announced by Bank of America. The Applicable Rate means certain percentages established by Bank of America in the Credit Agreement.

Voluntary prepayments.    We are not subject to any penalties for early payment of debt under the senior secured credit facility and we will not be under the amended and restated senior secured credit facility.

Covenants.    The senior secured credit facility and the amended and restated senior secured credit facility will contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations on our ability to:

•	incur additional indebtedness;

•	make investments;

•	create liens;

•	pay dividends;

•	make distributions or repurchases of our capital stock;

•	consolidate, merge or sell all or substantially all of our assets;

•	guarantee obligations of other entities;

•	enter into hedging agreements;

•	modify the indentures governing the 2005 Notes;

•	enter into transactions with our affiliates;

•	engage in any business other than the consulting business;

•	fundamental change;

•	certain restricted payments; and

•	transactions with affiliates and insiders.

In addition, the senior secured credit facility requires and the amended and restated senior secured credit facility will require us to comply with certain financial ratios, each as defined in the Credit Agreement, including, among other things:

•	maintenance of a Maximum Total Leverage Ratio of 4.25x (total consolidated indebtedness to earnings before interest, taxes, depreciation and amortization, or EBITDA);

•	maintenance of a Maximum Senior Leverage Ratio of 3.25x (total senior indebtedness to EBITDA);

•	maintenance of a Maximum Fixed Charge Coverage Ratio of 1.50x (EBITDA to specified financial charges); and

•	maintenance of a Minimum Net Worth.

7 5/8% Senior Notes

General.    In August 2005, we offered $200.0 million in aggregate principal amount of our 7 5/8% senior notes due 2013, which were subsequently exchanged for registered notes effectuated pursuant to an exchange offer made on February 14, 2006. The 2005 Senior Notes are our general unsecured obligations and are guaranteed on a senior unsecured basis by substantially all of our existing and future domestic subsidiaries. The 2005 Senior Notes were issued pursuant to an indenture among us, the guarantors and Wilmington Trust Company, as trustee. Interest on the 2005 Senior Notes is payable at the rate of 7 5/8% per annum and is payable semi-annually in arrears in cash on each June 15 and December 15. The 2005 Senior Notes will mature on June 15, 2013.

Ranking.    The 2005 Senior Notes are our senior unsecured obligations and rank pari passu in right of payment with all of our existing and future senior indebtedness, including the Notes offered hereby and rank senior in right of payment to all of our existing and future subordinated indebtedness, including our 2005 Convertible Notes. The 2005 Senior Notes are effectively subordinated to our existing and future secured indebtedness to the extent of the collateral securing such indebtedness, as well as to all liabilities, including trade payables, of our subsidiaries that do not guarantee the 2005 Senior Notes.

Optional Redemption.    We have the right to redeem all or part of the 2005 Senior Notes at the redemption prices (expressed as percentages of principal amount) set forth below if redeemed during the twelve-month period beginning on June 15 of the years set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2009	103.813
2010	101.906
2011 and thereafter	100.000

We also have the right, at any time prior to June 15, 2009, to redeem on one or more occasions up to 35% of the aggregate principal amount of 2005 Senior Notes with the proceeds of certain sales of our equity securities at a redemption price of 107.625% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of 2005 Senior Notes originally remains outstanding after the occurrence of each such redemption and the redemption occurs within 90 days of the date we consummate a sale of our equity securities.

In addition, we may redeem the 2005 Senior Notes, in whole or in part, at any time prior to June 15, 2009, at a redemption price equal to 100% of the principal amount of the 2005 Senior Notes plus a “make-whole” premium, determined by reference to United States treasuries plus a spread of 50 basis points, plus accrued and unpaid interest to the date of redemption.

Repurchase at the Option of Holders.    If we experience certain types of change of control, the 2005 Senior Note indenture requires that we make an offer to all holders of the 2005 Senior Notes to repurchase their notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. In addition, if we sell certain types of assets, the 2005 Senior Notes indenture requires that, to the extent we do not apply the proceeds from the asset sale in accordance with the 2005 Senior Notes indenture, we use the net proceeds of that asset sale to make an offer to all holders of the 2005 Senior Notes to repurchase their 2005 Senior Notes, up to the amount of such net proceeds, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

Covenants.    The 2005 Senior Notes indenture includes covenants that limit our ability and the ability of our subsidiaries to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends or make other distributions in respect of our capital stock or to make other restricted payments;

•	make certain investments;

•	create certain liens;

•	allow restrictions on the ability of our subsidiaries to make distributions or transfer assets to us;

•	enter into certain transactions with affiliates;

•	sell assets;

•	enter into certain mergers and consolidations;

•	enter into new lines of business; and

•	amend the subordination provisions contained in the indenture governing the 2005 Convertible Notes.

The foregoing restrictive covenants are incurrence-based, meaning that they limit our ability to take certain actions or allow certain events to occur. The 2005 Senior Notes indenture does not contain any financial covenants, and therefore we are not required to maintain any specified financial condition.

Events of Default.    The 2005 Senior Notes indenture contains customary events of default, in some cases subject to grace periods, that could result in the acceleration of the 2005 Senior Notes prior to stated maturity if those events of default are not cured or waived. The 2005 Senior Notes indenture contains a cross-default to any acceleration of, or default in the payment of principal on, indebtedness that has an aggregate principal amount outstanding that exceeds $25.0 million. We also will have an event of default if we fail to pay certain judgments against us in an amount over $25.0 million or if we or any of our significant subsidiaries experience certain types of bankruptcy or insolvency.

Special Interest.    The 2005 Senior Notes were issued in a private placement exempt from the registration requirements of the federal securities laws. We entered into a registration rights agreement with the initial purchasers of the 2005 Senior Notes in which we agreed to register a substantially identical series of 2005 Senior Notes with the SEC and to conduct an exchange offer pursuant to which would offer to exchange the newly registered series of 2005 Senior Notes for all outstanding 2005 Senior Notes that were issued in the private placement. On January 13, 2006, the registration statement for the exchange notes was declared effective and on February 14, 2006, the outstanding 2005 Senior Notes were exchanged for the registered 2005 Senior Notes.

3 3/4% Convertible Senior Subordinated Notes

General.    Contemporaneous with the offering of our 2005 Senior Notes, we offered $150.0 million in aggregate principal amount of our 3 3/4% convertible senior subordinated notes due July 15, 2012. The 2005 Convertible Notes are general unsecured obligations of FTI and are guaranteed on a senior subordinated, unsecured basis by substantially all of FTI’s existing and future domestic subsidiaries. The 2005 Convertible Notes were issued pursuant to an indenture among FTI, the guarantors and Wilmington Trust Company, as trustee. Interest on the 2005 Convertible Notes is payable at the rate of 3 3/4% per annum and is payable semi-annually in arrears in cash on each July 15 and January 15. The 2005 Convertible Notes will mature on July 15, 2012, four years prior to the maturity of the Notes offered hereby.

Ranking.    The 2005 Convertible Notes are our senior subordinated, unsecured obligations and rank junior in right of payment to all of our existing and future senior indebtedness, including our 2005 Senior Notes, our senior secured credit facility and the Notes offered hereby. The 2005 Convertible Notes rank pari passu in right of payment with all of our future senior subordinated indebtedness, if any, and rank senior in right of payment to all of our future indebtedness that is contractually subordinated to the 2005 Convertible Notes, if any. The 2005 Convertible Notes are effectively subordinated to all liabilities, including trade payables, of those subsidiaries that do not guarantee the 2005 Convertible Notes. The subordination provisions of the 2005 Convertible Notes are customary for securities of that type, and allow the creditors with respect to any “designated senior debt,” which will include our 2005 Senior Notes, our senior secured credit facility and the Notes offered hereby, to block payments on the 2005 Convertible Notes while there is a default on that designated senior debt; provided that nonpayment defaults cannot block payments on the 2005 Convertible Notes for more than 179 days in any 365-day period.

Redemption.    We do not have the right to redeem the 2005 Convertible Notes. However, the indenture governing the 2005 Convertible Notes does not restrict our ability to repurchase or to commence a tender offer for the 2005 Convertible Notes.

Conversion.    The 2005 Convertible Notes are convertible by the holders into the consideration described below at an initial conversion rate of 31.9980 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of $31.25 per share). The 2005 Convertible Notes may be converted only under the following circumstances:

•	prior to June 15, 2012, during any conversion period if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of such conversion period is greater than 120% of the applicable conversion price on the first day of the conversion period (the “sale price condition”);

•	prior to June 15, 2012, during the five consecutive business day period following any five consecutive trading day period in which the trading price of a 2005 Convertible Note for each day of that trading period was less than 95% of the closing sale price of our common stock on such corresponding trading day as multiplied by the applicable conversion rate (the “trading price condition”);

•	at any time on or after June 15, 2012; or

•	at any time that we engage in corporate transactions such as distributing to holders of our common stock (1) certain rights or warrants that allow them to purchase our common stock at less than current market price or (2) assets, debt securities or rights or warrants that has a per share value in excess of 10% of the closing market price of our common stock.

In addition, if a fundamental change occurs, holders have the right to convert their 2005 Convertible Notes during a period beginning 15 days before and ending 15 days after the effective date of the fundamental change.

The 2005 Convertible Notes are structured for net cash settlement. Upon surrender of 2005 Convertible Notes for conversion, the holder will receive a cash payment equal to the lesser of the principal amount of the note and the “conversion value” of the note, determined by reference to the average closing sale price of our common stock over the past 20 days and the conversion rate then in effect. As a result, we expect that will be required to make substantial cash payments upon conversion of the 2005 Convertible Notes. Our senior secured credit facility permits us to pay the required cash portion of the conversion consideration for conversions upon satisfaction of the sale price condition described above or conversions at any time on or after June 15, 2012. However, our senior credit facility will only allow us to pay an aggregate of $12.5 million in cash in connection with conversions upon satisfaction of the trading price condition described above, and does not permit us to pay any cash in connection with conversions upon the occurrence of the corporate transactions described above or fundamental change described below. As a result, if holders of the 2005 Convertible Notes convert and we are not allowed to pay the required cash portion of the conversion consideration, we will be required to obtain the consent of the lenders under our senior secured credit facility or to refinance that debt. If we are unable to obtain such consent or refinance the debt, then we may default in payment of the conversion consideration, which would be an event of default under the 2005 Convertible Note indenture and could cause a default under the indenture governing the 2005 Senior Notes and Notes offered hereby.

To the extent the conversion value exceeds the principal amount of a 2005 Convertible Note, we have the right to pay the excess either in shares of our common stock or in cash. We also will pay any fractional shares issuable upon conversion in cash.

Anti-Dilution Adjustment.    The conversion rate of the 2005 Convertible Notes is subject to adjustment if we:

•	pay stock dividends in common stock;

•	issue rights or warrants to purchase our common stock at less than the current market price;

•	implement any stock splits, combinations or reclassifications;

•	distribute debt, securities or assets to our stockholders;

•	effect a spin-off of any subsidiary or business unit to our stockholders;

•	pay cash dividends;

•	pay a premium in connection with any tender or exchange offer that we make for our common stock in excess of the current market price on the day after the offer expires; or

•	pay a premium in connection with any repurchases of our common stock in excess of the current market price that, over a twelve-month period, results in the payment of aggregate consideration in excess of 10% of our market capitalization.

In addition, the conversion rate will be adjusted upon the occurrence of a fundamental change, subject to certain limitations. The indenture governing the 2005 Convertible Notes contains a “make-whole” adjustment feature designed to compensate the holders of 2005 Convertible Notes for the economic loss of option value in the event of a fundamental change that deprives them of the right to convert their 2005 Convertible Notes into our common stock. The make-whole adjustment does not apply in the event of a change of control in which we are acquired by a public company and we elect to adjust the conversion so that holders can convert their 2005 Convertible Notes into shares of common equity of person that acquired us.

Repurchase at the Option of Holders.    If we experience certain types of fundamental changes (such as our common stock no longer being traded or a change of control), the 2005 Convertible Note indenture will require, subject to certain conditions, that we make an offer to all holders of the 2005 Convertible Notes to repurchase their 2005 Convertible Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. In the event of a “public acquirer change of control,” as defined in the indenture governing the 2005 Convertible Notes, we have the right to adjust the conversion rate of the notes in lieu of permitting a repurchase. We are not be required to make the offer to purchase if, (1) following the announcement or effectiveness of the fundamental change, our common stock trades at 105% or more than the conversion price of the 2005 Convertible Notes or (2) at least 90% of the consideration paid for our common stock in the fundamental change consists of shares of publicly traded common stock of a third person.

Covenants.    The indenture governing the 2005 Convertible Notes does not contain any significant restrictive covenants or any financial covenants. The 2005 Convertible Note indenture limits our ability and the ability of our subsidiaries to enter into certain mergers and consolidations, as well as to incur additional indebtedness that is junior to any senior debt of us or our subsidiaries that is also senior to the 2005 Convertible Notes.

Events of Default.    The 2005 Convertible Notes indenture contains events of default that are customary for securities of that type that could result in the acceleration of the 2005 Convertible Notes prior to stated maturity if those events of default are not cured or waived. The 2005 Convertible Note indenture contains a cross-default to any acceleration of, or default in the payment of principal on, indebtedness that has an aggregate principal amount outstanding that exceeds $25.0 million. We also have an event of default if we fail to pay certain judgments against us in an amount over $25.0 million or if we or any of our significant subsidiaries experience certain types of bankruptcy or insolvency.

Special Interest.    The 2005 Convertible Notes were issued in a private placement exempt from the registration requirements of the federal securities laws. We entered into a registration rights agreement with the initial purchasers of the 2005 Convertible Notes in which we agreed to file a shelf registration statement to allow the holders to resell their 2005 Convertible Notes to the public. On January 13, 2006, the registration statement was declared effective by the SEC. If the shelf registration statement ceases to be available for resales for certain periods of time, we will be required to pay special interest in additional to the regular interest on the 2005 Convertible Notes. If we do not meet our registration obligations, special interest will accrue in an amount equal to 0.25% per annum of the principal amount during the first 90 days of the default, and will increase to 0.50% per annum after the 91st day that a registration default continues. In the case where the shelf registration statement ceases to be available for resales, special interest will accrue in an amount equal to 0.50% per annum of the principal amount during after certain threshold dates.